As filed with the Securities and Exchange Commission on April 23, 2018

Registration No. 333-224067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALESFORCE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	94-3320693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The Landmark @ One Market, Suite 300

San Francisco, California 94105

(415) 901-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Amy E. Weaver, Esq.

President, Legal and General Counsel

The Landmark @ One Market, Suite 300

San Francisco, California 94105

(415) 901-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Andrew J. Nussbaum, Esq. Edward J. Lee, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	Rob Horton, Esq. SVP, Corporate Development and General Counsel MuleSoft, Inc. 77 Geary Street, Suite 400 San Francisco, California 94108 (415) 229-2009	Michael Ringler, Esq. Denny Kwon, Esq. Rezwan Pavri, Esq. Wilson Sonsini Goodrich & Rosati, P.C. One Market Plaza, Spear Tower, Suite 3300 San Francisco, California 94105 (415) 947-2000

Approximate date of commencement of proposed sale of the securities to the public: April 2, 2018, the date on which the preliminary prospectus and tender offer materials are filed and sent to securityholders. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions to the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an ☐ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and the registrant is not soliciting an offer to buy these securities, in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED APRIL 23, 2018

Offer by

MALBEC ACQUISITION CORP.

a wholly owned subsidiary of

salesforce.com, inc.

to Exchange Each Outstanding Share of Class A Common Stock and Class B Common Stock of

MULESOFT, INC.

for

$36.00 in cash

and

0.0711 of a share of common stock of salesforce.com, inc.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, AT THE END OF MAY 1, 2018, UNLESS EXTENDED OR TERMINATED.

salesforce.com, inc. (which we refer to as “Salesforce”), a Delaware corporation, through its wholly owned subsidiary Malbec Acquisition Corp., a Delaware corporation (which we refer to as the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of Class A common stock of MuleSoft, Inc., a Delaware corporation (which we refer to as “MuleSoft”), par value $0.000025 per share (which we refer to as “MuleSoft Class A common stock”), and Class B common stock of MuleSoft, par value $0.000025 per share (which we refer to as “MuleSoft Class B common stock,” and together with “MuleSoft Class A common stock,” “MuleSoft common stock” and such shares of MuleSoft common stock, “MuleSoft shares”), validly tendered and not validly withdrawn in the offer:

•	$36.00 in cash; and

•	0.0711 of a share of Salesforce common stock, par value $0.001 per share (which we refer to as “Salesforce common stock” and such shares of Salesforce common stock, “Salesforce shares”), together with cash in lieu of any fractional shares of Salesforce common stock;

in each case, without interest and less any applicable withholding taxes.

We refer to the above as the “transaction consideration.”

The Offeror’s obligation to accept for exchange MuleSoft shares validly tendered (and not validly withdrawn) pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of MuleSoft shares that, upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of MuleSoft Class A common stock upon the consummation of the offer), together with MuleSoft shares then owned by Salesforce and the Offeror (if any), would represent at least a majority of the aggregate voting power of the MuleSoft shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”), as more fully described under “The Offer—Conditions of the Offer.”

The offer is being made pursuant to an Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of March 20, 2018, among Salesforce, the Offeror and MuleSoft. A copy of the merger agreement is attached to this document as Annex A.

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, MuleSoft. The offer is the first step in Salesforce’s plan to acquire all of the outstanding MuleSoft shares. If the offer is completed and as a second step in such plan, Salesforce intends to promptly consummate a merger of the Offeror with and into MuleSoft, with MuleSoft surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Salesforce to acquire all MuleSoft shares that it did not acquire in the offer. In the merger, each outstanding MuleSoft share that was not acquired by Salesforce or the Offeror (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. Upon the consummation of the merger, the MuleSoft business will be held in a wholly owned subsidiary of Salesforce, and the former MuleSoft stockholders will no longer have any direct ownership interest in the surviving corporation. If the offer is completed, such that Salesforce accordingly owns at least a majority of the aggregate voting power of MuleSoft’s outstanding common stock, the merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), and accordingly no stockholder vote will be required to complete the merger. The board of directors of MuleSoft unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Salesforce shares in connection therewith, are fair to, and in the best interests of, MuleSoft and its stockholders; determined that it is in the best interests of MuleSoft and its stockholders and declared it advisable to enter into the merger agreement; and approved the execution and delivery by MuleSoft of the merger agreement, the performance by MuleSoft of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement. The board of directors of MuleSoft has also resolved to recommend that the stockholders of MuleSoft accept the offer and tender their shares of MuleSoft common stock to the Offeror pursuant to the offer.

The Salesforce board of directors also unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger and the issuance of Salesforce shares in the offer and merger, are advisable and fair to, and in the best interests of, Salesforce and its stockholders, and approved the execution and delivery by Salesforce of the merger agreement.

Salesforce common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “CRM,” and MuleSoft Class A common stock is listed on the NYSE under the symbol “MULE.” The MuleSoft Class B common stock is not publicly traded but converts, on a one-for-one basis, into MuleSoft Class A common stock at the election of the holder. Each share of MuleSoft Class B common stock validly tendered and not validly withdrawn pursuant to the exchange offer will automatically convert into one share of MuleSoft Class A common stock upon consummation of the exchange offer.

The exchange of MuleSoft shares for Salesforce shares and cash in the offer or the merger generally will be a taxable transaction for U.S. federal income tax purposes. Holders of MuleSoft shares should read the section entitled “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of certain U.S. federal income tax consequences of the offer and the merger to holders of MuleSoft shares.

The merger will entitle MuleSoft stockholders to appraisal rights under the DGCL. To exercise appraisal rights, a MuleSoft stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Offer—Dissenters’ Rights.”

For a discussion of certain factors that MuleSoft stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 30.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Salesforce nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Salesforce or the Offeror.

Neither the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is April 23, 2018.

i

ii

This document incorporates by reference important business and financial information about Salesforce, MuleSoft and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where to Obtain More Information.”

You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Attention: Investor Relations

(415) 536-6250

In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document and the letter of transmittal or other documents incorporated by reference in this document, you may contact the information agent for this transaction. You will not be charged for any of the documents you request.

The Information Agent for the Offer is:

509 Madison Ave

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: tenderinfo@morrowsodali.com

If you would like to request documents, please do so by April 25, 2018, in order to receive them before the expiration of the offer.

Information included in this document relating to MuleSoft, including but not limited to the descriptions of MuleSoft and its business and the information under the headings “The Offer—MuleSoft’s Reasons for the Offer and the Merger; Recommendation of the MuleSoft Board of Directors,” “The Offer—Opinion of MuleSoft’s Financial Advisor” and “The Offer—Interests of Certain Persons in the Offer and the Merger,” also appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated the date of this document and filed by MuleSoft with the SEC (which we refer to as the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to holders of MuleSoft shares as of the date of this document.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Below are some of the questions that you as a holder of MuleSoft shares may have regarding the offer and the merger and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this document and the related letter of transmittal. See “Where to Obtain More Information.” As used in this document, unless otherwise indicated or the context requires, “Salesforce” or “we” refers to salesforce.com, inc. and its consolidated subsidiaries; the “Offeror” refers to Malbec Acquisition Corp., a wholly owned subsidiary of Salesforce; and “MuleSoft” refers to MuleSoft, Inc. and its consolidated subsidiaries.

Who is offering to buy my MuleSoft shares?

Salesforce, through the Offeror, its wholly owned subsidiary, is making this offer to exchange cash and Salesforce common stock for MuleSoft shares. Salesforce is a leading provider of customer relationship management, or CRM, software, and delivers its cloud-based software through the internet as a service. Salesforce introduced its first CRM solution in 2000, and it has since expanded its service offerings into new areas and industries, as well as introduced new features and platform capabilities. Salesforce’s core mission is to empower its customers to connect with their customers in entirely new ways through cloud, mobile, social, Internet of Things and artificial intelligence technologies. Salesforce delivers a comprehensive portfolio of service offerings, including sales force automation, customer service and support, marketing automation, digital commerce, community management, collaboration, industry-specific solutions and the Salesforce Platform, also referred to as the Customer Success Platform, which includes Trailhead, Einstein AI, Lightning, Internet of Things, Heroku, Analytics and the AppExchange.

On March 20, 2018, Salesforce, the Offeror and MuleSoft entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement.”

What are the classes and amounts of MuleSoft securities that Salesforce is offering to acquire?

Salesforce is seeking to acquire all issued and outstanding shares of MuleSoft Class A common stock, par value

$0.000025 per share, and MuleSoft Class B common stock, par value $0.000025 per share.

What will I receive for my MuleSoft shares?

Salesforce, through the Offeror, is offering to exchange for each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock validly tendered and not validly withdrawn in the offer:

•	$36.00 in cash (which we refer to as the “cash consideration”); and

•	0.0711 of a share of Salesforce common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Salesforce common stock (which we refer to as the “stock consideration”), in each case, without interest and less any applicable withholding taxes.

We refer to the cash consideration and the stock consideration above, collectively, as the “transaction consideration.”

If you do not tender your shares into the offer but the merger is completed (pursuant to Section 251(h) of the DGCL without a stockholder vote), you will also receive the transaction consideration in exchange for your shares of MuleSoft common stock.

What is the difference between MuleSoft Class A common stock and MuleSoft Class B common stock? Are they to be exchanged for the same consideration pursuant to the Offer? Will shares of MuleSoft Class B common stock convert into shares of MuleSoft Class A common stock in the offer?

Under MuleSoft’s amended and restated certificate of incorporation (which we refer to as the “MuleSoft charter”), each share of MuleSoft Class A common stock entitles the holder to one vote while each share of MuleSoft Class B common stock generally entitles the holder to 10 votes. Each share of MuleSoft Class B common stock is convertible at any time at the option of the holder into one share of MuleSoft Class A common stock. In addition, each share of MuleSoft Class B common stock will convert automatically into one share of MuleSoft Class A common stock upon any transfer, whether or not for value, subject to certain exceptions set forth in the MuleSoft charter (none of such exceptions being applicable to the consummation of the offer). Accordingly, shares of MuleSoft Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into MuleSoft Class A common stock upon the consummation of the offer. In addition, all outstanding shares of MuleSoft Class B common stock will automatically convert into MuleSoft Class A common stock on the earlier of (i) March 22, 2022 or (ii) when the then-outstanding shares of MuleSoft Class B common stock represent less than 15% of the total outstanding shares of MuleSoft Class A common stock and MuleSoft Class B common stock. Accordingly, if the shares of MuleSoft Class B common stock that are not tendered in the offer represent less than 15% of the aggregate number of shares of MuleSoft Class A common stock and MuleSoft Class B common stock outstanding upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) in the offer are converted into shares of MuleSoft Class A common stock upon the consummation of the offer), then all of such non-tendered shares of MuleSoft Class B common stock will automatically convert, on a one-to-one basis, into shares of MuleSoft Class A common stock at the time specified in the MuleSoft charter.

If the offer is successfully completed, holders of shares of MuleSoft Class A common stock and MuleSoft Class B common stock that validly tender (and do not validly withdraw) their shares into the offer will both receive the same transaction consideration. In the merger, each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock (other than certain dissenting, converted or cancelled shares, as described further in this document) that were not acquired by the Offeror in the offer will be converted into the right to receive the same transaction consideration.

See “The Offer – MuleSoft Class A Common Stock and MuleSoft Class B Common Stock.”

What will happen to my MuleSoft stock options?

The offer is made only for shares of MuleSoft common stock and is not made for any options to purchase shares of MuleSoft common stock (each, a “MuleSoft option”). If you hold a MuleSoft option that is vested and exercisable you may, in accordance with the terms and conditions governing such MuleSoft option, and, subject to MuleSoft’s insider trading policy and any applicable blackout period(s), exercise the MuleSoft option for shares of MuleSoft common stock and thereafter participate in the offer, subject to the terms and conditions governing the offer. Any MuleSoft options that remain outstanding as of the effective time of the merger will be treated in accordance with the merger agreement.

Pursuant to the merger agreement, at the effective time of the merger, each MuleSoft option that is outstanding and unexercised immediately prior to the effective time and held by an individual who is an employee or service provider of MuleSoft (other than a non-employee director) at the effective time will be assumed and converted into an option to purchase, on the same terms and conditions as were applicable to such MuleSoft option prior to the effective time, the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MuleSoft common stock subject to the MuleSoft option immediately prior to the effective time by the “equity award exchange ratio” (defined below), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the MuleSoft option by the equity award exchange ratio.

Pursuant to the merger agreement, at the effective time, each MuleSoft option (whether vested or unvested) that is outstanding and held by an individual who is not employed by or providing services to MuleSoft (other than a former non-employee director) at the effective time will be cancelled and converted into the right to receive a cash payment equal to (1) the number of shares subject to the MuleSoft option immediately prior to the effective time multiplied by (2) the excess of the “per share cash equivalent consideration” (defined below) over the per share exercise price applicable to the MuleSoft option, less applicable tax withholdings.

Pursuant to the merger agreement, at the effective time of the merger, each MuleSoft option that is outstanding and held by a current or former non-employee director of MuleSoft will vest and be cancelled and converted into the right to receive the transaction consideration, with the cash consideration reduced by the aggregate per share price applicable to such MuleSoft option.

As used in these questions and answers, (1) the “Salesforce trading price” means the volume weighted average closing price of Salesforce common stock as reported on the NYSE for the ten consecutive trading day period ending one trading day prior to the acceptance time, (2) the “per share cash equivalent consideration” means the sum of (a) the cash consideration plus (b) the product obtained by multiplying (i) the stock consideration by (ii) the Salesforce trading price and (3) the “equity award exchange ratio” means the quotient (rounded to four decimal places) obtained by dividing the per share cash equivalent consideration by the Salesforce trading price.

See “Merger Agreement—Treatment of MuleSoft Equity Awards.”

What will happen to my MuleSoft restricted stock units and performance share units?

The offer is made only for shares of MuleSoft common stock and is not made for any restricted stock units or performance share units relating to shares of MuleSoft common stock (which we refer to as “MuleSoft RSU awards” and “MuleSoft PSU awards”, respectively). Any MuleSoft RSU awards and MuleSoft PSU awards that remain outstanding as of the effective time of the merger will be treated in accordance with the merger agreement.

Pursuant to the merger agreement, at the effective time of the merger, each MuleSoft RSU award that is outstanding immediately prior to the effective time and each MuleSoft PSU award that is outstanding immediately prior to the effective time held by an individual who is a MuleSoft employee or service provider (other than a non-employee director) at the effective time will be assumed and converted into a restricted stock unit or performance share unit, as applicable, on the same terms and conditions as were applicable to such MuleSoft RSU award or MuleSoft PSU award prior to the effective time, relating to the number of shares of Salesforce common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MuleSoft common stock subject to the MuleSoft RSU award or MuleSoft PSU award by the equity award exchange ratio.

Pursuant to the merger agreement, at the effective time of the merger, each MuleSoft RSU that is outstanding and held by a current or former non-employee director of MuleSoft will vest and be cancelled and converted into the right to receive the transaction consideration.

See “Merger Agreement—Treatment of MuleSoft Equity Awards.”

What will happen to the MuleSoft Employee Stock Purchase Plan?

Any MuleSoft employee who is not a participant in MuleSoft’s 2017 Employee Stock Purchase Plan (the “ESPP”) as of the date of the merger agreement may not become a participant in any offering periods in effect under the ESPP as of the date of the merger agreement (the “current ESPP offering periods”). If the current ESPP offering periods terminate prior to the effective time, then the ESPP will be suspended and no new offering period will commence under the ESPP prior to the termination of the merger agreement. If any current ESPP offering period is still in effect at the effective time, then the last day of such current ESPP offering period will be accelerated to a date before the closing date as specified by the MuleSoft board of directors or its designated committee. Subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time.

See “Merger Agreement—Treatment of MuleSoft Equity Awards.”

Will I have to pay any fee or commission to exchange my shares of MuleSoft common stock?

If you are the record owner of your shares of MuleSoft common stock and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of MuleSoft common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your MuleSoft shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Salesforce making this offer?

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, MuleSoft. The offer is the first step in Salesforce’s plan to acquire all of the outstanding MuleSoft shares, and the merger is the second step in such plan.

In the offer, if a sufficient number of MuleSoft shares are tendered into the offer prior to the expiration time of the offer such that Salesforce and the Offeror will own at least a majority of the aggregate voting power of the MuleSoft shares outstanding immediately after the consummation of the offer, subject to the satisfaction or waiver of the other conditions to the offer, Salesforce and the Offeror will accept for exchange, and exchange, the shares tendered in the offer. Then, thereafter and as the second step in Salesforce’s plan to acquire all of the outstanding MuleSoft shares, Salesforce intends to promptly consummate a merger of the Offeror with and into MuleSoft, with MuleSoft surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Salesforce to acquire all remaining MuleSoft shares that it did not acquire in the offer. Upon consummation of the merger, the MuleSoft business will be held in a wholly owned subsidiary of Salesforce, and the former stockholders of MuleSoft will no longer have any direct ownership interest in the surviving corporation. If the offer is completed (such that Salesforce and the Offeror will own at least a majority of the aggregate voting power of the outstanding shares of MuleSoft common stock), the merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger.

What does the MuleSoft board of directors recommend?

The board of directors of MuleSoft unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Salesforce shares in connection therewith, are fair to, and in the best interests of, MuleSoft and its stockholders; determined that it is in the best interests of MuleSoft and its stockholders and declared it advisable to enter into the merger agreement; and approved the execution and delivery by MuleSoft of the merger agreement, the performance by MuleSoft of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement. The board of directors of MuleSoft has also resolved to recommend that the stockholders of MuleSoft accept the offer and tender their shares of MuleSoft common stock to the Offeror pursuant to the offer.

See “The Offer—MuleSoft’s Reasons for the Offer and the Merger; Recommendation of the MuleSoft Board of Directors,” for more information. A description of the reasons for this recommendation is also set forth in

MuleSoft’s Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the “Schedule 14D-9”), which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

•	Minimum Tender Condition—MuleSoft stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of MuleSoft common stock that, upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn), will convert, on a one-to-one basis, into shares of MuleSoft Class A common stock upon the consummation of the offer), together with any shares of MuleSoft common stock then owned by Salesforce and the Offeror, would represent at least a majority of the aggregate voting power of the MuleSoft shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”);

•	Regulatory Approvals—Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) having expired or been terminated;

•	Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the U.S. Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and not being the subject of any stop order or proceeding seeking a stop order;

•	No Legal Prohibition—No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the offer or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the offer, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger;

•	Listing of Salesforce Shares—The Salesforce shares to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	No MuleSoft Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of MuleSoft and its subsidiaries, taken as a whole (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”), and that is continuing as of immediately prior to the expiration of the offer;

•	Accuracy of MuleSoft’s Representations and Warranties—The representations and warranties of MuleSoft contained in the merger agreement being true and correct as of the expiration date of the offer, subject to specified materiality standards; and

•	MuleSoft’s Compliance with Covenants—MuleSoft having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement prior to the expiration of the offer.

The offer is subject to certain other conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The conditions to the offer are for the sole benefit of Salesforce and the Offeror and may be asserted by Salesforce or the Offeror regardless of the circumstances giving rise to any such condition or may be waived by Salesforce or the Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case, prior to the expiration of the offer. However, certain specified conditions (including all the conditions noted above other than the conditions related to a material adverse effect of MuleSoft, accuracy of MuleSoft’s representations and MuleSoft’s compliance with covenants) may not be waived by Salesforce or the Offeror without the consent of MuleSoft (which may be granted or withheld in its sole discretion). There is no financing condition to the offer.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in the second quarter of Salesforce’s fiscal year 2019, ending July 31, 2018, subject to the satisfaction or waiver of the conditions described in “The Offer—Conditions of the Offer” and “Merger Agreement—Conditions of the Merger.”

How long do I have to decide whether to tender my MuleSoft shares in the offer?

The offer is scheduled to expire at 11:59 p.m., New York City time, at the end of May 1, 2018, unless extended or terminated in accordance with the merger agreement. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all MuleSoft shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means 11:59 p.m., New York City time, at the end of May 1, 2018, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Under the merger agreement, unless MuleSoft consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is terminated:

•	the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•	in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and MuleSoft) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018; and

•	if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of MuleSoft must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and MuleSoft); however, in no event will the Offeror be required to extend the expiration of the offer for more than 20 business days in the aggregate for these reasons, and if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018.

If the offer would otherwise expire at any time after 11:59 p.m., New York City time, on May 8, 2018 and on or prior to May 24, 2018, the Offeror may extend the offer to expire at 11:59 p.m., New York City time, on May 24, 2018.

The Offeror is not required to extend the offer beyond September 20, 2018 (subject to the two-month extension in certain circumstances described under “Merger Agreement—Termination of the Merger Agreement”), which we refer to as the “outside date.”

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for payment, and will pay for, all MuleSoft shares validly tendered and not validly withdrawn prior to the expiration of the offer.

Any decision to extend the offer will be made public by an announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment of Offer.”

How do I tender my MuleSoft shares?

All MuleSoft shares are held in electronic book entry form.

To validly tender MuleSoft shares held of record, MuleSoft stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered MuleSoft shares to Computershare Trust Company, N.A., the depositary and exchange agent (which we refer to as the “exchange agent”) for the offer and the merger, not later than the expiration date. The letter of transmittal is enclosed with this document.

If your shares of MuleSoft Class A common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares of MuleSoft Class A common stock may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, MuleSoft stockholders should instruct such nominee to do so prior to the expiration of the offer. No shares of MuleSoft Class B common stock are held in “street name.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered MuleSoft shares only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares if your shares are held in “street name” or a properly completed and duly executed letter of transmittal if your shares are held of record, in each case, together with any other required documents.

For a complete discussion of the procedures for tendering your MuleSoft shares, see “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered MuleSoft shares?

You may withdraw your previously tendered MuleSoft shares at any time until the offer has expired and, if the Offeror has not accepted your MuleSoft shares for payment by June 1, 2018, you may withdraw them at any time on or after that date until the Offeror accepts shares for payment. If you validly withdraw your previously tendered MuleSoft shares, you will receive shares of the same class of MuleSoft common stock that you tendered. Once the Offeror accepts your tendered MuleSoft shares for payment upon or after expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your MuleSoft shares, see “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered MuleSoft shares?

To withdraw previously tendered MuleSoft shares, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares. If you tendered MuleSoft shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your MuleSoft shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such MuleSoft shares at any time at which you have the right to withdraw shares. If you validly withdraw your previously tendered MuleSoft shares, you will receive shares of the same class of MuleSoft common stock that you tendered. For a discussion of the procedures for withdrawing your MuleSoft shares, including the applicable deadlines for effecting withdrawals, see “The Offer—Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered MuleSoft shares?

The Offeror will exchange all validly tendered and not validly withdrawn MuleSoft shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.” The Offeror will deliver the consideration for your validly tendered and not validly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive your consideration for your tendered MuleSoft shares only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares (as described in “The Offer—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. Salesforce and the Offeror cannot, however, accept for exchange any MuleSoft shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived (subject to the terms and conditions of the merger agreement).

What happens if I do not tender my MuleSoft shares?

If, after consummation of the offer, Salesforce and the Offeror own a majority of the aggregate voting power of the outstanding MuleSoft shares (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of MuleSoft Class A common stock upon the consummation of the offer), Salesforce intends to promptly complete the merger after the consummation of the offer.

In addition, all outstanding shares of MuleSoft Class B common stock will automatically convert into MuleSoft Class A common stock on the earlier of (i) March 22, 2022 or (ii) when the then-outstanding shares of MuleSoft Class B common stock represent less than 15% of the total outstanding shares of MuleSoft Class A common stock and MuleSoft Class B common stock. Accordingly, if the shares of MuleSoft Class B common stock that are not tendered in the offer represent less than 15% of the aggregate number of shares of MuleSoft Class A common stock and MuleSoft Class B common stock outstanding upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) in the offer are converted into shares of MuleSoft Class A common stock upon the consummation of the offer), then all of such non-tendered shares of MuleSoft Class B common stock will automatically convert, on a one-to-one basis, into shares of MuleSoft Class A common stock at the time specified in the MuleSoft charter.

Upon consummation of the merger, each MuleSoft share that has not been tendered and accepted for exchange in the offer, other than MuleSoft shares owned by MuleSoft, Salesforce, the Offeror or any wholly owned subsidiary of Salesforce or MuleSoft and MuleSoft shares owned by any stockholders who are properly exercising their right for appraisal in compliance with the DGCL, will be converted in the merger into the right to receive the transaction consideration. See “Merger Agreement—Exchange of MuleSoft Book-Entry Shares for the Transaction Consideration.”

Does Salesforce have the financial resources to complete the offer and the merger?

Yes. The transaction consideration will consist of Salesforce shares and cash. The offer and the merger are not conditioned upon any financing arrangements or contingencies.

On April 11, 2018, Salesforce completed the public offering and issuance of $1.0 billion aggregate principal amount of 3.250% Senior Notes due 2023 (which we refer to as the “Senior Notes due 2023”) and $1.5 billion aggregate principal amount of 3.700% Senior Notes due 2028 (which we refer to as the “Senior Notes due 2028,” and together with the Senior Notes due 2023, the “Senior Notes”) in a registered public offering (which we refer to as the “Notes Offering”) pursuant to an underwriting agreement providing for the issuance and sale of the Senior Notes. Salesforce intends to use the net proceeds from the Notes Offering to partially fund the cash component of the transaction consideration in connection with the acquisition of MuleSoft, and to pay related fees and expenses. If (x) the consummation of the acquisition of MuleSoft by Salesforce or any of its subsidiaries does not occur on or before April 20, 2019 or (y) Salesforce notifies the trustee in respect of the Senior Notes that it will not pursue the consummation of the acquisition of MuleSoft, Salesforce will be required to redeem the Senior Notes due 2023 then outstanding at a redemption price equal to 101% of the principal amount of the Senior Notes due 2023 to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption (which we refer to as the “Special Mandatory Redemption”). The Senior Notes due 2028 are not subject to the Special Mandatory Redemption. In the event that the acquisition of MuleSoft by Salesforce is not consummated, Salesforce expects to use the proceeds of the Senior Notes due 2028 for general corporate purposes and the repayment of debt.

In connection with its entry into the merger agreement, Salesforce has also obtained a commitment from Bank of America, N.A. and certain other financial institutions for a 364-day senior unsecured bridge loan facility. The original commitments in respect of the bridge loan facility were $3.0 billion, but were reduced by the net cash proceeds of the Notes Offering. The availability of the bridge loan facility is conditioned on the consummation of the acquisition of MuleSoft in accordance with the terms of the merger agreement (subject to certain exceptions and qualifications) and certain other conditions. Salesforce expects to replace the remaining commitments in respect of the bridge loan facility prior to the consummation of the offer and the merger with the proceeds of the incurrence of a new unsecured term loan facility (or commitments in respect thereof).

See “The Offer—Source and Amount of Funds.”

If the offer is completed, will MuleSoft continue as a public company?

No. Salesforce is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the acceptance of MuleSoft shares in the offer. If the merger takes place, MuleSoft will no longer be publicly traded. Even if for some reason the merger does not take place, if Salesforce and the Offeror purchase all MuleSoft shares validly tendered and not validly withdrawn, there may be so few remaining stockholders and publicly held shares that MuleSoft shares will no longer be eligible to be traded through the NYSE or other securities exchanges, there may not be an active public trading market for MuleSoft shares and MuleSoft may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Will the offer be followed by a merger if all MuleSoft shares are not tendered in the offer?

Yes, unless the conditions to the merger are not satisfied or waived in accordance with the merger agreement. If the Offeror accepts for payment all MuleSoft shares validly tendered and not validly withdrawn pursuant to the offer, and the other conditions to the merger are satisfied or waived in accordance with the merger agreement, the merger will take place promptly thereafter. If the merger takes place, Salesforce will own 100% of the equity of MuleSoft, and all of the remaining MuleSoft stockholders, other than MuleSoft, Salesforce, the Offeror, or any wholly owned subsidiary of Salesforce or MuleSoft and any stockholders who are properly exercising their right for appraisal in compliance with the DGCL, will have the right to receive the transaction consideration.

Since the merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the merger in the event that the offer is consummated. Salesforce is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer. As such, Salesforce does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

Have any stockholders of MuleSoft already agreed to tender their shares in the Offer?

Yes, concurrently with the execution of the merger agreement, on March 20, 2018, (i) Ross Mason, a co-founder of MuleSoft, (ii) MuleSoft board members Greg Schott, Ann Winblad, Ravi Mhatre and Gary Little and certain of their affiliates, (iii) MuleSoft officers Simon Parmett, Rob Horton and Matthew Langdon and (iv) and NEA 15 Opportunity Fund, L.P., NEA Ventures 2013, L.P., New Enterprises Associates 14, L.P., New Enterprises 15, L.P., Lightspeed Venture Partners Select, L.P. and Lightspeed Venture Partners VII, L.P. ((i)-(iv) collectively the “supporting stockholders”) entered into two substantially similar Tender and Support Agreements, with Salesforce and the Offeror (which we refer to as the “support agreements”). Subject to the terms and conditions of the support agreements, the supporting stockholders agreed, among other things, to:

•	cause all of such supporting stockholder’s MuleSoft shares to be validly and irrevocably tendered into the offer promptly following the delivery by Salesforce or the Offeror of written notice to each supporting stockholder on the expiration date of the offer specifying that all of the conditions to the offer have been satisfied (or are reasonably expected to be satisfied as of the expiration of the offer) or, where permissible, waived by the Offeror, assuming that all MuleSoft shares to be tendered by the supporting stockholders are in fact validly tendered and not validly withdrawn in the offer; and

•	certain restrictions on encumbering or transferring such MuleSoft shares.

The support agreements terminate upon certain events, including the termination of the merger agreement in accordance with its terms.

On April 16, 2018, the restriction on certain supporting stockholders that any transfer of shares of MuleSoft common stock by such supporting stockholder would require the transferee to agree to be bound by the terms of the support agreement was waived by Salesforce with respect to approximately 2 million shares of MuleSoft common stock in the aggregate transferred to certain charitable organizations. The shares of MuleSoft common stock subject to the support agreements (assuming the transfers of MuleSoft common stock described above are made without the transferee agreeing to be bound by the terms of the support agreement) represent approximately 1% of the shares of MuleSoft Class A common stock, 95% of the shares of MuleSoft Class B common stock and 28% of the shares of MuleSoft common stock outstanding as of March 28, 2018.

Shares of MuleSoft Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into MuleSoft Class A common stock upon the consummation of the offer. If the shares of MuleSoft Class B common stock that are not tendered in the offer represent less than 15% of the aggregate number of shares of MuleSoft Class A common stock and MuleSoft Class B common stock outstanding upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) in the offer are converted into shares of MuleSoft Class A common stock upon the consummation of the offer), then in accordance with the MuleSoft charter all of such non-tendered shares of MuleSoft Class B common stock will automatically convert, on a one-to-one basis, into shares of MuleSoft Class A common stock at the time specified in the MuleSoft charter. Assuming this conversion (and assuming the transfers of MuleSoft common stock described in the preceding paragraph are made without the transferee agreeing to be bound by the terms of the support agreement), the shares of MuleSoft common stock subject to the support agreements represent approximately 28% of the voting power of all outstanding shares of MuleSoft common stock as of March 28, 2018.

For more information regarding the support agreements, see “Other Transaction Agreements—Support Agreements,” and the support agreements, which are filed as Exhibit 10.27 and Exhibit 10.28 to this document.

Do the officers and directors of MuleSoft have interests in the offer and the merger that are different from stockholders generally?

You should be aware that some of the officers and directors of MuleSoft may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a MuleSoft stockholder. These interests may include, among others, agreements that certain officers have entered into with MuleSoft that provide for the acceleration of stock options and restricted stock units in the event the officer experiences a qualifying termination of employment within 12 months following a change of control of MuleSoft, payments of severance benefits under MuleSoft’s broad-based severance plan to executive officers and certain indemnification obligations. See “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of March 28, 2018, the directors and executive officers of MuleSoft and their affiliates beneficially owned approximately 17,499,266 MuleSoft shares, representing approximately 13% of the MuleSoft shares and approximately 34% of the aggregate voting power of the MuleSoft shares, in each case outstanding as of March 28, 2018.

Concurrently with the execution of the merger agreement, on March 20, 2018, (i) MuleSoft board members Greg Schott, Ann Winblad, Ravi Mhatre and Gary Little and certain of their affiliates and (ii) MuleSoft officers Simon Parmett, Rob Horton and Matthew Langdon, entered into support agreements with Salesforce and the Offeror, solely in their capacities as stockholders of MuleSoft. For more information regarding the support agreements, see “Other Transaction Agreements—Support Agreements,” and such support agreements, which are filed as Exhibit 10.27 and Exhibit 10.28 to this document.

See also “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document.

What are the U.S. federal income tax consequences of receiving Salesforce stock and cash in exchange for my MuleSoft shares in the offer or the merger?

The receipt of the transaction consideration in exchange for shares of MuleSoft common stock pursuant to the offer or the merger generally will be a taxable transaction for U.S. federal income tax purposes. Each MuleSoft stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Tax matters can be complicated, and the tax consequences of the offer and the merger to a particular MuleSoft stockholder will depend on such stockholder’s particular facts and circumstances. MuleSoft stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of MuleSoft common stock for the transaction consideration pursuant to the offer or the merger.

Will I have the right to have my MuleSoft shares appraised?

Appraisal rights are not available in connection with the offer, and MuleSoft stockholders who tender their shares in the offer will not have appraisal rights in connection with the merger. However, if the Offeror accepts shares in the offer and the merger is completed, holders of MuleSoft shares will be entitled to exercise appraisal rights in connection with the merger if they did not tender MuleSoft shares in the offer, subject to and in accordance with the DGCL. MuleSoft stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their MuleSoft shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, if certain statutory requirements are satisfied. Any such judicial determination of the fair value of MuleSoft shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of MuleSoft shares. The value so determined could be higher or lower than the price per MuleSoft share paid by Salesforce or the Offeror pursuant to the offer and the merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the merger, are not opinions as to fair value under the DGCL.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by MuleSoft stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See “The Offer—Dissenters’ Rights.”

Whom should I call if I have questions about the offer?

You may call Morrow Sodali LLC, the information agent, toll free at (800) 662-5200 or contact the information agent via e-mail at tenderinfo@morrowsodali.com.

Where can I find more information about Salesforce and MuleSoft?

You can find more information about Salesforce and MuleSoft from various sources described in the section of this document entitled “Where to Obtain More Information.”

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to MuleSoft stockholders. You are urged to carefully read the remainder of this document and the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information in this section and in the “Questions and Answers About the Offer and the Merger” section is not complete. See “Where to Obtain More Information.”

The Offer and Transaction Consideration (Page 39)

Salesforce, through its wholly owned subsidiary, the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock validly tendered and not validly withdrawn in the offer:

•	$36.00 in cash; and

•	0.0711 of a share of Salesforce common stock, together with cash in lieu of any fractional shares of Salesforce common stock;

in each case, without interest and less any applicable withholding taxes.

We refer to the above as the “transaction consideration.”

MuleSoft stockholders will not receive any fractional shares of Salesforce common stock in the offer or the merger, and each MuleSoft stockholder who otherwise would be entitled to receive a fraction of a share of Salesforce common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Salesforce common stock multiplied by the volume weighted average closing sale price of one share of Salesforce common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day preceding the acceptance of tendered MuleSoft shares in the offer, rounded to the nearest cent. See “Merger Agreement—Fractional Shares.”

Purpose of the Offer and The Merger (Page 66)

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, MuleSoft. The offer is the first step in Salesforce’s plan to acquire all of the outstanding MuleSoft shares, and the merger is the second step in such plan. If the offer is completed, tendered MuleSoft shares will be exchanged for the transaction consideration, and if the merger is completed, any remaining MuleSoft shares that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. The purpose of the merger is for Salesforce to acquire all MuleSoft shares that it did not acquire in the offer.

Upon the consummation of the merger, the MuleSoft business will be held in a wholly owned subsidiary of Salesforce, and the former MuleSoft stockholders will no longer have any direct ownership interest in such entity.

Salesforce expects to consummate the merger promptly after the consummation of the offer in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the merger agreement or any other action by the MuleSoft stockholders will be required in connection with the merger. See “The Offer—Purpose of the Offer and the Merger.”

Support Agreements (Page 104)

Concurrently with the execution of the merger agreement, on March 20, 2018, (i) Ross Mason, a co-founder of MuleSoft, (ii) MuleSoft board members Greg Schott, Ann Winblad, Ravi Mhatre and Gary Little and certain of their affiliates, (iii) MuleSoft officers Simon Parmett, Rob Horton and Matthew Langdon and (iv) and NEA 15 Opportunity Fund, L.P., NEA Ventures 2013, L.P., New Enterprises Associates 14, L.P., New Enterprises 15, L.P., Lightspeed Venture Partners Select, L.P. and Lightspeed Venture Partners VII, L.P. ((i)-(iv) collectively the “supporting stockholders”) entered into two substantially similar Tender and Support Agreements, with Salesforce and the Offeror (which we refer to as the “support agreements”). Subject to the terms and conditions of the support agreements, the supporting stockholders agreed, among other things, to:

•	cause all of such supporting stockholder’s MuleSoft shares to be validly and irrevocably tendered into the offer promptly following the delivery by Salesforce or the Offeror of written notice to each supporting stockholder on the expiration date of the offer specifying that all of the conditions to the offer have been satisfied (or are reasonably expected to be satisfied as of the expiration of the offer) or, where permissible, waived by the Offeror, assuming that all MuleSoft shares to be tendered by the supporting stockholders are in fact validly tendered and not validly withdrawn in the offer; and

•	certain restrictions on encumbering or transferring such MuleSoft shares.

The support agreements terminate upon certain events, including the termination of the merger agreement in accordance with its terms.

On April 16, 2018, the restriction on certain supporting stockholders that any transfer of shares of MuleSoft common stock by such supporting stockholder would require the transferee to agree to be bound by the terms of the support agreement was waived by Salesforce with respect to approximately 2 million shares of MuleSoft common stock in the aggregate transferred to certain charitable organizations. The shares of MuleSoft common stock subject to the support agreements (assuming the transfers of MuleSoft common stock described above are made without the transferee agreeing to be bound by the terms of the support agreement) represent approximately 1% of the shares of MuleSoft Class A common stock, 95% of the shares of MuleSoft Class B common stock and 28% of the shares of MuleSoft common stock outstanding as of March 28, 2018.

Shares of MuleSoft Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into MuleSoft Class A common stock upon the consummation of the offer. If the shares of MuleSoft Class B common stock that are not tendered in the offer represent less than 15% of the aggregate number of shares of MuleSoft Class A common stock and MuleSoft Class B common stock outstanding upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) in the offer are converted into shares of MuleSoft Class A common stock upon the consummation of the offer), then in accordance with the MuleSoft charter all of such non-tendered shares of MuleSoft Class B common stock will automatically convert, on a one-to-one basis, into shares of MuleSoft Class A common stock at the time specified in the MuleSoft charter. Assuming this conversion (and assuming the transfers of MuleSoft common stock described in the preceding paragraph are made without the transferee agreeing to be bound by the terms of the support agreement), the shares of MuleSoft common stock subject to the support agreements represent approximately 28% of the voting power of all outstanding shares of MuleSoft common stock as of March 28, 2018.

For more information regarding the support agreements, see “Other Transaction Agreements—Support Agreements,” and the support agreements, which are filed as Exhibit 10.27 and Exhibit 10.28 to this document.

The Companies (Page 38)

Salesforce

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Salesforce, a Delaware corporation, is a leading provider of customer relationship management, or CRM, software, and delivers its cloud-based software through the internet as a service. Salesforce introduced its first CRM solution in 2000, and it has since expanded its service offerings into new areas and industries, as well as introduced new features and platform capabilities. Salesforce’s core mission is to empower its customers to connect with their customers in entirely new ways through cloud, mobile, social, Internet of Things and artificial intelligence technologies. Salesforce delivers a comprehensive portfolio of service offerings, including sales force automation, customer service and support, marketing automation, digital commerce, community management, collaboration, industry-specific solutions and the Salesforce Platform, also referred to as the Customer Success Platform, which includes Trailhead, Einstein AI, Lightning, Internet of Things, Heroku, Analytics and the AppExchange.

The Offeror

Malbec Acquisition Corp.

c/o salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

The Offeror, a Delaware corporation, is a wholly owned subsidiary of Salesforce. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger. The Offeror’s address is c/o salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105.

MuleSoft

MuleSoft, Inc.

77 Geary Street, Suite 400

San Francisco, California 94108

MuleSoft, a Delaware corporation, is enabling a fundamental shift in organizations’ technology operating models by equipping them to create composable, agile infrastructures. MuleSoft’s Anypoint Platform allows customers to connect their applications, data and devices into an “application network” where IT assets are pluggable instead of glued together with custom integration code. The application network enables a self-serve infrastructure through discoverable building blocks that can be used and reused to rapidly compose applications. As a result, IT organizations can deliver projects faster and lines of business are able to innovate and respond more rapidly. With an application network built with Anypoint Platform, organizations can transform into composable enterprises. MuleSoft is headquartered in San Francisco, California and as of December 31, 2017, MuleSoft had over 1,200 customers located in over 60 countries across every major industry.

Salesforce’s Reasons for the Offer and the Merger (Page 46)

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, MuleSoft. The Offeror is making the offer and Salesforce plans to complete the merger because it believes that the acquisition of MuleSoft by Salesforce will provide significant long-term growth prospects and increased stockholder value for the combined company, including as a result of the substantial anticipated synergies resulting from the acquisition.

Opinion of MuleSoft’s Financial Advisor (Page 48)

MuleSoft retained Goldman Sachs & Co. LLC (“Goldman Sachs”), to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Goldman Sachs delivered its opinion to the MuleSoft board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the transaction consideration per share to be paid to the holders (other than Salesforce and its affiliates) of MuleSoft shares, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 20, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document and is incorporated into this document by reference. You should read the opinion carefully in its entirety.

The Goldman Sachs opinion was provided to the MuleSoft board of directors and addresses only, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, the fairness from a financial point of view of the transaction consideration per share to be paid to the MuleSoft stockholders (other than Salesforce and its affiliates), taken in the aggregate, pursuant to the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to whether or not any holder of MuleSoft shares should tender such MuleSoft shares in connection with the offer or any other matter.

Goldman Sachs provided advisory services and its opinion for the information and assistance of the MuleSoft board of directors in connection with its consideration of the transactions contemplated by the merger agreement. Pursuant to an engagement letter between MuleSoft and Goldman Sachs, MuleSoft has agreed to pay Goldman Sachs a transaction fee of approximately $46.3 million, approximately $3.0 million of which became payable upon the announcement of the merger agreement and the remainder of which is contingent upon consummation of the transactions contemplated by the merger agreement.

Expiration of the Offer (Page 59)

The offer is scheduled to expire at 11:59 p.m., New York City time, at the end of May 1, 2018, unless extended or terminated in accordance with the merger agreement. “Expiration date” means 11:59 p.m., New York City time, at the end of May 1, 2018 unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination or Amendment (Page 60)

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless MuleSoft consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is otherwise terminated:

•	the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•	in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and MuleSoft) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018; and

•	if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of MuleSoft must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and MuleSoft); however, in no event will the Offeror be required to extend the expiration of the offer for more than 20 business days in the aggregate for these reasons, and if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018.

If the offer would otherwise expire at any time after 11:59 p.m., New York City time, on May 8, 2018 and on or prior to May 24, 2018, the Offeror may extend the offer to expire at 11:59 p.m., New York City time, on May 24, 2018.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Salesforce or MuleSoft if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any MuleSoft shares pursuant to the offer, or if the acceptance for exchange of MuleSoft shares tendered in the offer has not occurred on or before September 20, 2018 (subject to the two-month extension in certain circumstances described under “Merger Agreement—Termination of the Merger Agreement”), which we refer to as the “outside date.” See “Merger Agreement—Termination of the Merger Agreement.”

The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer—Extension, Termination and Amendment.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing (or having Salesforce issue) a press release. During any extension, MuleSoft shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the right of each MuleSoft stockholder to withdraw previously tendered MuleSoft shares.

No subsequent offering period will be available following the expiration of the offer without the prior written consent of MuleSoft, other than in accordance with the extension provisions set forth in the merger agreement.

Conditions of the Offer (Page 70)

The offer is subject to certain conditions, including, among others:

•	satisfaction of the minimum tender condition (which requires that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of MuleSoft shares that, upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of MuleSoft Class A common stock upon the consummation of the offer), together with MuleSoft shares then owned by Salesforce and the Offeror (if any), would represent at least a majority of the aggregate voting power of the MuleSoft shares outstanding immediately after the consummation of the offer);

•	expiration or termination of the waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act;

•	lack of legal prohibitions;

•	the effectiveness of the registration statement on Form S-4 of which this document is a part;

•	the listing of the Salesforce shares to be issued in the offer and the merger on the NYSE, subject to official notice of issuance;

•	the accuracy of MuleSoft’s representations and warranties made in the merger agreement, subject to specified materiality standards;

•	MuleSoft being in compliance in all material respects with its covenants under the merger agreement;

•	no material adverse effect (as described in “Merger Agreement—Material Adverse Effect”) having occurred with respect to MuleSoft since the date of the merger agreement that is continuing as of immediately prior to the expiration of the offer; and

•	the merger agreement not having been terminated in accordance with its terms.

The offer is subject to certain other conditions set forth in the section below entitled “The Offer—Conditions of the Offer.” Subject to applicable SEC rules and regulations, the Offeror also reserves the right prior to the expiration of the offer, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent. However, certain specified conditions (including the first five conditions in the immediately preceding list) may only be waived by Salesforce or the Offeror with the prior written consent of MuleSoft (which may be granted or withheld in its sole discretion).

Withdrawal Rights (Page 62)

Tendered MuleSoft shares may be withdrawn at any time prior to the expiration of the offer. Additionally, if the Offeror has not agreed to accept the shares for exchange on or prior to June 1, 2018, MuleSoft stockholders may thereafter withdraw their shares from the offer at any time after such date until the Offeror accepts the shares for exchange. Any MuleSoft stockholder that validly withdraws previously tendered MuleSoft shares will receive shares of the same class of MuleSoft common stock that were tendered. Once the Offeror accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 62)

All MuleSoft shares are held in electronic book entry form.

To validly tender MuleSoft shares held of record, MuleSoft stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents to the exchange agent at its address set forth elsewhere in this document, and follow the other procedures set forth herein, prior to the expiration of the offer.

MuleSoft stockholders who hold shares of MuleSoft Class A common stock in “street name” through a bank, broker or other nominee holder, and desire to tender their shares of MuleSoft Class A common stock pursuant to the offer, should instruct the nominee holder to do so prior to the expiration of the offer. No shares of MuleSoft Class B common stock are held in “street name.”

Exchange of Shares; Delivery of Cash and Salesforce Shares (Page 61)

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for payment, and will pay for, all MuleSoft shares validly tendered and not validly withdrawn prior to the expiration of the offer.

Certain Legal Matters; Regulatory Approvals (Page 71)

The completion of the offer is subject to the expiration or termination of the applicable waiting periods under the HSR Act. This requirement is discussed under “The Offer—Certain Legal Matters; Regulatory Approvals.”

Source and Amount of Funds (Page 81)

The offer and the merger are not conditioned upon any financing arrangements or contingencies.

Salesforce estimates the aggregate amount of cash consideration required to purchase the outstanding shares of MuleSoft common stock and consummate the offer and the merger will be approximately $4.8 billion, plus related fees and expenses. Salesforce anticipates that the funds needed to complete the transactions will be derived from (i) available cash on hand, (ii) proceeds from the sales of marketable securities on hand and (iii) new third-party debt financing.

On April 11, 2018, Salesforce completed the public offering and issuance of $1.0 billion aggregate principal amount of 3.250% Senior Notes due 2023 and $1.5 billion aggregate principal amount of 3.700% Senior Notes due 2028 in a registered public offering pursuant to an underwriting agreement providing for the issuance and sale of the Senior Notes. Salesforce intends to use the net proceeds from the Notes Offering to partially fund the cash component of the transaction consideration in connection with the acquisition of MuleSoft, and to pay related fees and expenses. If (x) the consummation of the acquisition of MuleSoft by Salesforce or any of its subsidiaries does not occur on or before April 20, 2019 or (y) Salesforce notifies the trustee in respect of the Senior Notes that it will not pursue the consummation of the acquisition of MuleSoft, Salesforce will be required to redeem the Senior Notes due 2023 then outstanding at a redemption price equal to 101% of the principal amount of the Senior Notes due 2023 to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption. The Senior Notes due 2028 are not subject to the Special Mandatory Redemption. In the event that the acquisition of MuleSoft by Salesforce is not consummated, Salesforce expects to use the proceeds of the Senior Notes due 2028 for general corporate purposes and the repayment of debt.

In connection with its entry into the merger agreement, Salesforce has also obtained a commitment from Bank of America, N.A. and certain other financial institutions for a 364-day senior unsecured bridge loan facility. The original commitments in respect of the bridge loan facility were $3.0 billion, but were reduced by the net cash proceeds of the Notes Offering. The availability of the bridge loan facility is conditioned on the consummation of the acquisition of MuleSoft in accordance with the terms of the merger agreement (subject to certain exceptions and qualifications) and certain other conditions. Salesforce expects to replace the remaining commitments in respect of the bridge loan facility prior to the consummation of the offer and the merger with the proceeds of the incurrence of a new unsecured term loan facility (or commitments in respect thereof).

See “The Offer—Source and Amount of Funds.”

Interests of MuleSoft Directors and Officers in the Offer and the Merger (Page 73)

You should be aware that some of the officers and directors of MuleSoft may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a MuleSoft stockholder. These interests may include, among others, agreements that certain officers have entered into with MuleSoft that provide for the acceleration of stock options and restricted stock units in the event the officer experiences a qualifying termination of employment within 12 months following a change of control of MuleSoft, payments of severance benefits under MuleSoft’s broad-based severance plan to executive officers and certain indemnification obligations. See “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information. As of March 28, 2018, the directors and executive officers of MuleSoft and their affiliates beneficially owned approximately 17,499,266 MuleSoft shares, representing approximately 13% of the MuleSoft shares and approximately 34% of the aggregate voting power of the MuleSoft shares, in each case outstanding as of March 28, 2018.

Concurrently with the execution of the merger agreement, on March 20, 2018, (i) MuleSoft board members Greg Schott, Ann Winblad, Ravi Mhatre and Gary Little and certain of their affiliates and (ii) MuleSoft officers Simon Parmett, Rob Horton and Matthew Langdon, entered into support agreements with Salesforce and the Offeror, solely in their capacities as stockholders of MuleSoft. For more information regarding the support agreements, see “Other Transaction Agreements—Support Agreements,” and such support agreements, which are filed as Exhibit 10.27 and Exhibit 10.28 to this document.

See also “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document.

Dissenters’ Rights (Page 66)

No dissenters’ rights are available in connection with the offer, and MuleSoft stockholders who tender their shares in the offer will not have dissenters’ rights in connection with the merger. However, MuleSoft stockholders who do not tender MuleSoft shares in the offer may have dissenters’ rights under Delaware law in connection with the merger, subject to and in accordance with Delaware law. See “The Offer—Dissenters’ Rights.”

Comparative Market Price and Dividend Matters (Page 107)

Salesforce common stock is listed on the NYSE under the symbol “CRM,” and MuleSoft Class A common stock is listed on the NYSE under the symbol “MULE.” There is no trading market for the shares of MuleSoft Class B common stock, which convert, on a one-for-one basis, into shares of MuleSoft Class A common stock at the election of the holder or, subject to certain exceptions (none of such exceptions being applicable to the consummation of the offer), if transferred by the holder to a third party.

The parties announced the execution of the merger agreement after the close of trading on March 20, 2018. On March 19, 2018, the trading day prior to release of media reports regarding the transaction, the closing price per share of MuleSoft Class A common stock on the NYSE was $33.03, and the closing price per share of Salesforce common stock on the NYSE was $124.98. On March 20, 2018, the trading day before the public announcement of the execution of the merger agreement, the closing price per share of MuleSoft Class A common stock on the NYSE was $42.00, and the closing price per share of Salesforce common stock on the NYSE was $125.12. On April 20, 2018, the most recent practicable trading date prior to the filing of this document, the closing price per share of MuleSoft Class A common stock on the NYSE was $44.62, and the closing price per share of Salesforce common stock on the NYSE was $122.82.

The market value of the stock consideration will change as the market value of Salesforce common stock fluctuates during the offer period and thereafter. MuleSoft stockholders should obtain current market quotations for shares of MuleSoft Class A common stock and Salesforce shares before deciding whether to tender their MuleSoft shares in the offer. See “Comparative Market Price and Dividend Matters.”

Ownership of Salesforce Shares After the Offer and the Merger (Page 68)

Salesforce estimates that former MuleSoft stockholders would own, in the aggregate, approximately 1% of the outstanding Salesforce shares immediately following the completion of the offer and the merger.

For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Salesforce After the Offer and the Merger.”

Comparison of Stockholders’ Rights (Page 126)

The rights of Salesforce stockholders are different in some respects from the rights of MuleSoft stockholders. Therefore, MuleSoft stockholders will have different rights as stockholders once they become Salesforce stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 121)

The receipt of the transaction consideration in exchange for shares of MuleSoft common stock pursuant to the offer or the merger generally will be a taxable transaction for U.S. federal income tax purposes. Each MuleSoft stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Tax matters can be complicated, and the tax consequences of the offer and the merger to a particular MuleSoft stockholder will depend on such stockholder’s particular facts and circumstances. MuleSoft stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of MuleSoft common stock for the transaction consideration pursuant to the offer or the merger.

Accounting Treatment (Page 82)

In accordance with United States generally accepted accounting principles (which we refer to as “GAAP”), Salesforce will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Questions about the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. MuleSoft stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

509 Madison Ave

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: tenderinfo@morrowsodali.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SALESFORCE

The following table sets forth summary consolidated financial data for Salesforce as of and for each of the five years ended January 31, 2018, 2017, 2016, 2015 and 2014. All references to “fiscal years,” unless otherwise noted, refer to the 12-month fiscal year.

The summary consolidated financial data as of January 31, 2018 and 2017, and for the years ended January 31, 2018, 2017 and 2016, were derived from Salesforce’s audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended January 31, 2018, previously filed with the SEC on March 9, 2018 and incorporated by reference into this document. The summary consolidated financial data as of January 31, 2016, 2015 and 2014, and for the years ended January 31, 2015 and 2014, were derived from Salesforce’s audited consolidated financial statements not included or incorporated by reference into this document.

Such financial data should be read together with, and is qualified in its entirety by reference to, Salesforce’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Salesforce’s Annual Report on Form 10-K for the period ended January 31, 2018, previously filed with the SEC on March 9, 2018 and incorporated by reference into this document.

	Fiscal Year Ended January 31,
	2018	2017	2016	2015	2014
(in thousands, except per share data and ratio of earnings to fixed charges)
Consolidated Statements of Operations:
Revenue:
Subscription and support	$9,710,538	$7,756,205	$6,205,599	$5,013,764	$3,824,542
Professional services and other	769,474	635,779	461,617	359,822	246,461

Total Revenue	$10,480,012	$8,391,984	$6,667,216	$5,373,586	$4,071,003

Income (loss) from operations	$235,768	$64,228	$114,923	$(145,633)	$(286,074)
Net income (loss) attributable to common stockholders	$127,478	$179,632	$(47,426)	$(262,688)	$(232,175)
Net income (loss) per share attributable to common stockholders:
Basic	$0.18	$0.26	$(0.07)	$(0.42)	$(0.39)
Diluted	$0.17	$0.26	$(0.07)	$(0.42)	$(0.39)
Weighted average number of shares outstanding:
Basic	714,919	687,797	661,647	624,148	597,613
Diluted	734,598	700,217	661,647	624,148	597,613
Ratio of earnings to fixed charges	2.5x	1.2x	1.6x	N/A	N/A
Consolidated Balance Sheet Data:
Cash and cash equivalents(1)	$4,521,705	$2,208,887	$2,725,377	$1,890,284	$1,321,017
Working capital (deficit)(2)	(839,147)	(1,298,639)	90,432	(15,385)	(915,382)
Total assets	21,009,802	17,584,923	12,762,920	10,654,053	9,096,124
Total liabilities	11,617,439	10,084,796	7,760,051	6,689,944	6,087,715
Total stockholders’ equity	9,388,496	7,500,127	5,002,869	3,975,183	3,038,510

(1)	Excludes the restricted cash balance of $115.0 million as of January 31, 2015.
(2)	Salesforce considers all its marketable debt securities to be available to support current liquidity needs including those with maturity dates beyond one year, and therefore classifies these securities within current assets on the consolidated balance sheets. For consistency in presentation, working capital in the table above as of January 31, 2016, 2015 and 2014 includes amounts previously reported in Marketable securities, noncurrent. In addition, other reclassifications were made to balances as of January 31, 2017, 2016, 2015 and 2014 to conform to the current period presentation.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MULESOFT

The following table sets forth summary consolidated financial data for MuleSoft as of and for each of the four years ended December 31, 2017, 2016, 2015 and 2014. All references to “fiscal years,” unless otherwise noted, refer to the 12-month fiscal year. MuleSoft is an emerging growth company, and the following table sets forth summary consolidated financial data for MuleSoft for the periods since the earliest audited financial statements included in its prospectus filed under Rule 424(b)(4) under its Registration Statement on Form S-1, previously filed with the SEC on March 17, 2017.

The summary consolidated financial data as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015, were derived from MuleSoft’s audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2017, previously filed with the SEC on February 22, 2018 and incorporated by reference into this document. The summary consolidated balance sheet data as of December 31, 2015 and 2014, and the summary consolidated income statement data for the year ended December 31, 2014, were derived from MuleSoft’s audited consolidated financial statements not included or incorporated by reference into this document.

Such financial data should be read together with, and is qualified in its entirety by reference to, MuleSoft’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in the Annual Report on Form 10-K for the period ended December 31, 2017, previously filed with the SEC on February 22, 2018 and incorporated by reference into this document.

	Fiscal Year Ended December 31,
	2017	2016	2015	2014
(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$237,980	$152,843	$88,096	$48,436
Professional services and other	58,476	34,904	22,156	9,181

Total Revenue	$296,456	$187,747	$110,252	$57,617

Operating loss	$(79,795)	$(48,385)	$(64,068)	$(46,829)
Net loss attributable to common stockholders	$(79,980)	$(59,035)	$(65,439)	$(47,756)
Net loss per share attributable to common stockholders:
Basic	$(0.75)	$(2.73)	$(3.57)	$(3.07)
Diluted	$(0.75)	$(2.73)	$(3.57)	$(3.07)
Shares used to compute net loss per share attributable to common stockholders:
Basic	106,743	21,624	18,324	15,531
Diluted	106,743	21,624	18,324	15,531
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$347,297	$102,613	$110,618	$50,097
Working capital	87,603	33,550	37,234	21,708
Total assets	492,596	202,938	174,049	83,583
Total liabilities	259,649	162,835	101,379	60,592
Total redeemable and convertible preferred stock	—	255,946	256,903	130,577
Total stockholders’ equity	232,947	40,103	72,670	22,991

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data has been prepared to reflect the acquisition of MuleSoft by Salesforce. On March 20, 2018, Salesforce and MuleSoft entered into the merger agreement, pursuant to which Salesforce agreed to acquire MuleSoft subject to the terms thereof. The transaction has not yet closed. Under the terms of the merger agreement, Salesforce is offering to acquire each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock in exchange for $36.00 in cash and 0.0711 of a share of Salesforce common stock (together with cash in lieu of any fractional share of Salesforce common stock), in each case, without interest and less any applicable withholding taxes.

The selected unaudited pro forma condensed combined statement of operations for the year ended January 31, 2018 combines the historical consolidated statements of operations of Salesforce for the year ended January 31, 2018 with the historical consolidated statements of operations of MuleSoft for the year ended December 31, 2017, giving effect to the completion of the offer and the merger and the related financing transactions, as if they had occurred on February 1, 2017. The selected unaudited pro forma condensed combined balance sheet as of January 31, 2018 combines the historical consolidated balance sheet of Salesforce as of January 31, 2018 with the historical consolidated balance sheet of MuleSoft as of December 31, 2017, giving effect to the completion of the offer and the merger and the related financing transactions, as if they had occurred on January 31, 2018. The pro forma ratio of earnings to fixed charges for the year ended January 31, 2018 combines the historical information of Salesforce for the year ended January 31, 2018 with the historical information of MuleSoft for the year ended December 31, 2017, giving effect to the completion of the offer and the merger and the related financing transactions, as if they had occurred on February 1, 2017. The pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the offer and the merger and changes in share price.

The selected unaudited pro forma condensed combined financial data has been prepared for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Salesforce would have been had the merger and the offer occurred on the dates assumed, nor is this information necessarily indicative of future consolidated results of operations or financial position. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this document.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations

Fiscal Year Ended January 31, 2018
(In thousands, except per share data)
Revenue	$10,635,645
Net loss attributable to Salesforce	$(639,048)
Net loss per share attributable to Salesforce available to common stockholders:
Basic	$(0.88)
Diluted	$(0.88)
Shares used in computing earnings per share:
Basic	724,400
Diluted	724,400

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

As of January 31, 2018
(In thousands)
Total assets	$25,748,444
Total liabilities	$14,739,835
Total stockholders’ equity	$11,004,742

Pro Forma Ratio of Earnings to Fixed Charges

Fiscal Year Ended January 31, 2018
(In thousands)
Ratio of Earnings to Fixed Charges	N/A	(1)

(1)	Pro Forma earnings before fixed charges were inadequate to cover total fixed charges by approximately $290.8 million

COMPARATIVE PER SHARE DATA

(UNAUDITED)

The following table reflects historical information about basic and diluted earnings per share, cash dividends per share and book value per share for the fiscal year ended January 31, 2018, in the case of Salesforce, and for the fiscal year ended December 31, 2017, in the case of MuleSoft, in each case on a historical basis, and for Salesforce and MuleSoft on an unaudited pro forma combined basis after giving effect to the offer, the merger and the related financing transactions. The pro forma data of the combined company assumes the acquisition of 100% of the MuleSoft shares by Salesforce and was derived by combining the historical consolidated financial information of Salesforce and MuleSoft as described elsewhere in this document. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

MuleSoft stockholders should read the information presented in the following table together with the historical financial statements of Salesforce and MuleSoft and the related notes which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this document. The pro forma data is unaudited and for illustrative purposes only. MuleSoft stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Salesforce Historical	MuleSoft Historical	Pro Forma Combined	Pro Forma Equivalent MuleSoft Share(1)
Net income (loss) per share attributable to common stockholders for the fiscal year ended January 31, 2018 for Salesforce and the fiscal year ended December 31, 2017 for MuleSoft:
Basic earnings (loss) per share	$0.18	$(0.75)	$(0.88)	$(0.06)
Diluted earnings (loss) per share	$0.17	$(0.75)	$(0.88)	$(0.06)
Cash dividends declared per share for the fiscal year ended January 31, 2018 for Salesforce and the 12 months ended December 31, 2017 for MuleSoft:	—	—	—	—
Book value per share as of January 31, 2018 for Salesforce and December 31, 2017 for MuleSoft:	$13.14	$2.18	$15.20	$1.08

(1)	The MuleSoft pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.0711.

RISK FACTORS

MuleSoft stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender MuleSoft shares pursuant to the offer.

Risk Factors Relating to the Offer and the Merger

The stock consideration is fixed and will not be adjusted. Because the market price of Salesforce common stock may fluctuate, MuleSoft stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their MuleSoft shares in connection with the transactions.

In connection with the offer and the merger, MuleSoft stockholders will receive cash and a fixed number of Salesforce shares for each of their shares of MuleSoft Class A common stock and MuleSoft Class B common stock (i.e., 0.0711 of a Salesforce share for each MuleSoft share). Accordingly, the market value of the stock consideration that you will receive in the offer or merger will vary based on the price of Salesforce common stock at the time you receive the transaction consideration. The market price of Salesforce common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.

A decline in the market price of Salesforce common stock could result from a variety of factors beyond Salesforce’s control, including, among other things, the possibility that Salesforce may not achieve the expected benefits of the acquisition of MuleSoft as rapidly or to the extent anticipated, MuleSoft’s business may not perform as anticipated following the transactions, the effect of Salesforce’s acquisition of MuleSoft on Salesforce’s financial results may not meet the expectations of Salesforce, financial analysts or investors, or the addition and integration of MuleSoft’s business may be unsuccessful, take longer or be more disruptive than anticipated, as well as numerous factors affecting Salesforce and its businesses that are unrelated to MuleSoft.

Because the offer will not be completed until certain conditions have been satisfied or waived in accordance with the merger agreement, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. Therefore, at the time you tender your MuleSoft shares pursuant to the offer, you will not know the exact market value of the stock consideration that will be issued if the Offeror accepts such shares for payment.

See “Comparative Market Price and Dividend Matters.” You are urged to obtain current market quotations for shares of MuleSoft Class A common stock and for shares of Salesforce common stock.

The offer remains subject to conditions that Salesforce cannot control.

The offer is subject to conditions, including the minimum tender condition, receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (as described in “Merger Agreement—Material Adverse Effect”) having occurred with respect to MuleSoft since the date of the merger agreement that is continuing as of immediately prior to the expiration of the offer, the accuracy of MuleSoft’s representations and warranties made in the merger agreement (subject to specified materiality standards), MuleSoft being in compliance in all material respects with its covenants under the merger agreement, the listing of the Salesforce shares to be issued in the offer and the merger being authorized for listing on the NYSE, subject to official notice of issuance, the registration statement on Form S-4 of which this document is a part becoming effective, and the merger agreement not having been terminated in accordance with its terms. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Salesforce may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

If the transactions are completed, MuleSoft stockholders will receive Salesforce shares as part of the transaction consideration and will accordingly become Salesforce stockholders. Salesforce common stock may be affected by different factors than MuleSoft common stock, and Salesforce stockholders will have different rights than MuleSoft stockholders.

Upon consummation of the transactions, MuleSoft stockholders will receive Salesforce shares as part of the transaction consideration and will accordingly become Salesforce stockholders. Salesforce’s business differs from that of MuleSoft, and Salesforce’s results of operations and stock price may be adversely affected by factors different from those that would affect MuleSoft’s results of operations and stock price.

In addition, holders of shares of Salesforce common stock will have rights as Salesforce stockholders that differ from the rights they had as MuleSoft stockholders before the transactions. For example, shares of MuleSoft Class B common stock are generally entitled to 10 votes per share, whereas all Salesforce shares are entitled to one vote per share. For a comparison of the rights of Salesforce stockholders to the rights of MuleSoft stockholders, see “Comparison of Stockholders’ Rights.”

MuleSoft stockholders who participate in the Offer will be forfeiting all rights with respect to their MuleSoft shares other than the right to receive the transaction consideration, including the right to participate directly in any earnings or future growth of MuleSoft.

If the offer and the merger are completed, MuleSoft stockholders will cease to have any equity interest in MuleSoft and will not participate in its earnings or any future growth, except indirectly through ownership of Salesforce shares received in the offer and the merger. In addition, MuleSoft stockholders who validly tender their MuleSoft shares in the offer (and do not validly withdraw such shares) will forfeit their appraisal rights with respect to such MuleSoft shares under Delaware law in connection with the merger. Holders of MuleSoft shares who perfect their appraisal rights under Delaware law could realize a higher or lower value for their shares than the transaction consideration, which is payable in both the offer and the merger, or realize the same value as the transaction consideration. See “The Offer—Dissenters’ Rights.”

Consummation of the offer may adversely affect the liquidity of the MuleSoft shares not tendered in the offer.

If the offer is completed, you should expect the number of MuleSoft stockholders and the number of publicly-traded MuleSoft shares to be significantly reduced. As a result, the closing of the offer can be expected to adversely affect, in a material way, the liquidity of the remaining MuleSoft shares held by the public pending the consummation of the merger. While Salesforce currently expects the merger to occur on the day after the offer is completed, Salesforce cannot assure you that all conditions to the merger will be satisfied at that time or at all.

MuleSoft directors and officers potentially have interests in the transaction that differ from, or are in addition to the interests of the MuleSoft stockholders generally.

You should be aware that some of the officers and directors of MuleSoft may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a MuleSoft stockholder. These interests may include, among others, agreements that certain officers have entered into with MuleSoft that provide for the acceleration of stock options and restricted stock units in the event the officer experiences a qualifying termination of employment within 12 months following a change of control of MuleSoft, payments of severance benefits under MuleSoft’s broad-based severance plan to executive officers and certain indemnification obligations. See “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of March 28, 2018, the directors and executive officers of MuleSoft and their affiliates beneficially owned approximately 17,499,266 MuleSoft shares, representing approximately 13% of the MuleSoft shares and approximately 34% of the aggregate voting power of the MuleSoft shares, in each case outstanding as of March 28, 2018.

Concurrently with the execution of the merger agreement, on March 20, 2018, (i) MuleSoft board members Greg Schott, Ann Winblad, Ravi Mhatre and Gary Little and certain of their affiliates and (ii) MuleSoft officers Simon Parmett, Rob Horton and Matthew Langdon, entered into support agreements with Salesforce and the Offeror, solely in their capacities as stockholders of MuleSoft. For more information regarding the support agreements, see “Other Transaction Agreements—Support Agreements,” and such support agreements, which are filed as Exhibit 10.27 and Exhibit 10.28 to this document.

MuleSoft stockholders will have a reduced ownership and voting interest in Salesforce as compared to their ownership and voting interest in MuleSoft.

After consummation of the offer and merger, MuleSoft stockholders will own approximately 1% of the outstanding Salesforce shares, based upon the number of outstanding MuleSoft shares as of March 28, 2018, disregarding stock options, restricted stock units and other rights to acquire shares that may be issued by Salesforce or MuleSoft pursuant to any employee stock plan. Whereas shares of MuleSoft Class B common stock are generally entitled to 10 votes per share, which generally provide such stockholders greater influence on the management and policies of MuleSoft, all Salesforce shares are entitled to one vote per share. Consequently, former MuleSoft stockholders will have less influence on the management and policies of the combined company than they currently exercise over MuleSoft.

Sales of substantial amounts of Salesforce shares in the open market by former MuleSoft stockholders could depress its stock price.

Other than shares held by persons who will be affiliates of Salesforce after the offer and the merger, Salesforce shares that are issued to MuleSoft stockholders, including those shares issued upon the exercise of outstanding stock options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act. If the offer and the merger are completed and if former MuleSoft stockholders and MuleSoft employees sell substantial amounts of Salesforce common stock in the public market following consummation of the offer and the merger, the market price of Salesforce common stock may decrease.

The automatic conversion of shares of MuleSoft Class B common stock into shares of MuleSoft Class A common stock upon the consummation of the offer will cause the former holders of shares of MuleSoft Class B common stock to lose their preferential voting entitlement of 10 votes per share.

Each share of MuleSoft Class A common stock entitles the holder thereof to one vote per share while each share of MuleSoft Class B common stock generally entitles the holder thereof to 10 votes per share. Shares of MuleSoft Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into MuleSoft Class A common stock upon the consummation of the offer. If the shares of MuleSoft Class B common stock that are not tendered in the offer represent less than 15% of the aggregate number of shares of MuleSoft Class A common stock and MuleSoft Class B common stock outstanding upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) in the offer are converted into shares of MuleSoft Class A common stock upon the consummation of the offer), then in accordance with the MuleSoft charter all of such non-tendered shares of MuleSoft Class B common stock will automatically convert, on a one-to-one basis, into shares of MuleSoft Class A common stock at the time specified in the MuleSoft charter. Upon such conversion, the former holders of shares of Class B common stock would instead hold Class A common stock, which entitles the holder thereof to one vote per share, rather than the 10 votes per share that they are currently entitled to pursuant to the MuleSoft charter in respect of Class B common stock.

Litigation relating to the offer or the merger could require Salesforce to incur significant costs and suffer management distraction, as well as could delay or enjoin the merger.

Salesforce and MuleSoft could be subject to demands or litigation related to the offer or the merger, whether or not the merger is consummated. Such actions may create uncertainty relating to the offer or the merger, or delay or enjoin the merger, and responding to such demands and defending such actions may be costly and distracting to management of both companies.

The receipt of Salesforce shares and cash in the transactions contemplated by the merger agreement will be fully taxable to MuleSoft stockholders.

The exchange of MuleSoft shares for Salesforce shares and cash in the transactions contemplated by the merger agreement generally will be taxable to MuleSoft stockholders for U.S. federal income tax purposes. These consequences are described more fully under “Material U.S. Federal Income Tax Consequences.” MuleSoft stockholders should consult their tax advisors to determine the specific tax consequences to them of the transactions contemplated by the merger agreement, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Risk Factors Relating to Salesforce and the Combined Company

Salesforce may fail to realize all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.

Salesforce believes there are significant benefits and synergies that may be realized through leveraging the products, scale and enterprise customer base of Salesforce and MuleSoft. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the transactions, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect Salesforce’s results of operations or cash flows, cause dilution to the earnings per share of Salesforce, decrease or delay any accretive effect of the transactions and negatively impact the price of Salesforce common stock.

In addition, Salesforce and MuleSoft will be required to devote significant attention and resources prior to closing to prepare for the post-closing integration and operation of the combined company, and Salesforce will be required post-closing to devote significant attention and resources to successfully align the business practices and operations of Salesforce and MuleSoft. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the transactions.

Salesforce and MuleSoft will incur direct and indirect costs as a result of the offer and the merger.

Salesforce and MuleSoft will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Salesforce expects to incur additional expenses in connection with combining the businesses and operations of Salesforce and MuleSoft. Factors beyond Salesforce’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the offer and the merger are completed.

Salesforce’s and MuleSoft’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information included in this document.

The pro forma financial information contained in this document is presented for illustrative purposes only and may differ materially from what Salesforce’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the historical financial statements of Salesforce and MuleSoft, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of MuleSoft have been measured at fair value based on various preliminary estimates using assumptions that Salesforce management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Salesforce’s financial condition or results of operations following the completion of the transactions. Any potential decline in Salesforce’s financial condition or results of operations may cause significant variations in the price of Salesforce common stock. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Salesforce expects to obtain financing in connection with the offer and the merger and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

Salesforce currently expects to finance the offer and the merger with available cash and the incurrence of new third-party debt financing, as described in “The Offer—Source and Amount of Funds.” Salesforce’s ability to obtain any such new debt financing will depend on, among other factors, prevailing market conditions and other factors beyond Salesforce’s control. Salesforce cannot assure you that it will be able to obtain new debt financing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. Completion of the offer and the merger is not conditioned on obtaining such new debt financing.

Salesforce has outstanding debt and expects to incur additional debt in connection with the offer and the merger.

Salesforce has outstanding debt and other financial obligations, each of which subjects Salesforce to certain risks, including among others increasing Salesforce’s vulnerability to general adverse economic and industry conditions, requiring Salesforce to dedicate a portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes, and potentially limiting Salesforce’s ability to borrow additional funds or to borrow funds at rates or on other terms it finds acceptable. Salesforce expects to incur or assume additional debt in connection with the financing of the offer and the merger, which could cause the risks described above to intensify.

The agreements governing Salesforce’s existing debt contain (and it is expected that any agreements governing any additional debt that Salesforce may incur or assume would contain) various operating covenants with respect to Salesforce’s business. In addition, Salesforce’s existing credit facilities require it to maintain a minimum interest coverage ratio and a maximum leverage ratio and its future credit facilities may also contain financial covenants. Any failure to comply with such restrictions may result in an event of default under such agreements. Such default may allow the applicable creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt.

Furthermore, if future debt financing is not available when required or is not available on acceptable terms, Salesforce may be unable to grow its business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on its operating results and financial condition.

Litigation relating to the offer and the merger could require Salesforce to incur significant costs and suffer management distraction, as well as delay and/or enjoin the offer and the merger.

In connection with the merger agreement and the transactions contemplated thereby, five purported class action lawsuits have been filed. Four complaints, captioned Joseph Polchert v. MuleSoft, Inc., et al., Case No. 3:18-cv-02071 (filed April 5, 2018), Chris Robinson v. MuleSoft, Inc., et al., Case No. 3:18-cv-02095 (filed April 6, 2018), LR Trust v. MuleSoft, Inc., et al., Case No. 3:18-cv-02104 (filed April 6, 2018) and Paul Debonis v. Mulesoft, Inc., et al., Case No. 3:18-cv-02259 (filed April 16, 2018), were filed in the United States District Court for the Northern District of California. One complaint, captioned Matthew Sciabacucchi v. MuleSoft, Inc., et al., Case No. 1:18-cv-00530 (filed April 9, 2018), was filed in the United States District Court of Delaware.

In general, the complaints assert claims against MuleSoft and the MuleSoft board of directors, with Salesforce and the Offeror as additional defendants in the Chris Robinson v. MuleSoft, Inc., et al. and Matthew Sciabacucchi v. MuleSoft, Inc., et al. complaints. The complaints allege, among other things, that the defendants failed to make adequate disclosures in the Schedule 14D-9 filed by MuleSoft on April 2, 2018. The complaints seek, among other things, to enjoin the proposed transaction, rescission of the proposed transaction should it be completed, and damages. Salesforce and Mulesoft believe that the allegations in the complaints are without merit.

MuleSoft and Salesforce could be subject to additional demands or litigation related to the offer and the merger. Such actions may create uncertainty relating to the offer and the merger, and responding to such demands and defending such actions may be costly and distracting to management.

Risks Related to Salesforce’s Business

You should read and consider the risk factors specific to Salesforce’s business that will also affect the combined company after the offer and the merger. These risks are described in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, which is incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See “Where to Obtain More Information” for the location of information incorporated by reference in this document.

Risks Related to MuleSoft’s Business

You should read and consider the risk factors specific to MuleSoft’s business that will also affect the combined company after the offer and the merger. These risks are described in MuleSoft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See “Where to Obtain More Information” for the location of information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” variations of such words and similar expressions are intended to identify such forward-looking statements, which may consist of, among other things, trend analyses and statements regarding future events, future financial performance, anticipated growth and industry prospects. These forward-looking statements are based on current expectations, estimates and forecasts, as well as the beliefs and assumptions of Salesforce’s management, and are subject to risks and uncertainties that are difficult to predict, including:

•	Salesforce’s ability to consummate the proposed transaction on a timely basis or at all, including due to complexities resulting from the adoption of new accounting pronouncements and associated system implementations;

•	the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of MuleSoft’s shares being validly tendered into the offer to meet the minimum tender condition;

•	the parties’ ability to secure regulatory approvals on the terms expected, in a timely manner or at all;

•	Salesforce’s ability to successfully integrate MuleSoft’s operations;

•	Salesforce’s ability to implement Salesforce’s plans, forecasts and other expectations with respect to MuleSoft’s business after the completion of the transaction and to realize expected synergies;

•	Salesforce’s ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period;

•	disruption from the transaction making it more difficult to maintain business and operational relationships;

•	the negative effects of the announcement or the consummation of the transaction on the market price of Salesforce common stock or on Salesforce’s operating results;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	unknown liabilities;

•	the risk of litigation or regulatory actions related to the transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the effect of general economic and market conditions;

•	the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results;

•	Salesforce’s business strategy and plan to build its business, including its strategy to be the leading provider of enterprise cloud computing applications and platforms;

•	the pace of change and innovation in enterprise cloud computing services;

•	the competitive nature of the market in which the parties participate;

•	Salesforce’s international expansion strategy;

•	Salesforce’s service performance and security, including the resources and costs required to prevent, detect and remediate potential security breaches;

•	the expenses associated with new data centers and third-party infrastructure providers, additional data center capacity and real estate and office facilities space;

•	Salesforce’s operating results and cash flows;

•	new services and product features;

•	Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights;

•	the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio;

•	Salesforce’s ability to realize the benefits from strategic partnerships and investments;

•	Salesforce’s ability to successfully integrate acquired businesses and technologies;

•	Salesforce’s ability to continue to grow and maintain unearned revenue and remaining transaction price (previously referred to as deferred revenue and unbilled deferred revenue);

•	Salesforce’s ability to protect its intellectual property rights;

•	Salesforce’s ability to develop its brands;

•	Salesforce’s reliance on third-party hardware, software and platform providers;

•	Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet;

•	the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls;

•	the valuation of Salesforce’s deferred tax assets; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws, including the U.S. Tax Cuts and Jobs Act, and interpretations thereof; and uncertainties affecting Salesforce’s ability to estimate its tax rate;

•	the impact of expensing stock options and other equity awards;

•	the sufficiency of Salesforce’s capital resources;

•	factors related to Salesforce’s convertible notes, revolving credit facility, term loan and loan associated with an office building located at 50 Fremont Street in San Francisco, California;

•	compliance with Salesforce’s covenants and capital lease obligations;

•	current and potential litigation involving Salesforce or MuleSoft;

•	the impact of climate change; and

•	other risks detailed in Salesforce’s filings with the SEC (see “Where to Obtain More Information”).

These and other risks and uncertainties may cause Salesforce’s actual results to differ materially and adversely from those expressed in any forward-looking statements. Readers are directed to risks and uncertainties identified above under “Risk Factors” and elsewhere in this document for additional detail regarding factors that may cause actual results to be different than those expressed in Salesforce’s forward-looking statements. Except as required by law, Salesforce undertakes no obligation to revise or update publicly any forward-looking statements for any reason. All forward-looking statements speak only as of the date of this document. All subsequent written and oral forward-looking statements attributable to Salesforce’s or any person acting on Salesforce’s behalf are qualified by the cautionary statements in this section.

THE COMPANIES

Salesforce

Salesforce, a Delaware corporation, is a leading provider of customer relationship management, or CRM, software, and delivers its cloud-based software through the internet as a service. Salesforce introduced its first CRM solution in 2000, and it has since expanded its service offerings into new areas and industries, as well as introduced new features and platform capabilities. Salesforce’s core mission is to empower its customers to connect with their customers in entirely new ways through cloud, mobile, social, Internet of Things and artificial intelligence technologies. Salesforce delivers a comprehensive portfolio of service offerings, including sales force automation, customer service and support, marketing automation, digital commerce, community management, collaboration, industry-specific solutions and the Salesforce Platform, also referred to as the Customer Success Platform, which includes Trailhead, Einstein AI, Lightning, Internet of Things, Heroku, Analytics and the AppExchange.

Salesforce common stock is traded on the NYSE under the ticker symbol “CRM.”

The address of Salesforce’s principal executive offices is The Landmark @ One Market, Suite 300, San Francisco, California 94105. Salesforce’s telephone number is (415) 901-7000. Salesforce also maintains an Internet site at www.salesforce.com. Salesforce’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

The Offeror

The Offeror, a Delaware corporation, is a wholly owned subsidiary of Salesforce. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger. The Offeror’s address is c/o salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105.

MuleSoft

MuleSoft, a Delaware corporation, is enabling a fundamental shift in organizations’ technology operating models by equipping them to create composable, agile infrastructures. MuleSoft’s Anypoint Platform allows customers to connect their applications, data and devices into an “application network” where IT assets are pluggable instead of glued together with custom integration code. The application network enables a self-serve infrastructure through discoverable building blocks that can be used and reused to rapidly compose applications. As a result, IT organizations can deliver projects faster and lines of business are able to innovate and respond more rapidly. With an application network built with Anypoint Platform, organizations can transform into composable enterprises. MuleSoft is headquartered in San Francisco, California and as of December 31, 2017, MuleSoft had over 1,200 customers located in over 60 countries across every major industry.

MuleSoft Class A common stock is listed on the NYSE under the ticker symbol “MULE.” The MuleSoft Class B common stock is not publicly traded but converts, on a one-for-one basis, into MuleSoft Class A common stock at the election of the holder.

The address of MuleSoft’s principal executive offices is 77 Geary Street, Suite 400, San Francisco, California 94108. MuleSoft’s telephone number is (415) 229-2009. MuleSoft also maintains an Internet site at www.mulesoft.com. MuleSoft’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER

General

Salesforce, through the Offeror, which is a wholly owned subsidiary of Salesforce, is offering to exchange for each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock validly tendered and not validly withdrawn in the offer:

•	$36.00 in cash; and

•	0.0711 of a share of Salesforce common stock, together with cash in lieu of any fractional shares of Salesforce common stock;

in each case, without interest and less any applicable withholding taxes.

MuleSoft stockholders will not receive any fractional shares of Salesforce common stock in the offer or the merger, and each MuleSoft stockholder who otherwise would be entitled to receive a fraction of a share of Salesforce common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Salesforce common stock multiplied by the volume weighted average closing sale price of one share of Salesforce common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day immediately preceding the acceptance of tendered MuleSoft shares in the offer, rounded to the nearest cent. See “Merger Agreement—Fractional Shares.”

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, MuleSoft. The offer is the first step in Salesforce’s plan to acquire all of the outstanding MuleSoft shares, and the merger is the second step in such plan. If the offer is completed, validly tendered (and not validly withdrawn) MuleSoft shares will be exchanged for the transaction consideration, and if the merger is completed, any remaining MuleSoft shares that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. If the offer is completed, Salesforce intends to promptly consummate the merger as the second step in such plan. The purpose of the merger is for Salesforce to acquire all MuleSoft shares that it did not acquire in the offer. Upon consummation of the merger, the MuleSoft business will be held in a wholly owned subsidiary of Salesforce, and the former MuleSoft stockholders will no longer have any direct ownership interest in the surviving corporation.

Background of the Offer and the Merger

The Schedule 14D-9 includes additional information on the background, deliberations and other activities involving MuleSoft (see the section titled “Background of the Offer and the Merger” in the Schedule 14 D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document). You are encouraged to read that section in its entirety.

Members of Salesforce’s management team regularly consider and pursue opportunities to enhance Salesforce’s product suite, improve customer satisfaction and unlock stockholder value. In this regard, members of Salesforce’s management team have reviewed and discussed business, operational and strategic plans to enhance and complement Salesforce’s existing product suite to address the needs articulated by Salesforce customers, including to better leverage data (regardless of where it resides) to make smarter and faster decisions and create differentiated connected customer experiences.

Over the past several years, Salesforce has had numerous strategic discussions with MuleSoft in connection with Salesforce’s prior investment in MuleSoft and the two companies’ long-standing commercial relationship. Salesforce participated in a number of MuleSoft’s private investment rounds beginning in 2013 and prior to MuleSoft’s initial public offering, but was not an investor in MuleSoft at the time the transaction was announced. In addition, MuleSoft has been a Salesforce customer for over a decade, and Salesforce has been a MuleSoft customer since 2013. As part of their investor and commercial relationships, Greg Schott, the Chairman and Chief Executive Officer, and other representatives of MuleSoft, on the one hand, and John Somorjai, Executive Vice President of Corporate Development and Salesforce Ventures, Alex Dayon, President and Chief Strategy Officer, and Bret Taylor, President and Chief Product Officer, and other representatives of Salesforce, on the other hand, have had discussions from time to time to better understand each other’s respective businesses, platforms and products, and to explore various ways in which they could collaborate in order to advance their shared business objectives.

Prior to February 2018, none of the discussions between representatives of MuleSoft and Salesforce involved the possibility of an acquisition of MuleSoft.

On February 2, 2018, Mr. Somorjai sent an email to Mr. Schott requesting a meeting to discuss various commercial matters, including joint business development ideas.

On February 12, 2018, Mr. Schott met with Mr. Somorjai, Mr. Dayon and Mr. Taylor, and the Salesforce executives discussed their strategic focus on creating a leading integration platform to enable connectivity among their customers. During the meeting, Mr. Somorjai suggested that Mr. Schott meet with Marc Benioff, the Chairman, Chief Executive Officer and co-founder of Salesforce, to further discuss these matters.

On February 26, 2018, the Mergers and Acquisitions Committee of the Salesforce board of directors (which we refer to as the “M&A Committee”) met to discuss and review, among other things, the possible acquisition of MuleSoft and recommended that management brief the Salesforce board of directors on a potential transaction. At the invitation of the M&A Committee, members of Salesforce management, representatives of Bank of America Merrill Lynch (which we refer to as “BofA Merrill Lynch”) and representatives of Salesforce’s outside counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”) attended the meeting.

On February 26, 2018, Mr. Schott met with Mr. Benioff. During the course of this meeting, Mr. Benioff described the importance of an integration platform to Salesforce’s strategic plans, and observed that MuleSoft’s products could be the foundation of Salesforce’s integration platform. Mr. Benioff asked Mr. Schott if the MuleSoft board of directors would be open to the possibility of considering a combination of the two companies. Mr. Schott responded that, although MuleSoft was not for sale, the MuleSoft board of directors would consider in good faith any reasonable offer it received from Salesforce.

On February 28, 2018, Mr. Schott had a meeting with Keith Block, the Vice Chairman, President and Chief Operating Officer of Salesforce, to further discuss the possibility of combining the two companies. No substantive business terms were proposed or discussed at that time, although Mr. Block previewed that Salesforce would likely be delivering a preliminary indication of interest within a couple of days.

On March 2, 2018, the Salesforce board of directors met to discuss and review the business, prospects and potential for an acquisition of MuleSoft and authorized management to continue to pursue negotiations with MuleSoft and to submit a proposal to acquire MuleSoft. At the invitation of the Salesforce board of directors, members of Salesforce management, representatives of BofA Merrill Lynch and representatives of Wachtell, Lipton attended the meeting.

On March 2, 2018, Salesforce negotiated and entered into a confidentiality agreement with MuleSoft. The confidentiality agreement included a 12-month standstill provision, which did not restrict Salesforce from making confidential proposals to, or requesting a waiver of the standstill from, the MuleSoft board of directors. The confidentiality agreement also precluded Salesforce from engaging in any discussions with MuleSoft’s executive officers or other employees regarding any retention arrangements unless and until the MuleSoft board of directors granted express permission, which representatives of MuleSoft indicated the MuleSoft board of directors only intended to grant following negotiation and agreement regarding the transaction consideration.

On March 2, 2018, Salesforce submitted to MuleSoft a nonbinding proposal in which Salesforce expressed an interest in acquiring MuleSoft for $38.00 per share, to be comprised of approximately 50% cash and 50% Salesforce common stock (the exchange ratio for which would be fixed at signing based on the unaffected trailing five-day volume weighted average price of Salesforce common stock). In its proposal, Salesforce indicated that it would be open to discussing a different mix of cash and Salesforce common stock if preferred by the MuleSoft board of directors, and that the transaction would not be subject to any financing condition. The proposal included a request for a three-week period of exclusive negotiations, as well as an indication that Salesforce would be willing to move quickly in an effort to sign a definitive agreement as early as the week of March 26, 2018. The proposal also indicated that Salesforce viewed the management team as important to the success of the combination and that, at the appropriate time and with the consent of the MuleSoft board of directors, Salesforce would look to engage in discussions with the management team related to their retention.

On March 5, 2018, Mr. Schott held a telephone call with Mr. Benioff in which Mr. Schott conveyed the MuleSoft board of directors’ initial view that Salesforce’s offer price would need to be significantly higher than $38.00 per share, and also noted that the MuleSoft board of directors would need further time to analyze MuleSoft’s standalone valuation before providing a more specific response.

On March 7, 2018, Mr. Schott communicated to Mr. Benioff MuleSoft’s counter-proposal of a price of $45.00 per share, conditioned on announcing a transaction by the week of March 19, 2018.

Later on March 7, 2018 and again on March 8, 2018, Mr. Somorjai called Mr. Schott to discuss the mix of consideration in the proposed transaction. During these calls, Mr. Schott conveyed the MuleSoft board of directors’ preference for an all-cash transaction, while Mr. Somorjai communicated that any acquisition of MuleSoft would need to include some Salesforce common stock in the purchase price. Mr. Somorjai communicated to Mr. Schott Salesforce’s view on the attractiveness of Salesforce common stock, even before reflecting the anticipated benefits of the proposed transaction and resulting value creation opportunity. Representatives of BofA Merrill Lynch and representatives of Goldman Sachs also discussed MuleSoft’s counter-proposal and the mix of consideration in the proposed transaction.

On March 8, 2018, the M&A Committee met to discuss and review the status of the potential acquisition of MuleSoft and the merits of the potential combination, including the potential for substantial synergies (including due to MuleSoft’s existing penetration of large enterprise customers) and for MuleSoft’s products to serve as the foundation of Salesforce’s integration platform and provide meaningful additional value to Salesforce’s customers. At the invitation of the M&A Committee, members of Salesforce management, representatives of BofA Merrill Lynch and representatives of Wachtell, Lipton attended the meeting. After deliberation, the M&A Committee authorized management to submit a revised proposal to acquire MuleSoft.

Later on March 8, 2018, Salesforce submitted to MuleSoft a revised proposal in which Salesforce offered to acquire MuleSoft for $45.00 per share, to be comprised of approximately 80% cash and 20% Salesforce common stock (the exchange ratio for which would be fixed at signing based on the unaffected trailing five-day volume weighted average price of Salesforce common stock). Salesforce’s revised proposal represented a premium of approximately 32% over the closing price of $34.10 per share of Class A common stock on March 7, 2018. In its revised proposal, Salesforce reiterated that the transaction would not be subject to any financing condition. Salesforce’s revised proposal included a request for exclusivity until March 20, 2018 and noted that Salesforce would be willing to work expeditiously towards completing its due diligence, negotiating definitive agreements and announcing a transaction as early as the week of March 19, 2018. Salesforce also expressed its belief that it could quickly obtain required approvals and promptly close the transaction.

On March 8, 2018, Salesforce entered into an agreement with MuleSoft providing for exclusive negotiations through March 20, 2018.

On March 9, 2018, MuleSoft provided a virtual data room which provided substantial materials regarding MuleSoft’s business. Salesforce continued to conduct due diligence on MuleSoft throughout the negotiation period. Also on March 9, 2018, representatives of Wachtell, Lipton sent drafts of a proposed definitive merger agreement and form of support agreement to representatives of Wilson Sonsini Goodrich and Rosati (which we refer to as “WSGR”).

Between March 12, 2018 and March 16, 2018, representatives of MuleSoft held a number of lengthy management meetings in person and by conference call with various representatives of Salesforce, during which in-depth financial, technological, legal and other due diligence was conducted, including meetings in Argentina on March 15, 2018 between Mr. Dayon and other employees of Salesforce and employees of MuleSoft based in Argentina.

On March 13, 2018, the M&A Committee met to discuss and review the status of, and negotiations with respect to, the potential acquisition of MuleSoft. At the invitation of the M&A Committee, members of Salesforce management and representatives of Wachtell, Lipton attended the meeting.

On March 13, 2018, representatives of WSGR provided a revised draft of the definitive merger agreement to representatives of Wachtell Lipton.

On March 14, 2018, the Salesforce board of directors met to discuss and review the merits and the status of the potential acquisition of MuleSoft. At the invitation of the Salesforce board of directors, members of Salesforce management and representatives of Wachtell, Lipton attended the meeting.

On March 14, 2018, representatives of WSGR provided a revised draft of the form of support agreement to representatives of Wachtell Lipton, which was finalized over the course of the next several days. During the course of these negotiations, representatives of Wachtell Lipton communicated Salesforce’s request to have certain MuleSoft stockholders, who held approximately 30% of the outstanding shares of MuleSoft common stock, sign the support agreement.

On March 15, 2018, members of MuleSoft management, along with representatives of WSGR and Goldman Sachs, held a conference call with members of Salesforce management regarding reverse legal and financial due diligence of Salesforce and Salesforce common stock.

Also on March 15, 2018, representatives of Wachtell Lipton provided a revised draft of the definitive merger agreement to representatives of WSGR. On March 16, 2018, representatives of Wachtell Lipton formally requested on behalf of Salesforce permission for representatives of Salesforce to discuss retention arrangements with executives of MuleSoft, which permission was granted.

On March 17, 2018, representatives of WSGR provided a revised draft of the definitive merger agreement to representatives of Wachtell Lipton.

Between the afternoon of March 18, 2018 and the morning of March 20, 2018, representatives of WSGR continued to negotiate and finalized the draft definitive merger agreement with representatives of Wachtell Lipton.

On March 19, 2018, the M&A Committee held a meeting to consider and discuss the terms of the proposed acquisition of MuleSoft by Salesforce. At the invitation of the M&A Committee, members of Salesforce management, representatives of BofA Merrill Lynch and representatives of Wachtell Lipton attended the meeting. Members of Salesforce management briefed the M&A Committee on the status of negotiations with MuleSoft with respect to the proposed transaction. The M&A Committee reviewed the material terms and conditions of the proposed transaction. Representatives of BofA Merrill Lynch discussed with the M&A Committee various financial analyses performed by BofA Merrill Lynch with respect to the proposed transaction, including with respect to comparable companies, comparable precedent transactions and discounted cash flow analyses. The M&A Committee engaged in discussion and deliberations.

On March 20, 2018, the Salesforce board of directors held a meeting to consider and discuss the terms of the proposed acquisition of MuleSoft by Salesforce. At the invitation of the Salesforce board of directors, members of Salesforce management, representatives of BofA Merrill Lynch and representatives of Wachtell Lipton attended the meeting. The Salesforce board of directors reviewed the material terms and conditions of the proposed transaction. Representatives of BofA Merrill Lynch discussed with the directors various financial analyses performed by BofA Merrill Lynch with respect to the proposed transaction, including with respect to comparable companies, comparable precedent transactions and discounted cash flow analyses. The Salesforce board of directors then engaged in discussion and deliberations, following which the Salesforce board of directors approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger and the issuance of Salesforce shares in connection therewith, were advisable and fair to, and in the best interests of, Salesforce and its stockholders.

Immediately following the close of markets on March 20, 2018, Salesforce and MuleSoft signed the definitive merger agreement and issued a joint press release announcing the transaction.

MuleSoft’s Reasons for the Offer and the Merger; Recommendation of the MuleSoft Board of Directors

In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, the MuleSoft board of directors consulted with MuleSoft’s management, as well as Goldman Sachs, its financial advisor, and WSGR, its outside legal counsel. In the course of reaching its determination that the offer and the merger are in the best interests of MuleSoft stockholders, and its recommendation that MuleSoft stockholders accept the offer and tender their shares of MuleSoft common stock in the offer, the MuleSoft board of directors considered numerous factors, including the following material factors and benefits of the offer and merger, each of which the MuleSoft board of directors believed supported its unanimous determination and recommendation:

•	Offer Price. The MuleSoft board of directors considered the fact that the per share offer price of $36.00 in cash and 0.0711 of a share of Salesforce common stock represents a significant premium over the market prices at which the Class A common stock had been trading, including representing (based on the closing price of Salesforce shares on March 19, 2018, which was the day before the date of the merger agreement) a (i) 35.9% premium over the closing price of $33.03 per share of Class A common stock on the day before the date of the merger agreement and (ii) 43.4% premium over the volume weighted average trading price of $31.31 per share of Class A common stock during the one- month period prior to the date of the merger agreement.

•	Implied Valuation: The MuleSoft board of directors considered the fact that the valuation of MuleSoft implied by the offer price was at a premium to the comparable software company and precedent software transaction multiples identified by MuleSoft and its advisors, in each case based on projected next twelve month revenue multiples.

•	Combined Resources, Complementary Products, Execution Risks in Remaining Independent, Partnership with Salesforce and Future Success. The MuleSoft board of directors carefully considered the current and historical financial condition, results of operations, business, competitive position and prospects of MuleSoft. Additionally, the MuleSoft board of directors also considered a number of other factors, including:

•	Combined Resources. The MuleSoft board of directors’ belief that the transaction would provide MuleSoft with the substantial resources necessary to expand its platform for building application networks that connect enterprise apps, data and devices across any cloud and on-premise. The MuleSoft board of directors considered that the combination between MuleSoft and Salesforce would enable MuleSoft to grow its Anypoint Platform and to support the Salesforce Integration Cloud, thereby enabling customers to connect data through enterprises across all public and private clouds and data sources and improving the customer data experience.

•	Complementary Products. The MuleSoft board of directors considered the complementary nature of the products and development capabilities of MuleSoft and Salesforce to enable the combined company to compete more effectively in current and prospective markets by offering greater breadth and depth in the data and integration software markets, an enhanced ability to develop new product offerings and the potential to build and deliver a larger business model across domestic and international markets.

•	Execution Risks in Remaining Independent. The MuleSoft board of directors considered a number of the business challenges that MuleSoft was facing, including the operational and business risks of operating as an independent company, the current competitive environment in MuleSoft’s industry as well as general uncertainty surrounding forecasted economic conditions, both in the near-term and long-term.

•	Strong Partnership. In the view of the MuleSoft board of directors, Salesforce has an excellent management team with a strong track record of growing businesses and is a global leader in customer relationship management.

•	Future Success. Given the stock component of the consideration payable to MuleSoft stockholders, MuleSoft stockholders will continue to be able to meaningfully participate in the future growth of Salesforce and, indirectly, MuleSoft.

•	Opinion of MuleSoft’s Financial Advisor. The MuleSoft board of directors considered Goldman Sachs’ oral opinion and analysis as of March 20, 2018, subsequently confirmed in writing, to the MuleSoft board of directors to the effect that, subject to the factors and assumptions set forth therein, the transaction consideration per share to be paid to the holders (other than Salesforce and its affiliates) of shares of MuleSoft common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. The MuleSoft board of directors was aware that Goldman Sachs became entitled to certain fees upon the announcement of the transactions and will become entitled to additional fees upon consummation of the merger. See “—Opinion of MuleSoft’s Financial Advisor.”

•	Certainty of Value and Liquidity; Potential Participation in Growth. The MuleSoft board of directors considered the form of the consideration payable to MuleSoft stockholders. The cash consideration will offer MuleSoft stockholders certainty as to value and liquidity, while the stock consideration will offer the ability to participate in the future growth of Salesforce and, indirectly, MuleSoft and to benefit from any potential appreciation that may be reflected in the value of Salesforce common stock (which future earnings growth rate may represent a different growth rate than MuleSoft’s business on a standalone basis), as well as the ability to attain liquidity should any of the MuleSoft stockholders choose not to retain their shares of Salesforce common stock.

•	Likelihood of Completion; Certainty of Payment. The MuleSoft board of directors considered its belief that the offer and the merger will likely be consummated, based on, among other factors:

•	the absence of any financing condition to consummation of the offer or the merger;

•	the reputation and financial condition of Salesforce;

•	the fact that holders of approximately 30% of the outstanding shares of MuleSoft common stock had agreed to tender their shares into the offer pursuant to the support agreements; and

•	MuleSoft’s ability to request the Delaware Court of Chancery to specifically enforce the merger agreement, including the consummation of the offer and the merger, subject to the terms and conditions therein.

•	Certain Management Projections. The MuleSoft board of directors considered certain financial projections for MuleSoft prepared by MuleSoft management, which reflected certain assumptions of MuleSoft’s senior management. For further discussion, see “—Projected Financial Information”.

•	Other Terms of the Merger Agreement. The MuleSoft board of directors considered other terms of the merger agreement, which are more fully described in the section entitled “Merger Agreement.” Certain provisions of the merger agreement that the MuleSoft board of directors considered important included:

•	Ability to Respond to Certain Unsolicited Acquisition Proposals. The merger agreement permits the MuleSoft board of directors, in furtherance of the exercise of its fiduciary duties under Delaware law, to consider and engage in negotiations or discussions with third parties regarding alternative transactions under certain circumstances (see the section titled “Merger Agreement—No Solicitation of Other Offers by MuleSoft”);

•	Fiduciary Termination Right. The MuleSoft board of directors may terminate the merger agreement to accept a superior proposal if certain conditions are met, including providing Salesforce an opportunity to match such proposal and the payment of the termination fee to Salesforce (see “Merger Agreement—Termination of the Merger Agreement—Termination by MuleSoft”);

•	Low Termination Fee. Although MuleSoft must pay a termination fee as a condition to terminating the merger agreement to accept a superior proposal in the circumstances described above, the termination fee of 2.75% of the equity value of the transaction is relatively low compared to other selected transactions;

•	Conditions to Consummation of the Offer and the Merger; Likelihood of Closing. The fact that the Offeror’s obligations to purchase (and Salesforce’s obligation to cause the Offeror to purchase) shares of MuleSoft common stock in the offer and to close the merger are subject to limited and customary conditions, and the resulting belief of the MuleSoft board of directors that the offer and the merger are reasonably likely to be consummated; and

•	Extension of Offer Period. The fact that in the event that the conditions of the offer, with the exception of certain conditions, have not been satisfied or waived at the scheduled expiration of the offer, the Offeror must extend the offer for one or more periods of up to ten business days until such conditions have been satisfied or waived, subject to the outside date provided in the merger agreement and the other terms and conditions of the merger agreement.

•	Appraisal Rights. The MuleSoft board of directors considered the availability of statutory appraisal rights under Delaware law in connection with the merger for MuleSoft stockholders.

In reaching its determinations and recommendations described above, the MuleSoft board of directors also considered the following potentially negative factors:

•	Announcement. The MuleSoft board of directors considered the fact that the announcement of the offer could result in a disruption of MuleSoft’s business and relationships with certain customers, suppliers, vendors and employees.

•	Interim Operating Covenants. The MuleSoft board of directors considered that the merger agreement imposes certain restrictions on the conduct of MuleSoft’s business prior to the consummation of the merger (see “Merger Agreement—Conduct of Business Before Completion of the Merger—Restrictions on MuleSoft’s Operations”).

•	Risks the Offer and the Merger May Not Be Completed. The MuleSoft board of directors considered the risk that the conditions to the offer may not be satisfied and that, therefore, the offer and the merger may not be consummated. The MuleSoft board of directors also considered the impact on MuleSoft if the offer and the merger were not consummated, including the likely negative impact on MuleSoft’s near-term stock price, diversion of management and employee attention, potential employee attrition and the potential negative effect on business relationships.

•	Interests of Directors and Executive Officers. The MuleSoft board of directors considered the potential conflict of interest created by the fact that MuleSoft’s executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the offer and the merger. See “Interests of Certain Persons in the Transaction” and “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document.

•	Tax Consequences of the Receipt of Salesforce Common Stock. The MuleSoft board of directors considered the fact that the receipt of a combination of cash and shares of Salesforce common stock in exchange for the shares of MuleSoft common stock pursuant to the offer and the merger will be a taxable transaction to the MuleSoft stockholders for U.S. federal income tax purposes.

At a meeting held on March 20, 2018, after careful consideration of the foregoing factors, the MuleSoft board of directors, among other things, unanimously:

•	determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger and the issuance of shares of Salesforce common stock in connection therewith, are fair to, and in the best interests of, MuleSoft and its stockholders;

•	determined that it is in the best interests of MuleSoft and its stockholders and declared it advisable to enter into the merger agreement;

•	approved the execution and delivery by MuleSoft of the merger agreement, the performance by MuleSoft of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement;

•	approved the execution and delivery of the support agreements by the supporting stockholders and the performance of such supporting stockholders’ obligations under the support agreements; and

•	resolved to recommend, and recommended, that the MuleSoft stockholders accept the offer and tender their shares of MuleSoft common stock to the Offeror pursuant to the offer.

Accordingly, the MuleSoft board of directors unanimously recommends that MuleSoft stockholders tender their MuleSoft common stock pursuant to the offer.

The foregoing discussion of the factors considered by the MuleSoft board of directors is intended to be a summary, and is not intended to be exhaustive, but rather includes the material factors considered by the MuleSoft board of directors. After considering these factors, the MuleSoft board of directors concluded that the positive factors relating to the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, substantially outweighed the potential negative factors. The MuleSoft board of directors collectively reached the unanimous conclusion to approve the merger agreement and the related transactions, including the offer and the merger, in light of the various factors described above and other factors that the members of the MuleSoft board of directors believed were appropriate. In view of the wide variety of factors considered by the MuleSoft board of directors in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, and the complexity of these matters, the MuleSoft board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Rather, the MuleSoft board of directors made its recommendation based on the totality of information it received and the investigation it conducted. In considering the factors discussed above, individual directors may have given different weights to different factors.

Salesforce’s Reasons for the Offer and the Merger

In reaching its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, the Salesforce board of directors consulted with Salesforce’s management, as well as Salesforce’s legal and financial advisors, and considered a number of factors, including the following factors which it viewed as supporting its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement (not in any relative order of importance):

•	the view that MuleSoft is a premier integration platform that will help enable Salesforce’s customers to surface customer data—regardless of where it resides—to drive deep customer experiences;

•	the view that MuleSoft’s products will enhance Salesforce’s value to its customers by helping customers unlock data to make smarter and faster decisions and create differentiated connected customer experiences;

•	the view that MuleSoft’s products, when integrated with Salesforce’s products, presents an opportunity to improve customer satisfaction and lower attrition;

•	the view that MuleSoft addresses a multi-billion dollar market opportunity that is growing at a fast rate;

•	the view that MuleSoft’s products present an opportunity for Salesforce to enhance its vertical expertise;

•	the view that MuleSoft strengthens the Salesforce platform by adding hundreds of connectors, an enterprise service bus and API management tools used by Salesforce customers;

•	MuleSoft’s penetration of large enterprise customers, which also includes many of Salesforce’s largest customers (such as Coca-Cola, Barclays and Unilever);

•	the view of Salesforce customers that integration and data are an important part of the broader digital transformation initiative and a high priority;

•	MuleSoft’s demonstrated ability to meaningfully scale its business with attractive growth prospects;

•	the expectation that the combined company would create additional growth opportunities by leveraging the respective strengths of each business, which is expected to create long-term stockholder value;

•	the strength of MuleSoft’s management team and engineering and delivery teams, and the cultural synergies between the two companies;

•	the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transactions;

•	the fact that the merger agreement places limitations on MuleSoft’s ability to seek an alternative proposal and requires MuleSoft to pay Salesforce a termination fee of $187 million if Salesforce or MuleSoft terminates the merger agreement under certain circumstances, including if MuleSoft consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period;

•	the anticipated short time period from announcement to completion achievable through the exchange offer structure and the expectation that the conditions to the consummation of the offer and the merger will be satisfied on a timely basis;

•	the amount and form of consideration to be paid in the transaction, including the fact that the exchange ratio is fixed, and the other financial terms of the transactions;

•	current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Salesforce common stock and MuleSoft Class A common stock;

•	the Salesforce board of directors’ and Salesforce’s management’s familiarity with the business operations, strategy, earnings and prospects of each of Salesforce and MuleSoft and the scope and results of the due diligence investigation of MuleSoft conducted by Salesforce;

•	the entry into the support agreements by certain of MuleSoft’s directors, officers and largest stockholders, whose shares in the aggregate represent approximately 30% of the voting power of all outstanding MuleSoft shares as of March 28, 2018 (assuming all of the shares of MuleSoft Class B common stock will convert, on a one-to-one basis, into shares of MuleSoft Class A common stock in connection with the consummation of the offer, as described elsewhere in this document); and

•	MuleSoft’s management’s recommendation in favor of the offer and the merger.

The Salesforce board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the transactions, including the following (not in any relative order of importance):

•	the risk that the potential benefits of the acquisition may not be fully or even partially achieved, or may not be achieved within the expected timeframe;

•	costs associated with the transactions;

•	the risk that the transactions may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed, including due to complexities resulting from the adoption of new accounting pronouncements and associated system implementations;

•	the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of MuleSoft and its subsidiaries, which may not entitle Salesforce to terminate the merger agreement;

•	the challenges and difficulties relating to combining the operations of Salesforce and MuleSoft;

•	the risk of diverting Salesforce’s management focus and resources from other strategic opportunities and from operational matters while working to implement the acquisition of MuleSoft, and other potential disruption associated with combining the two companies;

•	the effects of general competitive, economic, political and market conditions and fluctuations on Salesforce, MuleSoft or the combined company; and

•	various other risks associated with the acquisition and the businesses of Salesforce, MuleSoft and the combined company, some of which are described under “Risk Factors.”

The Salesforce board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits of completing the offer and the merger. Accordingly, the Salesforce board of directors approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Salesforce board of directors is not intended to be exhaustive, but includes the material positive and negative factors considered by the Salesforce board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the Salesforce board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Salesforce board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Salesforce board of directors based its determination on the totality of the information presented.

Opinion of MuleSoft’s Financial Advisor

Goldman Sachs delivered its opinion to the MuleSoft board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the transaction consideration per share to be paid to the holders (other than Salesforce and its affiliates) of shares of MuleSoft common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 20, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A. Goldman Sachs provided advisory services and its opinion for the information and assistance of the MuleSoft board of directors in connection with its consideration of the transactions. The Goldman Sachs opinion does not constitute a recommendation as to whether or not any holder of shares of MuleSoft common stock should tender such shares of MuleSoft common stock in connection with the offer.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of MuleSoft and Salesforce for the three fiscal years ended December 31, 2017 and five fiscal years ended January 31, 2018, respectively;

•	MuleSoft’s Registration Statement on Form S-1, including MuleSoft’s prospectus contained therein, dated March 16, 2017;

•	certain other communications from MuleSoft and Salesforce to their respective stockholders;

•	certain publicly available research analyst reports for MuleSoft and Salesforce;

•	certain internal financial analyses and forecasts for MuleSoft prepared by its management as approved for Goldman Sachs’ use by MuleSoft (which we refer to as the “forecasts”) (for more information, see above under the caption “—Projected Financial Information”);

•	certain internal financial analyses and forecasts for Salesforce prepared by its management, in each case as approved for Goldman Sachs’ use by MuleSoft; and

•	certain analyses prepared by the management of MuleSoft related to the expected utilization of certain net operating loss carryforwards, as approved for Goldman Sachs’ use by MuleSoft (which we refer to as the “NOL forecasts”).

Although certain internal financial analyses and forecasts for Salesforce prepared by its management were provided to and reviewed by Goldman Sachs in connection with the transaction, such analyses and forecasts were not utilized by Goldman Sachs to perform its financial analyses in connection with rendering its fairness opinion.

Goldman Sachs also held discussions with members of the managements of MuleSoft and Salesforce regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition and future prospects of MuleSoft and Salesforce; reviewed the reported price and trading activity for the Class A common stock and the Salesforce common stock; compared certain financial and stock market information for MuleSoft and Salesforce with similar information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate based upon its professional judgement.

For purposes of rendering its opinion, Goldman Sachs, with MuleSoft’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with MuleSoft’s consent that the forecasts and the NOL forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MuleSoft. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of MuleSoft or Salesforce or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on MuleSoft or Salesforce or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs has also assumed that the transactions will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of MuleSoft to engage in the transactions or the relative merits of the transactions as compared to any strategic alternatives that may be available to MuleSoft; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to any acquisition of, or other business combination with, MuleSoft or any other alternative transactions. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Salesforce and its affiliates) of shares of MuleSoft common stock, as of the date of the opinion, of the transaction consideration per share to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions, including the allocation of the consideration payable pursuant to the merger agreement, including among the holders of Class A common stock and Class B common stock, the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of MuleSoft; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the executive officers, directors or employees of MuleSoft, or class of such persons, in connection with the transactions, whether relative to the transaction consideration per share to be paid to the holders (other than Salesforce and its affiliates) of shares of MuleSoft common stock, taken in the aggregate, pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Salesforce common stock will trade at any time or as to the impact of the transactions on the solvency or viability of MuleSoft or Salesforce or the ability of MuleSoft or Salesforce to pay their respective obligations when they come due. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of MuleSoft board of directors in connection with its consideration of the transactions and its opinion does not constitute a recommendation as to whether or not any holder of shares of MuleSoft common stock should tender such shares of MuleSoft common stock in connection with the offer. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the MuleSoft board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 19, 2018, the last trading day before the date of the public announcement of the merger agreement, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Goldman Sachs calculated an implied transaction consideration per share to be paid to the holders of shares of MuleSoft common stock pursuant to the merger agreement based on the closing price per share of Salesforce common stock of $124.98 on March 19, 2018 by adding the $36.00 in cash consideration to an implied value for 0.0711 of a share of Salesforce common stock of $8.89 (determined by multiplying

0.0711 by the March 19, 2018 closing price for the Salesforce common stock of $124.98) to derive an implied transaction consideration per share of MuleSoft common stock of $44.89.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the shares of Class A common stock since MuleSoft’s initial public offering on March 17, 2017. This analysis indicated that the implied transaction consideration per share to be paid to the MuleSoft stockholders pursuant to the merger agreement represented:

•	a premium of 35.9% based on the closing price of $33.03 per share of Class A common stock on March 19, 2018, the last trading day prior to the date on which MuleSoft entered into the merger agreement; and

•	a premium of 43.4% based on the volume weighted average trading price of $31.31 per share of Class A common stock during the one-month period prior to the date of the merger agreement.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for MuleSoft to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the software industry (which we refer to as the “selected companies”):

Recent IPO Selected Companies

•	Alteryx, Inc.

•	Appian Corporation

•	MongoDB, Inc.

•	Okta, Inc.

•	Talend S.A.

•	Twilio Inc.

Other Selected Companies

•	Altassian Corporation Plc

•	HubSpot, Inc.

•	New Relic, Inc.

•	ServiceNow, Inc.

•	Splunk Inc.

•	Workday, Inc.

•	Zendesk, Inc.

Although none of the selected companies is directly comparable to MuleSoft, the companies included were chosen by Goldman utilizing its professional judgment because they are companies with operations, results, market sizes and product profiles that, for the purposes of analysis, may be considered similar to certain of MuleSoft’s operations, results, market sizes and product profiles.

Goldman Sachs calculated and compared the ratio of enterprise value to next twelve months revenue (which we refer to as the “NTM revenue multiple”) based on financial data as of March 19, 2018, IBES estimates and Bloomberg data for MuleSoft, Salesforce and the selected companies. Goldman Sachs first calculated the NTM revenue multiple for MuleSoft, Salesforce and the selected companies on each date during the two-year period ended March 19, 2018. For the selected companies, Goldman Sachs then took the median of each daily NTM revenue multiple over both the one-year and two-year periods ended March 19, 2018 and calculated the average of those medians for the respective one-year and two-year periods. For MuleSoft and Salesforce, Goldman Sachs calculated the average of the daily NTM revenue multiples over the one-year and two-year periods ended March 19, 2018. The following table summarizes the results of this analysis:

NTM Revenue Multiples
	1 Year Average	2 Year Average	Multiple as of March 19, 2018
MuleSoft	9.0x	NM	10.4x
Salesforce	6.0x	5.8x	6.9x
Other Selected Companies	7.4x	7.3x	9.5x
Recent IPO Selected Companies	7.7x	NM	8.8x

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to certain selected transactions in the software industry since 2011 (which we refer to as the “selected transactions”). The following table presents the results of this analysis:

Selected Transactions
Announcement Date	Acquirer	Target	NTM Transaction Revenue Multiple
October 24, 2011	Oracle Corporation	RightNow Technologies, Inc.	5.6x
December 3, 2011	SAP AG	SuccessFactors, Inc.	8.7x
February 9, 2012	Oracle Corporation	Taleo Corporation	5.3x
May 22, 2012	SAP AG	Ariba, Inc.	7.7x
December 20, 2012	Oracle Corporation	Eloqua, Inc.	8.2x
June 4, 2013	Salesforce	ExactTarget, Inc.	6.6x
July 23, 2013	Cisco Systems, Inc.	Sourcefire, Inc.	8.1x
December 20, 2013	Oracle Corporation	Responsys, Inc.	6.9x
September 19, 2014	SAP SE	Concur Technologies, Inc.	9.6x
September 29, 2014	Vista Equity Partners	TIBCO Software Inc.	3.7x
October 21, 2015	Silver Lake Partners LP/Thoma Bravo, LLC	SolarWinds, Inc.	8.0x
April 28, 2016	Oracle Corporation	Textura Corporation	6.1x
May 31, 2016	Vista Equity Partners	Marketo, Inc.	5.9x
June 1, 2016	Salesforce	Demandware, Inc.	8.9x
June 13, 2016	Microsoft Corporation	LinkedIn Corporation	6.8x
July 28, 2016	Oracle Corporation	NetSuite, Inc.	9.1x
January 24, 2017	Cisco Systems, Inc.	AppDynamics, Inc.	12.2x
January 29, 2018	SAP SE	Callidus Software Inc.	8.4x
Median			7.9x

Although none of the selected transactions are directly comparable to the transactions, the selected transactions were chosen by Goldman Sachs utilizing its professional judgment because the target companies in the selected transactions were companies within an industry that, for the purposes of analysis, may be considered similar to the industry in which MuleSoft operates.

For each of the selected transactions, Goldman Sachs calculated and compared the estimated transaction enterprise value, which is (x) the announced per share consideration paid or payable in the applicable transaction multiplied by the number of diluted outstanding shares of the target company plus (y) the net debt of the target company, in each case based on data obtained from public filings, as a multiple of the target’s estimated next twelve months’ revenue from the announcement date of the transaction based on IBES consensus estimates and Wall Street Research (which we refer to as the “NTM transaction revenue multiple”).

Goldman Sachs also calculated that the revenue multiple applicable to the transactions using MuleSoft’s calendar year 2018 projected revenues included in the forecasts at the implied transaction price was 14.4x.

Goldman Sachs then applied an illustrative range of NTM transaction revenue multiples of 9.0x to 12.0x to MuleSoft’s estimated revenue for the year ended December 31, 2018, as provided in the forecasts, to derive a range of implied enterprise values from which Goldman Sachs subtracted MuleSoft’s net debt, as provided by the management of MuleSoft, to derive a range of implied equity values that Goldman Sachs then divided by the number of fully diluted outstanding shares of MuleSoft common stock as provided by the management of MuleSoft, to derive a range of implied equity values per share of MuleSoft common stock of $29.18 to $37.93. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected transactions.

Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available and Thomson SDC data, the acquisition premia for acquisition transactions announced during the time period from 2012 through 2017 involving a public company in the technology industry as the target where the disclosed transaction value was greater than $500 million. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last closing price per share one day prior to the date of the announcement of the transaction. This analysis indicated a median premium of 28% across the period. This analysis also indicated a 25th percentile premium of 17.8% and 75th percentile premium of 41.5% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 20.0% to 40.0% to the closing price per share of Class A common stock of $33.03 as of March 19, 2018 and calculated a range of implied equity values per share of MuleSoft common stock of $39.64 to $46.24. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed premia for the transactions.

In addition, Goldman Sachs reviewed and analyzed, using publicly available and Thomson SDC data, the acquisition premia represented by the closing price per share one day prior to the date of the announcement of the transaction for the same set of transactions outlined above after they had been categorized according to the percentage of the 52-week high trading price per share represented by the closing price per share one day prior to the date of the announcement of the transaction. The results of this analysis were as follows:

% of 52-week High Represented by Closing Price One Day Prior to Announcement	Number of Transactions	Average One-Day Premium Paid
Less than 50%	5	50%
50-60%	6	52%
60-70%	19	33%
70-80%	13	32%
80-90%	17	29%
90-100%	60	25%

This analysis indicated a 25th percentile premium of 14.5% and 75th percentile premium of 34.9% for companies with closing prices per share one day prior to the date of the announcement of the transaction that were within 90% to 100% of their 52 week high, as was the case for MuleSoft (which had a 52 week high of $34.90 as of March 14, 2018). Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 15.0% to 35.0% to the undisturbed closing price per share of MuleSoft common stock of $33.03 as of March 19, 2018 and calculated a range of implied equity values per share of MuleSoft common stock of $37.98 to $44.59.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of MuleSoft common stock using the forecasts, which is designed to provide an indication of the present value of a theoretical value of MuleSoft’s equity as a function of MuleSoft’s one-year forward revenue estimates. For this analysis, Goldman Sachs used certain financial information from the forecasts for each of the fiscal years ended December 31, 2019, 2020 and 2021.

Goldman Sachs first calculated illustrative enterprise values of MuleSoft for the fiscal years ended December 31, 2019, 2020 and 2021 by multiplying the respective one-year forward revenue estimates for the fiscal years ended December 31, 2019, 2020 and 2021 from the forecasts by enterprise value to revenue multiples ranging from 7.0x to 8.0x. The illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current and historical enterprise value to revenue multiples for MuleSoft and the selected companies. Goldman Sachs then added the $347 million in assumed net cash (which amount was MuleSoft’s net cash as of December 31, 2017, as provided by MuleSoft’s management) as of the relevant year-end per the forecasts from such enterprise values in order to calculate the implied future equity values. The implied future equity values in turn were divided by the projected year-end diluted shares of MuleSoft common stock outstanding, which were calculated based on the fully diluted shares outstanding at December 31, 2017 and a 1.75% year-over-year share count dilution, as provided by MuleSoft’s management. Goldman Sachs then calculated the present values of each implied future value per share of MuleSoft common stock by discounting the implied future values per share of MuleSoft common stock to December 31, 2017, using a discount rate of 13.0%, reflecting Goldman Sachs’ estimate of MuleSoft’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including an estimated beta for MuleSoft, as well as certain financial metrics for the United States financial markets in general. The following table summarizes the results of Goldman Sachs’ analysis:

Year Ended December 31	Implied Present Value Per Share of MuleSoft Common Stock Based on Illustrative Enterprise Value to Revenue Multiple of 7.0x to 8.0x
2019	$26.91–30.49
2020	$33.76–38.34
2021	$40.89–46.49

Illustrative Discounted Cash Flow Analysis. Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on MuleSoft. Using discount rates ranging from 11.0% to 14.0%, reflecting Goldman Sachs’ estimate of MuleSoft’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2017 (i) estimates of Unlevered FCF Less SBC for MuleSoft for the years 2018 through 2037 as reflected in the forecasts and (ii) a range of illustrative terminal values for MuleSoft, which were calculated by applying perpetuity growth rates ranging from 2.0% to 4.0%, to a terminal year estimate of the free cash flow to be generated by MuleSoft, as reflected in the forecasts for 2037 (which analysis implied exit terminal year NTM EBITDA multiples ranging from 4.7x to 8.0x). In addition, using discount rates ranging from 11.0% to 14.0%, Goldman Sachs discounted to present value as of December 31, 2017 estimates for MuleSoft’s net operating losses (which we refer to as “NOLs”) per share, based on the estimated benefits of NOLs for the years 2018 through 2027 as provided by MuleSoft’s management, as reflected in the NOL forecasts (which we refer to as the “NOL analysis”). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including MuleSoft’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for MuleSoft, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for MuleSoft by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for MuleSoft the $347 million in net cash of MuleSoft as of December 31, 2017, in each case, as provided by the management of MuleSoft to derive a range of illustrative equity values for MuleSoft. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of MuleSoft common stock, as provided by the management of MuleSoft to derive a range of illustrative present values per share ranging from $20.21 to $38.31 including the net present value of the NOLs of $0.34 to $0.41 per share of MuleSoft common stock reflected in the NOL analysis.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to MuleSoft or Salesforce or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the MuleSoft board of directors as to the fairness from a financial point of view to the holders (other than Salesforce and its affiliates) of shares of MuleSoft common stock, as of the date of the opinion, of the transaction consideration per share to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of MuleSoft, Salesforce, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The transaction consideration was determined through arm’s-length negotiations between MuleSoft and Salesforce and was approved by the MuleSoft board of directors. Goldman Sachs provided advice to MuleSoft during these negotiations. Goldman Sachs did not, however, recommend any specific amount or form of consideration to MuleSoft or the MuleSoft board of directors or that any specific amount or form of consideration constituted the only appropriate consideration for the transactions.

As described above, Goldman Sachs’ opinion to the MuleSoft board of directors was one of many factors taken into consideration by the MuleSoft board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex A.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of MuleSoft, Salesforce, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to MuleSoft in connection with, and participated in certain of the negotiations leading to, the transactions. Goldman Sachs expects to receive fees for its services in connection with the transactions, the principal portion of which is contingent upon consummation of the transactions, and MuleSoft has agreed to reimburse certain of its expenses arising out of its engagement, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to MuleSoft and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as an underwriter on MuleSoft’s initial public offering in March 2017. During the two year period ended March 20, 2018, Goldman Sachs’ Investment Banking Division has recognized compensation for financial advisory and/or underwriting services provided to MuleSoft and/or its affiliates in the aggregate of approximately $5.0 million. During the two year period ended March 20, 2018, Goldman Sachs’ Investment Banking Division has not performed any financial advisory and/or underwriting services for Salesforce or any of its affiliates for which it has recognized compensation. Goldman Sachs may also in the future provide investment banking services to MuleSoft, Salesforce and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The MuleSoft board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions. Pursuant to a letter agreement dated March 5, 2018, MuleSoft engaged Goldman Sachs to act as its financial advisor in connection with the transactions. The engagement letter between MuleSoft and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $46.3 million, approximately $3.0 million of which became payable upon the announcement of the merger agreement and the remainder of which is contingent upon consummation of the transactions. In addition, MuleSoft has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

MuleSoft does not as a matter of course issue public projections as to future performance or earnings beyond the current fiscal year or issue public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. In connection with its 2018 annual planning process, MuleSoft’s management prepared financial projections for calendar years 2018 through 2021, which were reviewed by the MuleSoft board of directors and were, in connection with the financial analysis conducted by Goldman Sachs (see the discussion under the caption “—Opinion of MuleSoft’s Financial Advisor”), later extended out to 2037 by MuleSoft’s senior management and reviewed by the MuleSoft board of directors. We refer to these financial projections and extensions collectively as the “projections”. The projections were provided to the MuleSoft board of directors and Goldman Sachs, and the portion of the projections for calendar years 2018 through 2021 were provided to Salesforce, during the evaluation of the offer, the merger and the other transactions contemplated by the merger agreement. In addition, the projections were later used to prepare the NOL forecasts, which were used in connection with the illustrative discounted cash flow analysis on MuleSoft performed by Goldman Sachs (see “—Opinion of MuleSoft’s Financial Advisor—Illustrative Discounted Cash Flow Analysis”).

To give MuleSoft stockholders access to certain nonpublic information that was available to the MuleSoft board of directors at the time of the evaluation of the offer, the merger and the other transactions contemplated by the merger agreement, we have included the projections and the NOL forecasts below.

The projections and the NOL forecasts were developed from historical financial statements and a series of MuleSoft management’s assumptions and estimates related to future trends, including assumptions and estimates related to future business initiatives for which historical financial statements were not available, and did not give effect to any changes or expenses as a result of the offer, the merger or the other transactions contemplated by the merger agreement.

The projections and the NOL forecasts included below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles, or GAAP.

The inclusion of the projections and the NOL forecasts in this document should not be regarded as an indication that the MuleSoft board of directors, Goldman Sachs, any of their affiliates, or any other recipient of this information (including Salesforce) considered, or now considers, such projections or NOL forecasts to be a reliable prediction of future results or any actual future events. None of MuleSoft, Goldman Sachs, Salesforce, any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections and the NOL forecasts included below. None of MuleSoft, Goldman Sachs, Salesforce, or any of their respective affiliates intends to, and each of them disclaims any obligations to, update, revise or correct the projections or the NOL forecasts if they are or become inaccurate (in the long term or the short term), except as may be required by applicable securities laws.

MuleSoft’s future financial results may materially differ from those expressed in the projections and the NOL forecasts due to numerous factors, including many that are beyond MuleSoft’s ability to control or predict. MuleSoft cannot assure you that any of the projections or the NOL forecasts will be realized or that MuleSoft’s future financial results will not materially vary from the projections and the NOL forecasts. Furthermore, while presented with numerical specificity, the projections and the NOL forecasts necessarily are based on numerous assumptions, many of which are beyond MuleSoft’s control and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to MuleSoft’s business, including with respect to future business initiatives and changes to MuleSoft’s business model for which MuleSoft has no historical financial data, which assumptions may not prove to have been, or may no longer be, accurate. The projections and the NOL forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the March 20, 2018 announcement of the offer, the merger and any of the transactions contemplated by the merger agreement or subsequent integration planning activities, and have not been updated since their respective dates of preparation. In addition, the projections and the NOL forecasts do not take into account any adverse effects that may arise out of the termination of the offer, the merger and the other transactions contemplated by merger agreement, and should not be viewed as accurate or continuing in that context.

The projections and the NOL forecasts were estimated in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and the projections and the NOL forecasts have not been updated to reflect revised prospects for MuleSoft’s business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections and the NOL forecasts were prepared. The projections and the NOL forecasts cover multiple years, and such information by its nature becomes less reliable with each successive year. They should not be utilized as public guidance and will not be provided in the ordinary course of MuleSoft’s business in the future.

The inclusion of the projections and the NOL forecasts below should not be deemed an admission or representation by MuleSoft, Goldman Sachs, Salesforce or any of their respective affiliates with respect to such projections and NOL forecasts or that the projections and the NOL forecasts included are viewed by MuleSoft, Goldman Sachs, Salesforce or any of their respective affiliates as material information regarding MuleSoft. MuleSoft in fact views the projections and the NOL forecasts as non-material because of the inherent risks and uncertainties associated with such projections and NOL forecasts. The projections and the NOL forecasts are not being included in this document to influence your decision whether to tender your shares of MuleSoft common stock in the offer, but they are being included in this document because such projections or NOL forecasts, or portions of these projections or NOL forecasts, were provided to the MuleSoft board of directors, Goldman Sachs and/or Salesforce.

The information from the projections and the NOL forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding MuleSoft contained in MuleSoft’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections and the NOL forecasts, stockholders are cautioned not to place undue, if any, reliance on the projections and the NOL forecasts included in this document, including in making a decision as to whether to tender their shares of MuleSoft common stock in the offer.

The projections and the NOL forecasts included in this document have been prepared by, and are the responsibility of, MuleSoft’s management.

The following table presents the projections (which are unaudited) for the calendar years 2018 to 2021, and extended projections (which are unaudited) for the calendar years 2022 to 2037.

	Actuals	Financial Projections (information for calendar years 2022 through 2037 are extended from MuleSoft’s management projections for calendar years 2018 through 2021)
FYE December	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Subscription Revenue	$238	$356	$531	$781	$1,098	$1,460	$1,869	$2,336	$2,803	$3,223	$3,626	$3,989	$4,348	$4,696	$5,025	$5,326	$5,592	$5,844	$6,078	$6,321	$6,574
Services Revenue	$58	$92	$106	$156	$220	$290	$368	$456	$544	$620	$693	$756	$818	$876	$930	$978	$1,019	$1,056	$1,090	$1,124	$1,160
Total Revenue(1)	$296	$449	$637	$937	$1,317	$1,750	$2,237	$2,792	$3,347	$3,844	$4,319	$4,745	$5,166	$5,572	$5,955	$6,304	$6,611	$6,900	$7,167	$7,445	$7,734
EBIT (Non-GAAP)(2)	$(52)	$(57)	$(34)	$(11)	$25	$82	$168	$289	$441	$615	$792	$981	$1,188	$1,412	$1,647	$1,891	$2,049	$2,208	$2,365	$2,457	$2,552
Stock Based Comp	$(28)	$(47)	$(63)	$(89)	$(121)	$(155)	$(193)	$(233)	$(271)	$(301)	$(327)	$(346)	$(363)	$(377)	$(387)	$(410)	$(430)	$(449)	$(466)	$(484)	$(503)
Other Income	$1	$4	$5	$5	$5	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Profit Before Tax (GAAP)(3)	$(78)	$(99)	$(93)	$(95)	$(91)	$(73)	$(24)	$56	$170	$314	$465	$634	$825	$1,035	$1,260	$1,481	$1,620	$1,760	$1,899	$1,973	$2,049
Cash Taxes		$(3)	$(4)	$(5)	$(7)	$(10)	$(12)	$(14)	$(44)	$(82)	$(121)	$(165)	$(214)	$(269)	$(328)	$(385)	$(421)	$(457)	$(494)	$(513)	$(533)
Depreciation and Amortization	$(7)	$(7)	$(10)	$(13)	$(17)	$(24)	$(31)	$(39)	$(53)	$(70)	$(84)	$(99)	$(113)	$(128)	$(141)	$(154)	$(166)	$(177)	$(187)	$(197)	$(206)
EBITDA (Non-GAAP)(4)	$(45)	$(50)	$(24)	$2	$42	$107	$199	$328	$494	$685	$876	$1,079	$1,301	$1,539	$1,789	$2,045	$2,215	$2,385	$2,552	$2,654	$2,758
(-) Taxes		$(3)	$(4)	$(5)	$(7)	$(10)	$(12)	$(14)	$(44)	$(82)	$(121)	$(165)	$(214)	$(269)	$(328)	$(385)	$(421)	$(457)	$(494)	$(513)	$(533)
(+) Change in Deferred Revenue		79	105	145	177	196	213	234	234	210	201	181	180	174	164	151	133	126	117	122	126
(-) Change In NWC		($35)	($47)	($75)	($95)	($108)	($122)	($139)	($139)	($124)	($119)	($107)	($105)	($102)	($96)	($87)	($77)	($72)	($67)	($69)	($72)
(-) CapEx		$(17)	$(19)	$(28)	$(40)	$(52)	$(67)	$(84)	$(100)	$(115)	$(130)	$(142)	$(155)	$(167)	$(179)	$(189)	$(198)	$(207)	$(215)	$(223)	$(232)
Unlevered FCF(5)		$(27)	$10	$38	$77	$132	$210	$324	$444	$573	$708	$847	$1,006	$1,175	$1,351	$1,534	$1,652	$1,774	$1,894	$1,970	$2,048
(-) SBC		$(47)	$(63)	$(89)	$(121)	$(155)	$(193)	$(233)	$(271)	$(301)	$(327)	$(346)	$(363)	$(377)	$(387)	$(410)	$(430)	$(449)	$(466)	$(484)	$(503)
Unlevered FCF Less SBC (For DCF)(6)		$(73)	$(53)	$(50)	$(43)	$(23)	$17	$91	$174	$273	$381	$501	$643	$798	$964	$1,124	$1,222	$1,325	$1,428	$1,486	$1,545

(1)	We define “Total Revenue” as the sum of the total subscription and services revenue attributable to MuleSoft.
(2)	We define “EBIT” as earnings attributable to MuleSoft, before interest expense and taxes.
(3)	We define “Profit Before Tax” as Total Revenue, less expenses, before tax.
(4)	We define “EBITDA” as earnings attributable to MuleSoft, before interest expense, taxes, depreciation and amortization.
(5)	We define “Unlevered FCF” as cash flow before interest expense.
(6)	We define “Unlevered FCF Less SBC” as Unlevered FCF, less stock-based compensation.

The following table presents the NOL forecasts (which are unaudited) for the calendar years 2018 to 2027.

FYE December ($ in millions)	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
	(information for calendar years 2022 through 2027 are extended from MuleSoft’s management projections for calendar years 2018 through 2021)

Taxable Income	$(99)	$(93)	$(95)	$(91)	$(73)	$(24)	$56	$170	$314	$465
NOLs
Beginning Balance	$232	$331	$424	$518	$609	$682	$707	$651	$481	$167
(+) New NOLs	99	93	95	91	73	24	0	0	0	0
(-) NOLs Used	0	0	0	0	0	0	(56)	(170)	(314)	(167)

Ending balance	331	424	518	609	682	707	651	481	167	0

Tax Benefit	$0	$0	$0	$0	$0	$0	$12	$36	$66	$35
% Tax Rate	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%

As noted above, the projections and the NOL forecasts reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, including assumptions and estimates related to future business initiatives for which historical financial statements are not available, as well as matters specific to MuleSoft’s business, all of which are difficult to predict and many of which are beyond MuleSoft’s control.

This document contains non-GAAP financial measures including EBIT, EBITDA and Unlevered Free Cash Flow. MuleSoft’s management included such measures in the projections and the NOL forecasts because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance and cash flow of MuleSoft and the surviving corporation in the merger. A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP.

The projections and the NOL forecasts are forward-looking statements and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.” For information on factors that may cause MuleSoft’s future results to materially vary, see “Item 8. Additional Information — Cautionary Statements Regarding Forward-Looking Statements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document.

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials will be delivered to record holders of MuleSoft shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on MuleSoft’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of MuleSoft shares.

Expiration of the Offer

The offer is scheduled to expire at 11:59 p.m., New York City time, at the end of May 1, 2018, unless extended or terminated in accordance with the merger agreement. “Expiration date” means 11:59 p.m., New York City time, at the end of May 1, 2018, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment of Offer

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless MuleSoft consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is otherwise terminated:

•	the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•	in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and MuleSoft) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018; and

•	if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of MuleSoft must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and MuleSoft); however, in no event will the Offeror be required to extend the expiration of the offer for more than 20 business days in the aggregate for these reasons, and if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018.

If the offer would otherwise expire at any time after 11:59 p.m. New York City Time on May 8, 2018 and on or prior to May 24, 2018, the Offeror may extend the offer to expire at 11:59 p.m. New York City time on May 24, 2018. No extension will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Salesforce or MuleSoft if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any MuleSoft shares pursuant to the offer, or if the acceptance for exchange of MuleSoft shares tendered in the offer has not occurred on or before September 20, 2018 (subject to the two-month extension in certain circumstances described under “Merger Agreement—Termination of the Merger Agreement”), which we refer to as the “outside date.” See “Merger Agreement—Termination of the Merger Agreement.”

The Offeror expressly reserves the right to waive any offer condition or modify the terms of the offer, except that the Offeror may not make certain changes to the offer or waive certain conditions to the offer without the prior written consent of MuleSoft (which may be granted or withheld in its sole discretion). Changes to the offer that require the prior written consent of MuleSoft include changes (i) that change the form of consideration or the cash-stock mix to be paid in the offer, (ii) that decrease the consideration in the offer or the number of MuleSoft shares sought in the offer, (iii) that extend the offer (other than in a manner required or permitted by the merger agreement), (iv) that impose conditions to the offer not included in the merger agreement, (v) that amend or modify any of the conditions to the offer or (vi) that amend or modify any other term of or condition to the offer in any manner that is adverse to the holders of MuleSoft shares.

Conditions to the offer that the Offeror and Salesforce may not amend, modify or waive without the prior written consent of MuleSoft (which may be granted or withheld in its sole discretion) include (i) the minimum tender condition, (ii) the receipt of required regulatory approvals, (iii) lack of legal prohibitions, (iv) the effectiveness of the registration statement on Form S-4 of which this document is a part and (v) the approval for listing on the NYSE of the Salesforce shares to be issued in the offer and the merger.

The Offeror will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, in each case, subject to the terms and conditions of the merger agreement, the Offeror will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday and any day which is a legal holiday under the laws of California or New York or is a day on which banking institutions located in such states are authorized or required by applicable law or other governmental action to close.

No subsequent offering period will be available following the expiration of the offer without the prior written consent of MuleSoft, other than in accordance with the extension provisions set forth in the merger agreement.

Exchange of Shares; Delivery of Cash and Salesforce Shares

Salesforce has retained Computershare Trust Company, N.A. as the depositary and exchange agent for the offer and the merger (which we refer to as the “exchange agent”) to handle the exchange of MuleSoft shares for the transaction consideration in the offer and the merger.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, MuleSoft shares validly tendered and not validly withdrawn in the offer, promptly after the expiration of the offer. In all cases, a MuleSoft stockholder will receive consideration for MuleSoft shares tendered in the offer only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares into the exchange agent’s account at The Depository Trust Company (which we refer to as “DTC”) (as described in “—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange MuleSoft shares validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those MuleSoft shares pursuant to the offer. The exchange agent will deliver to the applicable MuleSoft stockholders any cash and Salesforce shares issuable in exchange for MuleSoft shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering MuleSoft stockholders for the purpose of receiving cash and Salesforce shares from the Offeror and transmitting such cash and Salesforce shares to the tendering MuleSoft stockholders. MuleSoft stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.

If the Offeror does not accept any tendered MuleSoft shares for exchange pursuant to the terms and conditions of the offer for any reason, the MuleSoft shares to be returned will be credited to an account maintained with DTC or otherwise credited to the tendering stockholder as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

MuleSoft stockholders can withdraw tendered MuleSoft shares at any time until the expiration of the offer and, if the Offeror has not agreed to accept the shares for exchange on or prior to June 1, 2018, MuleSoft stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange. Any MuleSoft stockholder that validly withdraws previously validly tendered MuleSoft shares will receive shares of the same class of MuleSoft common stock that were tendered.

For the withdrawal of MuleSoft shares to be effective, the exchange agent must receive a written notice of withdrawal from the MuleSoft stockholder at one of the addresses set forth elsewhere in this document prior to the expiration of the offer. The notice must include the MuleSoft stockholder’s name, address, social security number (or tax identification number in the case of entities), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of the Offeror, Salesforce, MuleSoft, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a MuleSoft stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—Procedure for Tendering” at any time prior to the expiration of the offer.

Procedure for Tendering

All MuleSoft shares are held in electronic book entry form.

To validly tender MuleSoft shares held of record, MuleSoft stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered MuleSoft shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration of the offer.

If MuleSoft shares of Class A common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares of Class A common stock may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, MuleSoft stockholders should instruct such nominee to do so prior to the expiration of the offer. No shares of MuleSoft Class B common stock are held in “street name.”

The exchange agent has established an account with respect to the MuleSoft shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of MuleSoft shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of MuleSoft shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at its address set forth elsewhere in this document prior to the expiration date. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.

The Offeror is not providing for guaranteed delivery procedures and therefore MuleSoft stockholders who hold their shares through a DTC participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of MuleSoft shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the MuleSoft shares are registered in the name of a person other than the person who signs the letter of transmittal, or if payment is to be made or delivered to a person other than the registered holder(s), the tendering stockholder must provide appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the applicable book entry position, with the signature or signatures on the stock powers guaranteed by an eligible institution.

The method of delivery of all required documents, including delivery through DTC, is at the option and risk of the tendering MuleSoft stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, MuleSoft stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each MuleSoft stockholder that is a U.S. person (as defined in the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)), other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by timely completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a MuleSoft stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must timely submit an applicable IRS Form W-8, signed under penalty of perjury, attesting to such person’s exempt status.

The acceptance for payment by the Offeror of MuleSoft shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering MuleSoft stockholder upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures, and therefore MuleSoft stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the expiration date. If MuleSoft stockholders hold shares through a DTC participant, such stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. MuleSoft stockholders must tender their MuleSoft shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange MuleSoft shares tendered and accepted for exchange pursuant to the offer only after either a confirmation of a book-entry transfer of such shares (as described in “—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

Grant of Proxy

By executing a letter of transmittal, subject to and effective upon acceptance for exchange of MuleSoft shares tendered thereby, a MuleSoft stockholder will irrevocably appoint the Offeror’s designees as such MuleSoft stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to exercise to the full extent such stockholder’s rights with respect to its MuleSoft shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those MuleSoft shares. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered MuleSoft shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such MuleSoft shares. Furthermore, the letter of transmittal will not constitute a binding agreement between the signatory thereto and the Offeror until the Offeror accepts tendered MuleSoft shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such MuleSoft shares.

All such proxies, when effective, will be considered coupled with an interest in the tendered MuleSoft shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior powers of attorney and proxies that the MuleSoft stockholder has given will be revoked, and such stockholder may not give any subsequent powers of attorney or proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the MuleSoft shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of MuleSoft’s stockholders or otherwise.

The Offeror reserves the right to require that, in order for MuleSoft shares to be deemed validly tendered, immediately upon the Offeror’s acceptance of such shares for exchange, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of MuleSoft shares.

MuleSoft Class A Common Stock and MuleSoft Class B Common Stock

Under MuleSoft’s amended and restated certificate of incorporation (which we refer to as the “MuleSoft charter”), each share of MuleSoft Class A common stock entitles the holder to one vote while each share of MuleSoft Class B common stock generally entitles the holder to 10 votes. Each share of MuleSoft Class B common stock is convertible at any time at the option of the holder into one share of MuleSoft Class A common stock. In addition, each share of MuleSoft Class B common stock will convert automatically into one share of MuleSoft Class A common stock upon any transfer, whether or not for value, subject to certain exceptions set forth in the MuleSoft charter (none of such exceptions being applicable to the consummation of the offer). Accordingly, shares of MuleSoft Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into MuleSoft Class A common stock upon the consummation of the offer. In addition, all outstanding shares of MuleSoft Class B common stock will automatically convert into MuleSoft Class A common stock on the earlier of (i) March 22, 2022 or (ii) when the then-outstanding shares of MuleSoft Class B common stock represent less than 15% of the total outstanding shares of MuleSoft Class A common stock and MuleSoft Class B common stock. Accordingly, if the shares of MuleSoft Class B common stock that are not tendered in the offer represent less than 15% of the aggregate number of shares of MuleSoft Class A common stock and MuleSoft Class B common stock outstanding upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) in the offer are converted into shares of MuleSoft Class A common stock upon the consummation of the offer), then all of such non-tendered shares of MuleSoft Class B common stock will automatically convert, on a one-to-one basis, into shares of MuleSoft Class A common stock at the time specified in the MuleSoft charter.

If the offer is successfully completed, holders of shares of MuleSoft Class A common stock and MuleSoft Class B common stock that validly tender (and do not validly withdraw) their shares into the offer will both receive the same transaction consideration. In the merger, each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock (other than certain dissenting, converted or cancelled shares, as described elsewhere in this document) that were not acquired by the Offeror in the offer will be converted into the right to receive the same transaction consideration.

Fees and Commissions

Tendering registered MuleSoft stockholders who tender MuleSoft shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering MuleSoft stockholders who hold MuleSoft shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the MuleSoft stockholder any service fees in connection with tendering MuleSoft shares pursuant to the offer.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of MuleSoft shares, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. The Offeror reserves the absolute right to reject any and all tenders of MuleSoft shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any MuleSoft shares. No tender of MuleSoft shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Salesforce, MuleSoft or any of their affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any MuleSoft shares or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

MuleSoft stockholders who have any questions about the procedure for tendering MuleSoft shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

Salesforce will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered MuleSoft shares for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

Purpose of the Offer and the Merger

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, MuleSoft. The offer, as the first step in the acquisition of MuleSoft, is intended to facilitate the acquisition of MuleSoft. Accordingly, if the offer is completed and as a second step in such plan, pursuant to the terms and subject to the conditions of the merger agreement, Salesforce intends to promptly consummate a merger of the Offeror with and into MuleSoft, with MuleSoft surviving the merger. The purpose of the merger is for Salesforce to acquire all MuleSoft shares that it did not acquire in the offer. In the merger, each outstanding MuleSoft share that was not acquired by Salesforce or the Offeror in the offer (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. Upon consummation of the merger, the MuleSoft business will be held in a wholly owned subsidiary of Salesforce, and the former stockholders of MuleSoft will no longer have any direct ownership interest in the surviving corporation.

No Stockholder Approval

If the offer is consummated, Salesforce is not required to and will not seek the approval of MuleSoft’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the merger will be subject to Section 251(h) of the DGCL. Accordingly, if the offer is completed, Salesforce intends to effect the closing of the merger without a vote of the MuleSoft stockholders in accordance with Section 251(h) of the DGCL.

Dissenters’ Rights

No appraisal rights are available to the holders of MuleSoft shares in connection with the offer. However, if the merger is consummated, the holders of MuleSoft shares immediately prior to the effective time of the merger who (1) did not tender MuleSoft shares in the offer; (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with, and subject to certain requirements of, the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. MuleSoft, however, has the right at any time before the entry of judgment in the appraisal proceedings, to voluntarily pay to each stockholder entitled to appraisal an amount in cash. If MuleSoft elects to make such a voluntary payment pursuant to Section 262(h) of the DGCL, interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid by MuleSoft in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued prior to such voluntary payment, unless paid at that time. MuleSoft, however, is under no obligation to make such a voluntary cash payment prior to such entry of judgment.

The “fair value” of any MuleSoft shares could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of such shares. Holders of MuleSoft shares should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. Moreover, Salesforce and MuleSoft may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of MuleSoft common stock is less than such amount.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document, if a MuleSoft stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•	within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to MuleSoft a written demand for appraisal of MuleSoft shares held, which demand must reasonably inform MuleSoft of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender MuleSoft shares in the offer (or otherwise waive such stockholder’s right to appraisal); and

•	continuously hold of record the MuleSoft shares from the date on which the written demand for appraisal is made through the effective time of the merger.

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of MuleSoft Class A common stock who asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal as measured in accordance with Section 262(g) of the DGCL, or (b) the value of the transaction consideration in respect of such total number of shares entitled to appraisal exceeds $1 million. We refer to these conditions as the “ownership thresholds.”

This does not purport to be a complete statement of the requirements of and procedures to be followed by MuleSoft stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the acceptance of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Plans for MuleSoft

In connection with the offer, Salesforce has reviewed and will continue to review various possible business strategies that it might consider in the event that the Offeror acquires control of MuleSoft, whether pursuant to the offer, the merger or otherwise. Following a review of additional information regarding MuleSoft, these changes could include, among other things, changes in MuleSoft’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Offer—Salesforce’s Reasons for the Offer and the Merger.”

Delisting and Termination of Registration

Following consummation of the transactions, shares of MuleSoft Class A common stock will no longer be eligible for inclusion on the NYSE and will be withdrawn from listing. Assuming that MuleSoft qualifies for termination of registration under Exchange Act after the transactions are consummated, Salesforce also intends to seek to terminate the registration of shares of MuleSoft Class A common stock under the Exchange Act. See “—Effect of the Offer on the Market for MuleSoft Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management; Organizational Documents

Upon consummation of the merger, the directors of the Offeror immediately prior to the consummation of the merger will be the directors of the Offeror, as the surviving corporation in the merger, and the officers of MuleSoft immediately prior to the consummation of the merger will be the officers of the Offeror, as the surviving corporation in the merger. Upon consummation of the merger, the certificate of incorporation and bylaws of the Offeror as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the Offeror, as the surviving corporation in the merger. After Salesforce’s review of MuleSoft and its corporate structure, management and personnel, Salesforce will determine what changes, if any, are desirable.

Ownership of Salesforce Shares after the Offer and the Merger

Salesforce estimates that former MuleSoft stockholders would own, in the aggregate, approximately 1% of the outstanding Salesforce shares immediately following consummation of the offer and the merger, assuming that:

•	Salesforce acquires through the offer and the merger 100% of the outstanding MuleSoft shares;

•	in the offer and the merger, Salesforce issues 9,537,293 Salesforce shares as part of the transaction consideration (disregarding for this purpose stock options, restricted stock units and other rights to acquire shares that may be issued by Salesforce or MuleSoft pursuant to any employee stock plan); and

•	immediately following completion of the transactions, there are 742,457,361 Salesforce shares outstanding (calculated by adding 732,920,068, the number of Salesforce shares outstanding as of March 28, 2018 (excluding treasury shares), plus 9,537,293, the number of Salesforce shares estimated to be issued as part of the transaction consideration).

Each Salesforce share has one vote.

Effect of the Offer on the Market for MuleSoft Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for MuleSoft Shares

The purchase of shares of MuleSoft Class A common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of MuleSoft Class A common stock and the number of shares of MuleSoft Class A common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of MuleSoft Class A common stock held by the public. The extent of the public market for shares of MuleSoft Class A common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding shares of MuleSoft Class A common stock, the aggregate market value of the shares of MuleSoft Class A common stock held by the public at such time, the interest of maintaining a market in the shares of MuleSoft Class A common stock, analyst coverage of MuleSoft on the part of any securities firms and other factors. However, under the merger agreement, the closing of the merger must occur promptly, and in any case no later than the first business day, after the acceptance of tendered MuleSoft shares in the offer and the satisfaction of the other condition to the merger, unless the parties agree otherwise in writing (see “Merger Agreement—Conditions to the Merger”). If the merger is completed, shares of MuleSoft Class A common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

There is no public trading market for the MuleSoft Class B common stock.

NYSE Listing

Shares of MuleSoft Class A common stock are currently listed on the NYSE. However, the rules of the NYSE establish certain criteria that, if not met, could lead to the discontinuance of listing of shares of MuleSoft Class A common stock from the NYSE. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of MuleSoft Class A common stock pursuant to the offer or otherwise, shares of MuleSoft Class A common stock no longer meet the requirements of the NYSE for continued listing and the shares of MuleSoft Class A common stock are delisted, the market for such shares would be adversely affected.

Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of MuleSoft Class A common stock could be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of MuleSoft stockholders and the aggregate market value of shares of MuleSoft Class A common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of MuleSoft Class A common stock under the Exchange Act and other factors. If the merger is completed, shares of MuleSoft Class A common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

Margin Regulations

The shares of MuleSoft Class A common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of MuleSoft Class A common stock. Depending upon factors similar to those described above regarding the market for shares of MuleSoft Class A common stock and stock quotations, it is possible that, following the offer, shares of MuleSoft Class A common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. If the merger is completed, shares of MuleSoft Class A common stock will no longer constitute “margin securities.”

Registration under the Exchange Act

Shares of MuleSoft Class A common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by MuleSoft to the SEC if shares of MuleSoft Class A common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of MuleSoft Class A common stock under the Exchange Act would substantially reduce the information required to be furnished by MuleSoft to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to MuleSoft, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of MuleSoft and persons holding “restricted securities” of MuleSoft to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of MuleSoft Class A common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on the NYSE. After consummation of the offer, Salesforce and the Offeror currently intend to cause MuleSoft to terminate the registration of shares of MuleSoft Class A common stock under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

Notwithstanding any other provisions of the offer and in addition to Salesforce’s and the Offeror’s rights to extend, amend or terminate the offer in accordance with the terms and conditions of the merger agreement and applicable law, and in addition to the obligations of the Offeror to extend the offer pursuant to the terms and conditions of the merger agreement and applicable law, the Offeror and Salesforce are not required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), exchange the transaction consideration for any MuleSoft shares validly tendered in the offer and not validly withdrawn prior to the expiration of the offer, if at the expiration of the offer any of the following conditions have not been satisfied or waived in accordance with the merger agreement:

•	Minimum Tender Condition—MuleSoft stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of MuleSoft common stock that upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of MuleSoft Class A common stock upon the consummation of the offer), together with any shares of MuleSoft common stock then owned by Salesforce and the Offeror, would represent at least a majority of the aggregate voting power of the MuleSoft shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”);

•	Regulatory Approvals—Any applicable waiting period under the HSR Act having expired or been terminated;

•	Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the Securities Act, and not being the subject of any stop order or proceeding seeking a stop order;

•	No Legal Prohibition—No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the offer or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the offer, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger;

•	Listing of Salesforce Shares—The Salesforce shares to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•

No MuleSoft Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of MuleSoft and its subsidiaries, taken as a whole (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”), and that is continuing as of immediately prior to the expiration of the offer;

•	Accuracy of MuleSoft’s Representations and Warranties—The representations and warranties of MuleSoft in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect) being true and correct as of March 20, 2018 and as of the expiration of the offer as though made on and as of the expiration of the offer (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MuleSoft (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”), except that (1) certain of MuleSoft’s representations and warranties related to its qualification, organization and subsidiaries, its authority to enter into the merger agreement, the enforceability of the merger agreement, the opinion of MuleSoft’s financial advisor, anti-takeover laws and finders and brokers fees must be true and correct in all material respects, (2) MuleSoft’s representation and warranty that no material adverse effect on MuleSoft (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) has occurred from December 31, 2017 through March 20, 2018 (the date of the merger agreement) must be true and correct in all respects and (3) MuleSoft’s representations and warranties related to its capitalization and voting agreements must be true and correct in all respects, except for any de minimis inaccuracies;

•	MuleSoft’s Compliance with Covenants—MuleSoft having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

•	Receipt of MuleSoft Officer’s Certificate—Salesforce and the Offeror having received from MuleSoft a certificate, dated the date of the expiration of the offer and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the three bullet points immediately above have been satisfied; or

•	No Termination of the Merger Agreement—The merger agreement not having been terminated in accordance with its terms.

Except as expressly set forth in the merger agreement, the foregoing conditions to the offer are for the sole benefit of Salesforce and the Offeror and may be asserted by Salesforce or the Offeror regardless of the circumstances giving rise to any such conditions, and may be waived by Salesforce or the Offeror in whole or in part at any time and from time to time in their sole and absolute discretion. However, certain specified conditions may only be waived by Salesforce or the Offeror with the prior written consent of MuleSoft (which may be granted or withheld in its sole discretion). These conditions are the minimum tender condition, the receipt of required regulatory approvals, lack of legal prohibitions, the Salesforce shares to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance, and the registration statement on Form S-4, of which this document is a part, having become effective. There is no financing condition to the offer.

Certain Legal Matters; Regulatory Approvals

General

Salesforce is not aware of any governmental license or regulatory permit that appears to be material to MuleSoft’s business that might be adversely affected by the acquisition of MuleSoft shares pursuant to the offer or the merger or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of MuleSoft shares pursuant to the offer or the merger. Should any of these approvals or other actions be required, Salesforce and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken, adverse consequences would not result to MuleSoft’s business or (c) certain parts of MuleSoft’s or any of its subsidiaries’ businesses would not have to be disposed of or held separate. The Offeror’s obligation under the offer to accept for exchange and pay for shares is subject to certain conditions. See “The Offer—Conditions of the Offer.”

Subject to the terms and conditions of the merger agreement, Salesforce and MuleSoft have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the offer and the merger as soon as practicable after the date of the merger agreement. Notwithstanding the foregoing, none of Salesforce, the Offeror or any of their respective subsidiaries is required to, and MuleSoft may not and may not permit any of its subsidiaries to, without the prior written consent of Salesforce, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of MuleSoft, Salesforce or their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of MuleSoft, Salesforce or their respective subsidiaries or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of MuleSoft, Salesforce or their respective subsidiaries. However, if requested by Salesforce, MuleSoft or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on MuleSoft or its subsidiaries in the event the merger is completed.

HSR Act

Under the HSR Act and the rules that have been promulgated thereunder, the offer may not be completed until Salesforce and MuleSoft file a Notification and Report Form with the Federal Trade Commission (which we refer to as “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as “DOJ”) under the HSR Act, and the applicable waiting period has expired or been terminated, which is also a condition to the consummation of the offer.

Pursuant to the requirements of the HSR Act, Salesforce and MuleSoft each filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division of the DOJ and the FTC on March 26, 2018. The 30-day waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on April 25, 2018, unless terminated early or extended by a request for additional information or documentary materials.

At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the offer or the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the offer or the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to the HSR Act.

Litigation

In connection with the merger agreement and the transactions contemplated thereby, five purported class action lawsuits have been filed. Four complaints, captioned Joseph Polchert v. MuleSoft, Inc., et al., Case No. 3:18-cv-02071 (filed April 5, 2018), Chris Robinson v. MuleSoft, Inc., et al., Case No. 3:18-cv-02095 (filed April 6, 2018), LR Trust v. MuleSoft, Inc., et al., Case No. 3:18-cv-02104 (filed April 6, 2018) and Paul Debonis v. Mulesoft, Inc., et al., Case No. 3:18-cv-02259 (filed April 16, 2018), were filed in the United States District Court for the Northern District of California. One complaint, captioned Matthew Sciabacucchi v. MuleSoft, Inc., et al., Case No. 1:18-cv-00530 (filed April 9, 2018), was filed in the United States District Court of Delaware.

In general, the complaints assert claims against MuleSoft and the MuleSoft board of directors, with Salesforce and the Offeror as additional defendants in the Chris Robinson v. MuleSoft, Inc., et al. and Matthew Sciabacucchi v. MuleSoft, Inc., et al. complaints. The complaints allege, among other things, that the defendants failed to make adequate disclosures in the Schedule 14D-9 filed by MuleSoft on April 2, 2018. The complaints seek, among other things, to enjoin the proposed transaction, rescission of the proposed transaction should it be completed, and damages.

Salesforce and Mulesoft believe that the allegations in the complaints are without merit.

Interests of Certain Persons in the Offer and the Merger

MuleSoft’s directors and executive officers may have interests in the offer, the merger, and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the MuleSoft stockholders generally. These interests may create potential conflicts of interest. The MuleSoft board of directors of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, as more fully discussed in “The Offer—MuleSoft’s Reasons for the Offer and Merger.”

Current Executive Officers and Directors

MuleSoft’s current executive officers and members of the MuleSoft board of directors are:

Name	Position
Greg Schott	Chief Executive Officer and Director
Marcus Ryu	Director
Mark Burton	Director
Michael Capellas	Director
Steven Collins	Director
Yvonne Wassenaar	Director
Gary Little	Director
Ravi Mhatre	Director
Ann Winblad	Director
Mark Dao	Chief Product Officer
Rob Horton	SVP, Corporate Development and General Counsel
Matthew Langdon	Chief Financial Officer
Simon Parmett	President, Field Operations

Effect of the Offer and the Merger on MuleSoft Common Stock and Equity Awards

Consideration for MuleSoft Common Stock in the Merger

The following table sets forth the number of shares of MuleSoft common stock beneficially owned as of March 28, 2018 by each of MuleSoft’s executive officers and directors, excluding shares issuable upon exercise of stock options or vesting of restricted stock units or performance share units, and the aggregate transaction consideration payable for such shares. Each holder of shares of MuleSoft common stock who otherwise would be entitled to receive a fraction of a share of Salesforce common stock under the merger agreement will receive cash, without interest, in an amount equal to such fractional part of a share of Salesforce common stock multiplied by the volume weighted average closing sale price of one (1) share of Salesforce common stock as reported on NYSE for the ten consecutive trading days ending on the trading day immediately prior to the acceptance time (which we refer to as the “Salesforce trading price”), rounded to the nearest cent. The amounts in this table assume the merger occurs on March 19, 2018 and that the transaction consideration is $44.89. This information is based on the number of shares of MuleSoft common stock held by MuleSoft’s directors and executive officers as of March 28, 2018 and a price per share of Salesforce common stock of $124.98 (which is the closing sale price on March 19, 2018, the trading day preceding March 20, 2018, the date on which the execution of merger agreement was first publicly announced). The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts are paid.

Name	Number of Shares Beneficially Owned	Cash Consideration for Shares ($) (1)	Number of Shares of Salesforce Common Stock for Shares	Total Value of Shares

Greg Schott	1,993,191	$71,754,915.51	141,715	$89,474,343.99
Marcus Ryu	0	0	0	0
Mark Burton	0	0	0	0
Michael Capellas	0	0	0	0
Steven Collins	0	0	0	0
Yvonne Wassenaar	0	0	0	0
Gary Little	65,032	$2,341,186.80	4,623	$2,919,286.48
Ravi Mhatre	14,196,296	$511,066,684.98	1,009,356	$637,271,727.44
Ann Winblad	668,108	$24,051,909.49	47,502	$29,991,368.12
Mark Dao	1,470	$52,943.21	104	$65,988.30
Rob Horton	282,460	$10,168,600.67	20,082	$12,679,629.40
Matthew Langdon	45,248	$1,628,933.96	3,217	$2,031,182.72
Simon Parmett	247,461	$8,908,617.42	17,594	$11,108,524.29

(1)	Includes cash for fractional shares of Salesforce common stock, calculated based on the Salesforce trading price.

Consideration for MuleSoft Options in the Merger – Generally

At the effective time of the merger (which we refer to as the “effective time”), each option to purchase shares of MuleSoft common stock that is outstanding and unexercised immediately prior to the effective time (each, a “MuleSoft option”) held by an individual who is an employee or service provider of MuleSoft (other than a non-employee director) at the effective time will be assumed and converted into an option to purchase, on the same terms and conditions as were applicable to such MuleSoft option prior to the effective time, the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MuleSoft common stock subject to the MuleSoft option immediately prior to the effective time by the “equity award exchange ratio” (defined below), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the MuleSoft option by the equity award exchange ratio.

At the effective time, each MuleSoft option (whether vested or unvested) that is outstanding and held by an individual who is not employed by or providing services to MuleSoft (other than a former non-employee director) at the effective time will be cancelled and converted into the right to receive a cash payment equal to (1) the number of shares subject to the MuleSoft option immediately prior to the effective time multiplied by (2) the excess of the “per share cash equivalent consideration” (defined below) over the per share exercise price applicable to the MuleSoft option, less applicable tax withholdings.

As used in this document, (1) the “per share cash equivalent consideration” means the sum of (a) the cash consideration plus (b) the product obtained by multiplying (i) the stock consideration by (ii) the Salesforce trading price and (2) the “equity award exchange ratio” means the quotient (rounded to four decimal places) obtained by dividing the per share cash equivalent consideration by the Salesforce trading price.

Consideration for MuleSoft Restricted Stock Units and Performance Share Units in the Merger – Generally

At the effective time, each MuleSoft restricted stock unit award that is outstanding immediately prior to the effective time (each, a “MuleSoft RSU award”) and MuleSoft performance share unit award that is outstanding immediately prior to the effective time (each, a “MuleSoft PSU award”) held by an individual who is a MuleSoft employee or service provider (other than a non-employee director) at the effective time will be assumed and converted into a restricted stock unit or performance share unit, as applicable, on the same terms and conditions as were applicable to such MuleSoft RSU award or MuleSoft PSU award prior to the effective time, relating to the number of shares of Salesforce common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MuleSoft common stock subject to the MuleSoft RSU award or MuleSoft PSU award by the equity award exchange ratio.

Consideration for MuleSoft Options and MuleSoft RSU Awards Held by Directors and Executive Officers in the Merger

Treatment of Director Equity Awards

As of March 28, 2018, MuleSoft’s non-employee directors held MuleSoft options to purchase 569,382 shares of MuleSoft common stock, with exercise prices ranging from $.0525 to $7.28. As of the same date, MuleSoft’s non-employee directors held MuleSoft RSU awards covering 7,572 shares of MuleSoft common stock and did not hold any MuleSoft PSU awards.

At the effective time, each MuleSoft option and MuleSoft RSU award that is outstanding and held by a current or former non-employee director of MuleSoft will vest and be cancelled and converted into the right to receive the transaction consideration, with the cash consideration reduced by the aggregate per share price applicable to such MuleSoft option.

Please see “Table of Estimated Consideration for Equity Awards” below for additional information.

Treatment of Executive Officer Equity Awards

As of March 28, 2018, MuleSoft’s executive officers held MuleSoft options to purchase 5,406,177 shares of MuleSoft common stock, with exercise prices ranging from $.0525 to $21.95. As of the same date, MuleSoft’s executive officers held MuleSoft RSU awards covering 155,191 shares of MuleSoft common stock and did not hold any MuleSoft PSU awards.

Assuming continued employment through the effective time, all MuleSoft options and MuleSoft RSU awards held by MuleSoft’s executive officers will be assumed and converted into awards covering shares of Salesforce common stock, as discussed above.

Pursuant to the terms of the equity award agreements governing each of the MuleSoft option and MuleSoft RSU awards held by each of the executive officers, if, on or within twelve months following the date of the change of control of MuleSoft, such as the completion of the offer, the executive officer’s employment is terminated by MuleSoft without cause (as such term is defined in the applicable equity award agreement) or the executive officer resigns for good reason (as such term is defined in the applicable equity award agreement), and provided the executive officer executes a general release in a form provided by MuleSoft at the time of his or her termination of employment, then vesting with respect to 50% of the then unvested shares subject to the MuleSoft option or MuleSoft RSU award will accelerate.

On or around March 19, 2018, each of the executive officers entered into a letter agreement with MuleSoft (which we refer to as the “letter agreements”) that will become effective immediately prior to the completion of a merger involving MuleSoft that constitutes a change of control of MuleSoft. Pursuant to the terms of the letter agreement, each executive officer waives the right to assert “Good Reason” under the terms of any equity award agreement with MuleSoft as a result of any changes to the executive officer’s duties, position, authority or responsibilities or the removal from such position and responsibilities. In addition, each executive officer agrees that if any payment or benefit that the executive officer would receive from an acquiror, MuleSoft or any other party would constitute a “parachute payment” within the meaning of Section 280G of the Code, then such payments will be reduced to such lesser amount as would result in no portion of the payments being subject to the excise tax.

As consideration for entering into their respective letter agreement, the equity awards held by Messrs. Dao, Horton, Langdon and Parmett were amended to provide that the number of unvested shares subject to an equity award that would vest upon a qualifying termination of employment in connection with a change of control would increase from 50% to 100%. The accelerated vesting percentage applicable to Mr. Schott’s equity awards in the event of a qualifying termination of employment in connection with a change of control did not change and remained at 50%. In addition, with respect to Mr. Horton and Mr. Langdon only, subject to their continued employment with MuleSoft, its acquiror, or one of their respective affiliates through the twelve-month anniversary of the closing of a change of control (or such earlier date mutually agreed to between the individual and the acquiror), the individual’s employment will terminate on such date and such termination will constitute a termination of employment without cause resulting in 100% accelerated vesting of the individual’s then unvested equity awards.

Please see “Table of Estimated Consideration for Equity Awards” below for additional information.

Table of Estimated Consideration for Equity Awards

Directors

The table below sets forth, for each of MuleSoft’s non-employee directors, the aggregate number of MuleSoft options and MuleSoft RSU awards that are held by MuleSoft’s non-employee directors as of March 28, 2018.

Name	Vested MuleSoft Options (#)(1)	Unvested MuleSoft Options (#)(2)	Value of MuleSoft Options ($)(3)	MuleSoft RSU Awards (#)(4)	Value of MuleSoft RSU Awards ($)(5)	Total ($)(6)

Mark Burton	281,172	16,876	13,110,490	—	—	13,110,490
Michael Capellas	88,560	44,232	5,012,898	—	—	5,012,898
Steven Collins	126,746	11,796	5,912,973	—	—	5,912,973
Gary Little	—	—	—	—	—	—
Ravi Mhatre	—	—	—	—	—	—
Marcus Ryu	—	—	—	3,786	169,954	169,954
Yvonne Wassenaar	—	—	—	3,786	169,954	169,954
Ann Winblad	—	—	—	—	—	—

(1)	Represents the number of MuleSoft options that are outstanding and vested in accordance with their terms as of March 28, 2018, assuming that such date occurs prior to the effective time.

(2)	Represents the number of MuleSoft options that will vest immediately prior to the effective time in accordance with the terms of the merger agreement, assuming the effective time occurs on March 28, 2018.
(3)	Equals (i) the number of shares of MuleSoft common stock subject to outstanding MuleSoft options as of March 28, 2018 (that is, the sum of the number of shares shown in the “Vested MuleSoft Options” and the “Unvested MuleSoft Options” columns), multiplied by (ii) (a) $44.89, the assumed price per share paid in connection with the merger based on the closing price of Salesforce’s common stock on March 19, 2018, reduced by (b) the exercise price of the MuleSoft option.
(4)	Represents the number of MuleSoft RSU awards that will vest immediately prior to the effective time in accordance with the terms of the merger agreement, assuming the effective time occurs on March 28, 2018.
(5)	Equals (i) the number of MuleSoft RSU awards, multiplied by (ii) $44.89, the assumed price per share paid in connection with the merger based on the closing price of Salesforce’s common stock on March 19, 2018.
(6)	Equals the sum of the amounts shown in the “Value of MuleSoft Options” and the “Value of MuleSoft RSU Awards” columns.

Executive Officers

The table below sets forth, for each of MuleSoft’s executive officers, the aggregate number of vested MuleSoft options that are held by MuleSoft’s executive officers as of March 28, 2018 and the aggregate number of unvested MuleSoft options and unvested MuleSoft RSU awards held by MuleSoft’s executive officers as of March 28, 2018 that would accelerate upon a qualifying termination.

Name	Vested MuleSoft Options (#)(1)	Value of Vested MuleSoft Options ($)(2)	Accelerated Unvested MuleSoft Options Upon a Qualifying Termination (#)(3)	Value of Accelerated Unvested MuleSoft Options Upon a Qualifying Termination ($)(4)	Accelerated MuleSoft RSU Awards Upon a Qualifying Termination (#)(5)	Value of Accelerated MuleSoft RSU Awards Upon a Qualifying Termination ($)(6)	Total ($)(7)
Greg Schott	1,527,159	66,241,622	380,000	16,070,200	—	—	82,311,822
Mark Dao	456,810	17,281,122	460,580	17,423,741	—	—	34,704,863
Rob Horton	106,830	4,266,707	290,176	9,965,187	25,370	1,138,859	15,370,753
Matthew Langdon	554,116	23,649,671	51,931	2,216,415	43,271	1,942,435	27,808,521
Simon Parmett	528,073	21,951,646	670,502	22,208,970	86,550	3,885,230	48,045,846

(1)	Represents the number of MuleSoft options that are outstanding and vested in accordance with their terms as of March 28, 2018, assuming such date occurs prior to the effective time.
(2)	Equals (i) the number of shares of MuleSoft common stock shown in the “Vested MuleSoft Options” column, multiplied by (ii) (a) $44.89, the assumed price per share paid in connection with the merger based on the closing price of Salesforce’s common stock on March 19, 2018, reduced by (b) the exercise price of the MuleSoft option.
(3)	Represents the number of MuleSoft options that would vest upon a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on March 28, 2018. For Mr. Schott, this number represents 50% of the unvested shares subject to his MuleSoft options. For all other executive officers, this number represents 100% of the unvested shares subject to the executive officer’s MuleSoft options.
(4)	Equals (i) the number of shares of MuleSoft common stock shown in the “Accelerated Unvested MuleSoft Options Upon a Qualifying Termination” column, multiplied by (ii) (a) $44.89, the assumed price per share paid in connection with the merger based on the closing price of Salesforce’s common stock on March 19, 2018, reduced by (b) the exercise price of the MuleSoft option.
(5)

Represents the number of MuleSoft RSU awards that would vest upon a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on March 28, 2018. For Mr. Schott, this number represents 50% of the unvested shares subject to his

MuleSoft RSU awards. For all other executive officers, this number represents 100% of the unvested shares subject to the executive officer’s MuleSoft RSU awards.
(6)	Equals (i) the number of MuleSoft RSU awards shown in the “Accelerated MuleSoft RSU Awards Upon a Qualifying Termination” column, multiplied by (ii) $44.89, the assumed price per share paid in connection with the merger based on the closing price of Salesforce’s common stock on March 19, 2018.
(7)	Equals the sum of amounts shown in the “Value of Vested MuleSoft Options,” “Value of Accelerated Unvested MuleSoft Options Upon a Qualifying Termination” and the “Value of Accelerated MuleSoft RSU Awards Upon a Qualifying Termination” columns.

MuleSoft Severance Policy

Each of MuleSoft’s executive officers participates in MuleSoft’s severance policy, effective as of March 16, 2017 (which we refer to as the “severance policy”). Under the terms of the severance policy, if any eligible employee, including the executive officers, is terminated by MuleSoft or any of its subsidiaries other than for cause, as defined in the severance policy, death or disability, as defined in the severance policy, or if the eligible employee terminates his or her employment due to a constructive termination, as defined in the severance policy, the eligible employee will be entitled to receive severance benefits as exclusively provided for under the severance policy. Upon the occurrence of such an event, an eligible employee would be entitled to the following if such eligible employee timely signs and does not revoke a separation agreement and release of claims: (i) a lump-sum cash severance payment equal to the eligible employee’s rate of pay multiplied by the severance multiple, and (ii) a lump-sum cash payment equal to $250, multiplied by the severance multiple (which will be paid regardless of whether the eligible employee elects COBRA continuation coverage and can be used for any purpose by the eligible employee). The rate of pay for an eligible employee equals the value of one-week of the eligible employee’s base salary. The severance multiple equals four plus the eligible employee’s length of service. For purposes of the severance policy, length of service means the eligible employee’s number of years of continuous service with MuleSoft (with any partial years of continuous service rounded up) beginning with the eligible employee’s most recent hire date through the date of the qualifying termination, with any partial year of service rounded up to the next full year of service.

The table below sets forth, for each of MuleSoft’s executive officers, the value of the benefits the executive officer would receive under the severance policy, assuming a qualifying termination of employment on March 28, 2018.

Name	Cash Severance Payment ($)(1)	Additional Payment ($)(2)	Total ($)
Greg Schott	94,231	3,500	97,731
Mark Dao	43,077	1,750	44,827
Rob Horton	49,760	2,250	52,010
Matthew Langdon	50,000	2,000	52,000
Simon Parmett	63,462	2,750	66,212

(1)	Represents the lump-sum cash severance payment equal to the executive officer’s rate of pay multiplied by the executive officer’s severance multiple.
(2)	Represents the lump-sum cash payment equal to $250 multiplied by the executive officer’s severance multiple, which will be paid regardless of whether the executive officer elects COBRA continuation coverage and can be used for any purpose by the executive officer.

Employee Stock Purchase Plan

Any MuleSoft employee who is not a participant in MuleSoft’s 2017 Employee Stock Purchase Plan (which we refer to as the “ESPP”) as of the date of the merger agreement may not become a participant in any offering periods in effect under the ESPP as of the date of the merger agreement (which we refer to as the “current ESPP offering periods”). If the current ESPP offering periods terminate prior to the effective time, then the ESPP will be suspended and no new offering period will commence under the ESPP prior to the termination of the merger agreement. If any current ESPP offering period is still in effect at the effective time, then the last day of such current ESPP offering period will be accelerated to a date before the closing date as specified by the MuleSoft board of directors or its designated committee. Subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time.

Indemnification and Insurance

Under the merger agreement, for a period of not less than six years after the effective time of the merger, Salesforce must, and must cause the surviving corporation in the merger to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of MuleSoft or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce, each current and former director and executive officer of MuleSoft and its subsidiaries against any costs and expenses in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such person serving as an executive officer, director, employee or other fiduciary of MuleSoft, any of its subsidiaries or any other person if such service was at the request or for the benefit of MuleSoft or any of its subsidiaries.

In addition, for a period of six years following the effective time of the merger, Salesforce is required to maintain in effect the provisions in the organizational documents of MuleSoft and any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of executive officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time of the merger, MuleSoft is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time of the merger with respect to matters arising at or prior to the effective time of the merger, with a one-time cost not in excess of 250% of the last aggregate annual premium paid by MuleSoft for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, MuleSoft may purchase as much coverage as reasonably practicable for such amount. See “Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Section 16 Matters

Pursuant to the merger agreement, prior to the effective time of the merger, MuleSoft and Salesforce have agreed to, as applicable, take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of MuleSoft (including derivative securities) and acquisitions of equity securities of Salesforce pursuant to the transactions contemplated by the merger agreement by each individual who is a director or executive officer of MuleSoft subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MuleSoft to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Rule 14d-10(d) Matters

The merger agreement provides that, prior to the acceptance time, the compensation committee of the MuleSoft board of directors will take certain actions with respect to compensation matters. The compensation committee of the MuleSoft board of directors, at a meeting on March 20, 2018, duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each arrangement related to certain payments made or to be made and certain benefits granted or to be granted according to employment compensation, severance and other employee benefit plans of MuleSoft, including MuleSoft’s 2017 Equity Incentive Plan, MuleSoft’s 2016 Equity Incentive Plan and MuleSoft’s 2006 Stock Plan, to certain holders of MuleSoft shares, MuleSoft options, MuleSoft RSU awards and MuleSoft PSU awards, (ii) the treatment of MuleSoft options, MuleSoft RSU awards and MuleSoft PSU awards, as applicable, in accordance with the terms of the merger agreement and (iii) certain provisions of the merger agreement relating to indemnification, insurance and other compensation and benefits provided to MuleSoft’s directors, executive officers and employees. In addition, the compensation committee of the MuleSoft board of directors will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

MuleSoft Shares Held by MuleSoft Officers and Directors

As of March 28, 2018, the directors and executive officers of MuleSoft and their affiliates beneficially owned approximately 17,499,266 MuleSoft shares, representing approximately 13% of the MuleSoft shares and approximately 34% of the aggregate voting power of the MuleSoft shares, in each case outstanding as of March 28, 2018.

Concurrently with the execution of the merger agreement, on March 20, 2018, (i) MuleSoft board members Greg Schott, Ann Winblad, Ravi Mhatre and Gary Little and certain of their affiliates and (ii) MuleSoft officers Simon Parmett, Rob Horton and Matthew Langdon, entered into support agreements with Salesforce and the Offeror, solely in their capacities as stockholders of MuleSoft. For more information regarding the support agreements, see “Other Transaction Agreements—Support Agreements,” and such support agreements, which are filed as Exhibit 10.27 and Exhibit 10.28 to this document.

Certain Relationships with MuleSoft

As of the date of this document, Salesforce does not own any shares of MuleSoft common stock. Neither Salesforce nor the Offeror has effected any transaction in securities of MuleSoft in the past 60 days. To the best of Salesforce’s and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex C hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of MuleSoft or has effected any transaction in securities of MuleSoft during the past 60 days.

Over the past several years, Salesforce has had numerous strategic discussions with MuleSoft in connection with Salesforce’s prior investment in MuleSoft and the two companies’ long-standing commercial relationship. Salesforce participated in a number of MuleSoft’s private investment rounds beginning in 2013 and prior to MuleSoft’s initial public offering, but was not an investor in MuleSoft at the time the transaction was announced. In addition, MuleSoft has been a Salesforce customer for over a decade, and Salesforce has been a MuleSoft customer since 2013.

Salesforce and MuleSoft entered into a confidentiality agreement, dated March 2, 2018 in connection with their evaluation of the potential business combination that resulted in the execution of the merger agreement. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Salesforce and MuleSoft agreed to keep confidential all non-public information received from the other party. Salesforce and MuleSoft also agreed that the non-public information furnished by the other party pursuant to the confidentiality agreement would be used solely for the purpose of evaluating, negotiating and consummating the potential business combination. The confidentiality agreement contains a customary “standstill” provision that prohibits Salesforce, its subsidiaries or representatives acting on its behalf from taking certain actions involving or with respect to MuleSoft for a one-year period, subject to certain exceptions set forth in the confidentiality agreement. See “Other Transaction Agreements—Confidentiality Agreement” and the confidentiality agreement, which is filed as Exhibit 99.5 to this document.

Salesforce and MuleSoft entered into an exclusivity agreement, dated March 8, 2018, in connection with their evaluation of the potential business combination that resulted in the execution of the merger agreement. The exclusivity agreement set forth certain terms on which Salesforce and MuleSoft would conduct negotiations regarding the potential business combination that resulted in the execution of the merger agreement. See “Other Transaction Agreements—Exclusivity Agreement” and the exclusivity agreement, which is filed as Exhibit 99.6 to this document.

Source and Amount of Funds

The offer and the merger are not conditioned upon any financing arrangements or contingencies.

Salesforce estimates the aggregate amount of cash consideration required to purchase the outstanding shares of MuleSoft common stock and consummate the offer and the merger will be approximately $4.8 billion, plus related fees and expenses. Salesforce anticipates that the funds needed to complete the transactions will be derived from (i) available cash on hand, (ii) proceeds from the sales of marketable securities on hand and (iii) new third-party debt financing.

On April 11, 2018, Salesforce completed the public offering and issuance of $1.0 billion aggregate principal amount of 3.250% Senior Notes due 2023 and $1.5 billion aggregate principal amount of 3.700% Senior Notes due 2028 in a registered public offering pursuant to an underwriting agreement providing for the issuance and sale of the Senior Notes. Salesforce intends to use the net proceeds from the Notes Offering to partially fund the cash component of the transaction consideration in connection with the acquisition of MuleSoft, and to pay related fees and expenses. If (x) the consummation of the acquisition of MuleSoft by Salesforce or any of its subsidiaries does not occur on or before April 20, 2019 or (y) Salesforce notifies the trustee in respect of the Senior Notes that it will not pursue the consummation of the acquisition of MuleSoft, Salesforce will be required to redeem the Senior Notes due 2023 then outstanding at a redemption price equal to 101% of the principal amount of the Senior Notes due 2023 to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption. The Senior Notes due 2028 are not subject to the Special Mandatory Redemption. In the event that the acquisition of MuleSoft by Salesforce is not consummated, Salesforce expects to use the proceeds of the Senior Notes due 2028 for general corporate purposes and the repayment of debt.

In connection with its entry into the merger agreement, Salesforce has also obtained a commitment from Bank of America, N.A. and certain other financial institutions for a 364-day senior unsecured bridge loan facility. The original commitments in respect of the bridge loan facility were $3.0 billion, but were reduced by the net cash proceeds of the Notes Offering. The availability of the bridge loan facility is conditioned on the consummation of the acquisition of MuleSoft in accordance with the terms of the merger agreement (subject to certain exceptions and qualifications) and certain other conditions. Salesforce expects to replace the remaining commitments in respect of the bridge loan facility prior to the consummation of the offer and the merger with the proceeds of the incurrence of a new unsecured term loan facility (or commitments in respect thereof).

Fees and Expenses

Salesforce has retained Morrow Sodali LLC as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and the merger to beneficial owners of shares. Salesforce will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Salesforce agreed to indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

In addition, Salesforce has retained Computershare Trust Company, N.A. as exchange agent in connection with the offer and the merger (which we refer to as the “exchange agent”). Salesforce will pay the exchange agent reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Salesforce will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Salesforce nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of MuleSoft shares pursuant to the offer.

Accounting Treatment

In accordance with U.S. generally accepted accounting principles, Salesforce will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Stock Exchange Listing

Salesforce shares are listed on the NYSE under the symbol “CRM.” Salesforce intends to submit a supplemental listing application to list on the NYSE the Salesforce shares that Salesforce will issue in the offer and merger as part of the transaction consideration. Such listing is a condition to completion of the offer.

Resale of Salesforce Common Stock

All Salesforce shares received by MuleSoft stockholders as part of the transaction consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for Salesforce shares received by any person who is deemed an “affiliate” of Salesforce at the time of the closing of the merger. Salesforce shares held by an affiliate of Salesforce may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Salesforce shares received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this document in connection with any such resale.

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the merger is:

By Mail:	By Express Mail or Overnight Delivery:
Computershare	Computershare
C/O Voluntary Corporate Actions	C/O Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement entered into by Salesforce, the Offeror and MuleSoft, a copy of which is attached hereto as Annex A. This summary may not contain all of the information about the merger agreement that is important to MuleSoft stockholders, and MuleSoft stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Offer

The Offeror is offering to exchange for each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock validly tendered and not validly withdrawn in the offer:

•	$36.00 in cash; and

•	0.0711 of a share of Salesforce common stock, together with cash in lieu of any fractional shares of Salesforce common stock;

in each case, without interest and less any applicable withholding taxes.

The Offeror’s obligation to accept for exchange MuleSoft shares validly tendered (and not validly withdrawn) pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of MuleSoft shares that, upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of MuleSoft Class A common stock upon the consummation of the offer), together with MuleSoft shares then owned by Salesforce and the Offeror (if any), would represent at least a majority of the aggregate voting power of the MuleSoft shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”), as more fully described under “The Offer—Conditions of the Offer.”

Under the merger agreement, unless MuleSoft consents otherwise or the merger agreement is terminated:

•	the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•	in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and MuleSoft) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018; and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of MuleSoft must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and MuleSoft); however, in no event will the Offeror be required to extend the expiration of the offer for more than 20 business days in the aggregate for these reasons, and if any then-scheduled expiration of the offer occurs on or before May 5, 2018, then the Offeror may not extend the offer beyond 11:59 p.m., New York City time, on May 8, 2018.

If the offer would otherwise expire at any time after 11:59 p.m., New York City time, on May 8, 2018 and on or prior to May 24, 2018, the Offeror may extend the offer to expire at 11:59 p.m., New York City time, on May 24, 2018. No extension will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Salesforce or MuleSoft if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any MuleSoft shares pursuant to the offer, or if the acceptance for exchange of MuleSoft shares tendered in the offer has not occurred on or before September 20, 2018 (subject to the two-month extension in certain circumstances described under “—Termination of the Merger Agreement”), which we refer to as the “outside date.” See “—Termination of the Merger Agreement.”

For a more complete description of the offer, see “The Offer.”

The Merger

The merger agreement provides that, if the offer is completed, the parties will effect the merger of the Offeror with and into MuleSoft, with MuleSoft continuing as the surviving corporation in the merger, and the former MuleSoft stockholders will not have any direct equity ownership interest in the surviving corporation.

Completion and Effectiveness of the Merger

Under the merger agreement, the closing of the merger must occur promptly, and in any case no later than the first business day, after the acceptance of tendered MuleSoft shares in the offer and the satisfaction of the other condition to the merger, unless the parties agree otherwise in writing (see “—Conditions to the Merger”). The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware unless a later date is specified therein.

Transaction Consideration Payable Pursuant to the Merger

In the merger, except as provided below, each outstanding MuleSoft share that was not acquired by the Offeror in the offer will be converted into the right to receive the transaction consideration—that is, $36.00 in cash and 0.0711 of a share of Salesforce common stock (together with cash in lieu of any fractional shares of Salesforce common stock), in each case, without interest and less any applicable withholding taxes.

In the merger, MuleSoft shares that are owned or held in treasury by MuleSoft or owned by Salesforce or the Offeror will be cancelled without any consideration being delivered. In the merger, MuleSoft shares that are owned by any wholly owned subsidiary of Salesforce (other than the Offeror) or of MuleSoft will be converted into shares of common stock of the surviving corporation based on a formula described in the merger agreement. In addition, as described below, MuleSoft shares that are held by holders who have not tendered MuleSoft shares in the offer and are properly exercising appraisal rights will not be converted into the right to receive the transaction consideration described above.

Fractional Shares

Salesforce will not issue fractional shares of Salesforce common stock in the offer or the merger. Instead, each holder of MuleSoft shares who otherwise would be entitled to receive fractional shares of Salesforce common stock will be entitled to an amount of cash (without interest) equal to such fractional part of a share of Salesforce common stock multiplied by the volume weighted average closing sale price of one share of Salesforce common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day immediately preceding the day the Offeror accepts for payment all MuleSoft shares tendered in the offer, rounded to the nearest cent.

Dissenters’ Rights

No appraisal rights are available to the holders of MuleSoft shares in connection with the offer. However, if the merger is consummated, the holders of MuleSoft shares immediately prior to the effective time of the merger who (1) did not tender MuleSoft shares in the offer; (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will, if, in the case of the holders of Class A common stock, at least one of the ownership thresholds is met, be entitled to have their MuleSoft shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. MuleSoft, however, has the right at any time before the entry of judgment in the appraisal proceedings, to voluntarily pay to each stockholder entitled to appraisal an amount in cash. If MuleSoft elects to make such a voluntary payment pursuant to Section 262(h) of the DGCL, interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid by MuleSoft in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued prior to such voluntary payment, unless paid at that time. MuleSoft, however, is under no obligation to make such a voluntary cash payment prior to such entry of judgment.

The “fair value” of any MuleSoft shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of such shares. MuleSoft stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. Moreover, Salesforce and MuleSoft may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL.

The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document, if a MuleSoft stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such MuleSoft stockholder must do all of the following:

•	within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to MuleSoft a written demand for appraisal of shares held, which demand must reasonably inform MuleSoft of the identity of the MuleSoft stockholder and that the MuleSoft stockholder is demanding appraisal;

•	not tender MuleSoft shares in the offer (or otherwise waive such stockholder’s right to appraisal); and

•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the merger.

In addition, with respect to the holders of MuleSoft Class A common stock, at least one of the ownership thresholds must be met.

This does not purport to be a complete statement of the procedures to be followed by MuleSoft stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MuleSoft together with this document.

Exchange of MuleSoft Stock Book-Entry Shares for the Transaction Consideration

Salesforce has retained Computershare as the depositary and exchange agent for the offer and the merger to handle the exchange of MuleSoft shares for the transaction consideration.

All MuleSoft shares are held in electronic book entry form. No holder of book-entry MuleSoft shares will be required to deliver a certificate or letter of transmittal or surrender such book-entry MuleSoft shares to the exchange agent to receive the transaction consideration in the merger. In lieu thereof, each book-entry MuleSoft share will automatically on the completion of the merger be entitled to receive, and Salesforce will cause the exchange agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the transaction consideration (including cash in lieu of any fractional shares of Salesforce common stock), and the payment of any dividends or other distributions, without interest, which prior to proper exchange of such MuleSoft shares had become payable with respect to the Salesforce common stock issuable as stock consideration in respect of such MuleSoft shares.

No interest will be paid or will accrue on any portion of the transaction consideration payable in respect of any MuleSoft share.

After the effective time of the merger, each share formerly representing shares of MuleSoft common stock that has not been surrendered will represent only the right to receive upon such surrender the transaction consideration to which such holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder upon such surrender.

Conditions to the Merger

If the offer is completed, the respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following two conditions:

•	Completion of Offer—The Offeror has accepted for payment all of the MuleSoft shares validly tendered in the offer and not validly withdrawn pursuant to the offer.

•	No Legal Prohibition—No governmental entity of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time of the merger or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the effective time of the merger, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of MuleSoft with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	investigations and litigation;

•	intellectual property;

•	privacy and data protection;

•	real property and assets;

•	material contracts;

•	environmental matters;

•	customers, suppliers and resellers;

•	insurance;

•	information supplied for SEC filings;

•	opinion of financial advisor to MuleSoft;

•	takeover statutes;

•	related party transactions; and

•	finders and brokers.

The merger agreement also contains customary representations and warranties of Salesforce and the Offeror, including among other things:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of changes or events;

•	compliance with applicable laws;

•	permits;

•	investigations and litigation;

•	information supplied for SEC filings;

•	availability of sufficient funds;

•	valid issuance of Salesforce common stock in the offer and the merger;

•	finders and brokers;

•	stock ownership; and

•	activity of the Offeror.

The representations and warranties contained in the merger agreement are generally qualified by “material adverse effect,” as defined in the merger agreement and described below. The representations and warranties contained in the merger agreement will expire at the effective time of the merger. The representations, warranties and covenants made by MuleSoft in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Salesforce in connection with the execution of the merger agreement and by filings that MuleSoft has made with the SEC prior to the date of the merger agreement. The representations, warranties and covenants made by Salesforce and the Offeror in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to MuleSoft in connection with the execution of the merger agreement and by filings that Salesforce has made with the SEC prior to the date of the merger agreement. Stockholders are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of MuleSoft or any of its affiliates or of Salesforce or any of its affiliates.

Material Adverse Effect

A “material adverse effect” with respect to Salesforce or MuleSoft, means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of such party and its subsidiaries, taken as a whole, except that no such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably likely to exist or occur:

(a)	any changes in general U.S. or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(b)	any changes in general conditions in any industry or industries in which such party and its subsidiaries operate;

(c)	any changes in general political conditions;

(d)	any changes after the date of the merger agreement in GAAP or the interpretation thereof;

(e)	any changes after the date of the merger agreement in applicable law or the interpretation thereof;

(f)	any failure by such party to meet any internal or published projections, estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

(g)	any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof;

(h)	the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, the identity of Salesforce, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement (except that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement or to address the consequences of litigation); and

(i)	any action or failure to take any action which action or failure to act is requested in writing by the other party or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of the merger agreement;

provided that with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g), if such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence has had a disproportionate adverse impact on such party relative to other companies operating in the industry or industries in which such party operates, then the incremental disproportionate adverse impact of such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence will be taken into account for the purpose of determining whether a “material adverse effect” exists or has occurred.

No Solicitation of Other Offers by MuleSoft

Under the terms of the merger agreement, subject to certain exceptions described below, MuleSoft has agreed that, from the date of the merger agreement until the earlier of the acceptance time (as defined below) or the date (if any) the merger agreement is terminated, MuleSoft will not and will cause its controlled affiliates not to, and MuleSoft will cause its and their respective directors, officers, employees and other representatives not to, directly or indirectly:

(a)	solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or would be reasonably expected to lead to an acquisition proposal (as defined below);

(b)	participate in any negotiations regarding, or furnish to any person any non-public information relating to MuleSoft or any subsidiary of MuleSoft in connection with, an actual or potential acquisition proposal;

(c)	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

(d)	withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, the MuleSoft board of directors’ recommendation that MuleSoft stockholders accept the offer and tender their MuleSoft shares into the offer, or commit or agree to take any such action;

(e)	if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after the public disclosure of such acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, such rejection of such acquisition proposal) and reaffirm the MuleSoft board of directors’ recommendation that MuleSoft stockholders accept the offer and tender their MuleSoft shares into the offer within such 10 business day period (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last five business days’ prior to the then-scheduled expiration of the offer, fail to take the actions referred to in this clause (e), with references to the applicable 10 business day period being replaced with three business days);

(f)	fail to include the MuleSoft board of directors’ recommendation that MuleSoft stockholders accept the offer and tender their MuleSoft shares into the offer in the Schedule 14D-9;

(g)	approve, or authorize, or cause or permit MuleSoft or any MuleSoft subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements); or

(h)	commit or agree to do any of the foregoing.

We refer to the actions set forth in clauses (c), (d), (e), (f), (g) and (h) (to the extent related to the foregoing clauses (c), (d), (e), (f) or (g)) above as a “change of recommendation.”

In addition, under the merger agreement, MuleSoft has agreed that:

•	MuleSoft will and will cause its controlled affiliates to, and MuleSoft will cause its and their respective directors, officers, employees and other representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons, or provision of any non-public information to any persons, with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	it will promptly request that each person that previously executed a confidentiality agreement with MuleSoft in connection with its consideration of an acquisition proposal or a potential acquisition proposal promptly destroy or return to MuleSoft all non-public information furnished by MuleSoft or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement; and

•	it will terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by any such person.

Under the merger agreement, MuleSoft must enforce, and not waive, terminate or modify without Salesforce’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the MuleSoft board of directors determines in good faith after consultation with MuleSoft’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law, MuleSoft may, with prior written notice to Salesforce, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the merger agreement) to make, on a confidential basis to the MuleSoft board of directors, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Salesforce, in each case as contemplated by the merger agreement.

Notwithstanding the prohibitions described above, if MuleSoft receives, prior to the acceptance time, a bona fide written acquisition proposal that did not result from a breach of MuleSoft’s non-solicitation obligations, MuleSoft is permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal, as long as:

•	the MuleSoft board of directors determines in good faith, after consulting with MuleSoft’s outside legal counsel and financial advisors, that such proposal constitutes, or could reasonably be expected to lead to, a superior proposal;

•	the MuleSoft board of directors determines in good faith, after consulting with MuleSoft’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law; and

•	prior to providing any such non-public information, (x) the person making the acquisition proposal enters into a confidentiality agreement after the date of the merger agreement that contains terms that are no less favorable in the aggregate to MuleSoft than those contained in the confidentiality agreement between Salesforce and MuleSoft (provided that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict MuleSoft or its representatives from complying with its disclosure obligations under the merger agreement), and (y) MuleSoft also provides Salesforce, prior to or substantially concurrently with the time such information is provided or made available to such person, any non-public information furnished to such other person that was not previously furnished to Salesforce.

Under the merger agreement, MuleSoft is obligated to notify Salesforce promptly (and in any event within 24 hours) of any receipt by any director or officer of MuleSoft or by any of MuleSoft’s controlled affiliates or its or their respective representatives of any acquisition proposal or any proposals or inquiries that could reasonably be expected to lead to an acquisition proposal, or any inquiry or request for non-public information relating to MuleSoft or any MuleSoft subsidiary by any person who has made or could reasonably be expected to make any acquisition proposal (or of becoming aware of any of its or their other affiliates having received any such acquisition proposal, proposal, inquiry or request). The notice must include the identity of the person making the acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all written requests, proposals or offers (including any proposed agreements received by MuleSoft) or, if such acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. MuleSoft also must keep Salesforce reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such acquisition proposal or potential acquisition proposal, and as to the nature of any information requested of MuleSoft with respect thereto. MuleSoft also must promptly provide (and in any event within the earlier of 48 hours and one business day) Salesforce with any material non-public information concerning MuleSoft provided to any other person in connection with any acquisition proposal that was not previously provided to Salesforce. Without limiting the foregoing, MuleSoft must promptly (and in any event within 24 hours after such determination) inform Salesforce in writing if MuleSoft determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal to the extent otherwise permitted by the merger agreement.

The “acceptance time” for purposes of the merger agreement is the time that the Offeror accepts for payment all MuleSoft shares that are validly tendered and not validly withdrawn pursuant to the offer promptly after the expiration of the offer (as it may be extended pursuant to the terms of the merger agreement) or, at Salesforce’s election, concurrently with the expiration of the offer if all conditions to the offer have been satisfied or waived in accordance with the merger agreement.

An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from any person or group (as defined in Section 13(d) of the Exchange Act), other than a proposal or offer by Salesforce or a subsidiary of Salesforce, at any time relating to any transaction or series of related transactions involving:

•	any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding MuleSoft voting or equity securities (whether by voting power or number of shares);

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of any class of outstanding MuleSoft voting or equity securities (whether by voting power or number of shares);

•	any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction, in each case involving MuleSoft and any other person or group, pursuant to which the MuleSoft stockholders immediately prior to such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares); or

•	any sale, lease, exchange, transfer or other disposition to any person or group of more than 15% of the consolidated assets of MuleSoft and its subsidiaries (measured by fair market value).

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal by a third party which the MuleSoft board of directors determines in good faith (after consultation with MuleSoft’s outside legal counsel and financial advisors) to be more favorable to MuleSoft’s stockholders from a financial point of view than the offer and the merger, taking into account all relevant factors, including all the terms and conditions of such proposal or offer (including the transaction consideration, confidentiality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement, as well as any changes to the terms of the merger agreement proposed by Salesforce in response to any acquisition proposal. When determining whether an offer constitutes a superior proposal, references in the term “acquisition proposal” to “15%” or “85%” will be replaced with references to “80%” and “20%”, respectively.

Change of Recommendation; Match Rights

The merger agreement requires the MuleSoft board of directors to recommend that MuleSoft stockholders accept the offer and tender their MuleSoft shares into the offer. Notwithstanding the foregoing, prior to the acceptance time:

•	the MuleSoft board of directors may make certain types of a change of recommendation in response to an intervening event (as defined below) if the MuleSoft board of directors has determined in good faith, after consultation with MuleSoft’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law; or

•	the MuleSoft board of directors may make a change of recommendation and cause MuleSoft to terminate the merger agreement in order to enter into a definitive agreement providing for an acquisition proposal that did not result from a breach of MuleSoft’s non-solicitation obligations (subject to payment by MuleSoft to Salesforce of the termination fee described under “—Termination Fee and Expenses”) which the MuleSoft board of directors has determined in good faith after consultation with MuleSoft’s outside legal counsel and financial advisors is a superior proposal, but only if the MuleSoft board of directors has determined in good faith after consultation with MuleSoft’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, MuleSoft must provide Salesforce four business days’ prior written notice advising Salesforce that it intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation due to an intervening event (as defined below), or the material terms and conditions of the acquisition proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a superior proposal. In each case, MuleSoft must cause its representatives to be available to negotiate in good faith (to the extent Salesforce desires to negotiate) any proposal by Salesforce to amend the merger agreement in a manner that would eliminate the need for the MuleSoft board of directors to make a change of recommendation, and the MuleSoft board of directors must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after in good faith taking into account the amendments to the merger agreement proposed by Salesforce). With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by MuleSoft’s stockholders as a result of such superior proposal), MuleSoft must again comply with the obligations described in this paragraph, except that references to the applicable four business day period will be replaced with two business days.

An “intervening event” for purposes of the merger agreement is any event, change or development first occurring or arising after the date of the merger agreement that is material to MuleSoft and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the MuleSoft board of directors as of the date of the merger agreement, except that in no event will the following events, changes or developments constitute an “intervening event”: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof or (b) changes in the market price or trading volume of the MuleSoft Class A common stock, the Salesforce common stock or any other securities of MuleSoft, Salesforce or their respective subsidiaries, or any change in credit rating or the fact that MuleSoft meets or exceeds (or that Salesforce fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period.

Nothing in the merger agreement prohibits MuleSoft or the MuleSoft board of directors from disclosing to MuleSoft’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any “stop, look and listen” communication to MuleSoft’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed acquisition proposal, provided that any such “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the MuleSoft board of directors’ recommendation that MuleSoft stockholders accept the offer and tender their MuleSoft shares into the offer.

Conduct of Business Before Completion of the Merger

Restrictions on MuleSoft’s Operations

The merger agreement provides for certain restrictions on MuleSoft’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated. In general, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Salesforce (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, MuleSoft and each of its subsidiaries is required to conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing business, keep available the services of its and their present officers and other key employees and preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations. In addition, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Salesforce (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, MuleSoft must not and must not permit any of its subsidiaries to, directly or indirectly:

•	amend, modify, waive, rescind or otherwise change MuleSoft’s or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

•	authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of MuleSoft or any of its subsidiaries);

•	enter into any agreement and arrangement with respect to voting or registration of its capital stock or other equity interests or securities;

•	take any action within MuleSoft’s control to cause, or that would result in, the conversion of all of the MuleSoft Class B common stock into MuleSoft Class A common stock;

•	split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction involving only wholly owned subsidiaries of MuleSoft;

•	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in MuleSoft or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•	take any action to cause to be exercisable or vested any otherwise unexercisable or unvested MuleSoft equity award under any existing MuleSoft equity plan (except as otherwise provided by the express terms of any MuleSoft equity award), other than (a) issuances of MuleSoft common stock in respect of any exercise of MuleSoft options or the vesting or settlement of MuleSoft equity awards, in all cases in accordance with their respective terms, (b) the issuances of MuleSoft common stock pursuant to the terms of MuleSoft’s 2017 Employee Stock Purchase Plan in respect of the current offering period thereunder, (c) the grant of MuleSoft equity awards, subject to certain exceptions set forth in the merger agreement, or (d) transactions solely between MuleSoft and its wholly owned subsidiaries or between such wholly owned subsidiaries;

•

except as required by any MuleSoft benefit plan in existence as of the date of the merger agreement, (a) increase the compensation or benefits payable or to become payable to any directors, executive officers or employees; (b) grant to any directors, executive officers or employees any increase in severance or termination pay, subject to limited exceptions described in the merger agreement; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, subject to certain exceptions described in the merger agreement; (d) establish, adopt, enter into, amend or terminate any collective bargaining agreement or MuleSoft benefit plan, except for limited exceptions described in the merger agreement; (e) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any MuleSoft benefit plan; (f) terminate the employment of any employee at the level of vice president or above, other than for cause; (g) hire any new employees at the level of vice president or above; or (h) provide any funding for any rabbi trust or similar arrangement;

•	acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for transactions solely between MuleSoft and its wholly owned subsidiaries or between such wholly owned subsidiaries or acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	make any loans, advances or capital contributions to, or investments in, any other person, except for loans solely among MuleSoft and its wholly owned subsidiaries or solely among MuleSoft’s wholly owned subsidiaries or advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

•	sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its material properties, rights or assets (including shares in the capital of MuleSoft or its subsidiaries), except (a) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (b) non-exclusive licenses or other non-exclusive grants of rights in, to or under MuleSoft’s intellectual property or products entered in the ordinary course of business consistent with past practice with customers and (c) for transactions solely among MuleSoft and its wholly owned subsidiaries or solely among such wholly owned subsidiaries;

•	enter into certain types of material contracts or materially modify, materially amend, extend or terminate any material contract, or, other than in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims thereunder;

•	except in the ordinary course of business consistent with past practice, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

•	commence (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions of the merger agreement), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding, other than the compromise or settlement of claims, litigations, investigations or proceedings that are not brought by governmental entities and that (a) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $2,000,000, (b) does not impose any injunctive relief on MuleSoft or its subsidiaries and does not involve the admission of wrongdoing by MuleSoft, any of its subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Salesforce or any of its subsidiaries and (c) does not provide for the license of any material MuleSoft intellectual property;

•	make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP;

•	amend or modify any privacy statement;

•	make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by MuleSoft or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of taxes, or, except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•	redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (a) any indebtedness solely among MuleSoft and its wholly owned subsidiaries or solely among such wholly owned subsidiaries, (b) guarantees by MuleSoft of indebtedness of its subsidiaries or guarantees by MuleSoft subsidiaries of indebtedness of MuleSoft or any other MuleSoft subsidiary, which indebtedness is incurred in compliance with this clause, and (c) indebtedness in aggregate principal amount outstanding, and any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) entered into in order to hedge bona fide currency or interest rate risks, for which the aggregate exposure (or aggregate value) to MuleSoft and its subsidiaries is not reasonably expected to be in excess of an aggregate amount equal to $1,000,000;

•	enter into any transactions or contracts with any affiliates or other person that would be required to be disclosed by MuleSoft under Item 404 of Regulation S-K of the SEC;

•	cancel MuleSoft’s insurance policies or fail to pay the premiums on MuleSoft’s insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain in the ordinary course MuleSoft’s insurance policies;

•	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), materially modify or amend or exercise any right to renew any lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by MuleSoft, or any interest therein or part thereof, commit any waste or nuisance on any such property or make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business consistent with past practice;

•	convene any special meeting (or any adjournment or postponement thereof) of MuleSoft’s stockholders;

•	terminate or modify or waive in any material respect any right under any permit;

•	adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

•	take or cause to be taken any action that would reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Restrictions on Salesforce’s Operations

The merger agreement provides for certain restrictions on Salesforce’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated. Except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by MuleSoft (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Salesforce must not and must not permit any of its subsidiaries to, directly or indirectly:

•	amend the organizational documents of Salesforce in a manner that would be material and disproportionately adverse to the holders of MuleSoft common stock relative to the treatment of existing holders of Salesforce common stock;

•	authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Salesforce or any of its subsidiaries), except dividends and distributions paid or made in the ordinary course of business by Salesforce’s subsidiaries;

•	split, combine, subdivide, reduce or reclassify any of its capital stock, except for any such transaction involving only wholly owned subsidiaries of Salesforce;

•	adopt a plan of complete or partial liquidation or dissolution with respect to Salesforce;

•	take or cause to be taken any action that would reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Access

The merger agreement provides that during the period prior to the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated, to the extent permitted by applicable law, MuleSoft and its subsidiaries will give Salesforce and its representatives reasonable access during normal business hours and upon reasonable advance notice to MuleSoft’s and its subsidiaries’ offices, properties, contracts, personnel, books and records, and will furnish reasonably promptly to Salesforce all information concerning MuleSoft’s business, properties and personnel available to MuleSoft or its subsidiaries or prepared by MuleSoft or its subsidiaries in the normal course of its business as Salesforce reasonably requests. However, MuleSoft is not required to disclose information that may not be disclosed pursuant to contractual or legal restrictions or that is subject to attorney-client, attorney work product or other legal privilege, provided that MuleSoft will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or privileges.

Financing Cooperation

Under the merger agreement, prior to the effective time of the merger, MuleSoft and its subsidiaries will, and will use their reasonable best efforts to cause their representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Salesforce or the Offeror in connection with any financing obtained by Salesforce or the Offeror for the purpose of financing the transactions contemplated by the merger agreement or any transaction undertaken in connection therewith. However, (a) no such cooperation will be required to the extent it would (i) unreasonably disrupt the conduct of MuleSoft’s business, (ii) require MuleSoft or its subsidiaries to incur any fees, expenses or other liability prior to the acceptance time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of MuleSoft or any of its subsidiaries to incur any material personal liability, (iv) require MuleSoft to waive or amend any terms of the merger agreement or (v) require MuleSoft to provide any information that is prohibited or restricted by applicable law or is legally privileged (provided that MuleSoft will use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of law or to allow for such access or disclosure to the maximum extent that does not result in a loss of such legal privilege), and (b) MuleSoft and its subsidiaries will not be required to execute any credit or security documentation or any other definitive agreement or provide any indemnity prior to the acceptance time.

Additional Agreements

Under the merger agreement, Salesforce and MuleSoft are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including:

•	preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by the merger agreement; and

•	taking all steps as may be necessary, subject to the limitations in the merger agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Under the merger agreement, Salesforce and MuleSoft are required to:

•	make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transaction contemplated by the merger agreement as promptly as practicable, and in any event within 10 business days after the date of the merger agreement (unless a later date is mutually agreed between the parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and

•	make all other necessary filings as promptly as practicable, and supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any other antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition (which we refer to as “antitrust laws”).

Notwithstanding the foregoing, none of Salesforce, the Offeror or any of their respective subsidiaries is required to, and MuleSoft may not and may not permit any of its subsidiaries to, without the prior written consent of Salesforce, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of MuleSoft, Salesforce or their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of MuleSoft, Salesforce or their respective subsidiaries or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of MuleSoft, Salesforce or their respective subsidiaries. However, if requested by Salesforce, MuleSoft or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on MuleSoft or its subsidiaries in the event the merger is completed.

Under the merger agreement, Salesforce and MuleSoft also agree to:

•	cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party in connection with the HSR Act or other antitrust laws;

•	promptly inform the other party of any communication with the DOJ, the FTC or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party; and

•	permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or any other governmental entity or other person.

Treatment of MuleSoft Equity Awards

At the effective time of the merger (the “effective time”), each option to purchase shares of MuleSoft common stock that is outstanding and unexercised immediately prior to the effective time (each, a “MuleSoft option”) held by an individual who is an employee or service provider of MuleSoft (other than a non-employee director) at the effective time will be assumed and converted into an option to purchase, on the same terms and conditions as were applicable to such MuleSoft option prior to the effective time, the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MuleSoft common stock subject to the MuleSoft option immediately prior to the effective time by the “equity award exchange ratio” (defined below), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the MuleSoft option by the equity award exchange ratio.

At the effective time, each MuleSoft option (whether vested or unvested) that is outstanding and held by an individual who is not employed by or providing services to MuleSoft (other than a former non-employee director) at the effective time will be cancelled and converted into the right to receive a cash payment equal to (1) the number of shares subject to the MuleSoft option immediately prior to the effective time multiplied by (2) the excess of the “per share cash equivalent consideration” (defined below) over the per share exercise price applicable to the MuleSoft option, less applicable tax withholdings.

At the effective time, each MuleSoft restricted stock unit award that is outstanding immediately prior to the effective time (each, a “MuleSoft RSU award”) and MuleSoft performance share unit award that is outstanding immediately prior to the effective time (each, a “MuleSoft PSU award”) held by an individual who is a MuleSoft employee or service provider (other than a non-employee director) at the effective time will be assumed and converted into a restricted stock unit or performance share unit, as applicable, on the same terms and conditions as were applicable to such MuleSoft RSU award or MuleSoft PSU award prior to the effective time, relating to the number of shares of Salesforce common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MuleSoft common stock subject to the MuleSoft RSU award or MuleSoft PSU award by the equity award exchange ratio.

At the effective time, each MuleSoft option and MuleSoft RSU that is outstanding and held by a current or former non-employee director of MuleSoft will vest and be cancelled and converted into the right to receive the transaction consideration, with the cash portion of the transaction consideration reduced by the aggregate per share price applicable to such MuleSoft option.

As used in this section, (1) the “Salesforce trading price” means the volume weighted average closing price of Salesforce common stock as reported on the NYSE for the ten consecutive trading day period ending one trading day prior to the acceptance time, (2) the “per share cash equivalent consideration” means the sum of (a) the cash consideration plus (b) the product obtained by multiplying (i) the stock consideration by (ii) the Salesforce trading price and (3) the “equity award exchange ratio” means the quotient (rounded to four decimal places) obtained by dividing the per share cash equivalent consideration by the Salesforce trading price.

Employee Matters

For a period of twelve months following the effective time, Salesforce has agreed to, with respect to each employee of MuleSoft who becomes an employee of Salesforce or its subsidiaries as of the effective time of the merger (which we refer to as the “continuing employees”), (1) maintain at least the same wage rate or base salary of each continuing employee and (2) provide employee benefits (including cash bonus opportunities, retirement, health and welfare benefits, but excluding equity compensation) that are, in the aggregate, in Salesforce’s discretion, either no less favorable to such continuing employee than (a) those in effect for such continuing employee immediately prior to the effective time or (b) those in effect for similarly situated employees of Salesforce and its subsidiaries.

Salesforce also has agreed under the merger agreement to recognize years of service with MuleSoft or its subsidiaries under all employee benefit plans maintained by Salesforce or its affiliates for the benefit of continuing employees, except to the extent that any such recognition would result in a duplication of benefits, and to waive certain participation restrictions for continuing employees who become eligible to participate in Salesforce welfare plans. MuleSoft will terminate its 401(k) plan(s) as of the day immediately preceding the effective time.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for a period of not less than six years after the effective time of the merger, Salesforce must, and must cause the surviving corporation in the merger to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of MuleSoft or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce, each current and former director and officer of MuleSoft and its subsidiaries against any costs and expenses in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such person serving as an officer, director, employee or other fiduciary of MuleSoft, any of its subsidiaries or any other person if such service was at the request or for the benefit of MuleSoft or any of its subsidiaries.

In addition, for a period of six years following the effective time of the merger, Salesforce is required to maintain in effect the provisions in the organizational documents of MuleSoft and any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time of the merger, MuleSoft is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time of the merger with respect to matters arising at or prior to the effective time of the merger, with a one-time cost not in excess of 250% of the last aggregate annual premium paid by MuleSoft for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, MuleSoft may purchase as much coverage as reasonably practicable for such amount.

Termination of the Merger Agreement

Termination by Salesforce or MuleSoft

The merger agreement may be terminated at any time before the acceptance time:

•	by mutual written consent of Salesforce and MuleSoft; or

•	by either Salesforce or MuleSoft, if:

•	any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any MuleSoft shares pursuant to the offer; except that this right to terminate the merger agreement will not be available to Salesforce if Salesforce or the Offeror has failed to comply in any material respect with its obligations under the merger agreement related to the extension of the offer; or

•	the acceptance time has not occurred by on or before September 20, 2018 (which we refer to as the “outside date”), except that (a) if on the outside date all of the conditions to the offer, other than certain conditions related to clearances under the HSR Act and those conditions to the offer that by their nature are to be satisfied at the expiration of the offer (if such conditions (other than the minimum tender condition) would be satisfied or validly waived were the expiration of the offer to occur at such time), have been satisfied or waived, then the outside date will automatically be extended by a period of two months and (b) this right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure to close the offer and such action or failure to act constitutes a material breach of the merger agreement.

Termination by MuleSoft

The merger agreement may be terminated at any time before the acceptance time by MuleSoft if:

•	the MuleSoft board of directors effects a change of recommendation and MuleSoft substantially concurrently enters into a definitive agreement providing for a superior proposal, as long as (a) MuleSoft has complied in all material respects with its obligations to provide notice and negotiate with Salesforce regarding amendments to the merger agreement, as described under “—Change of Recommendation; Match Rights” and (b) immediately prior to or substantially concurrently with (and as a condition to) such termination, MuleSoft pays to Salesforce the $187 million termination fee described below; or

•	(1) Salesforce and/or the Offeror has breached, failed to perform or violated in any material respect their respective covenants or agreements under the merger agreement or any of the representations and warranties of Salesforce or the Offeror in the merger agreement have become inaccurate and such inaccuracy would reasonably be expected to have a material adverse effect on the ability of Salesforce or the Offeror to consummate the transactions contemplated by the merger agreement prior to the outside date; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from MuleSoft of such breach, failure to perform, violation or inaccuracy; and (3) MuleSoft is not then in material breach of the merger agreement.

Termination by Salesforce

The merger agreement may be terminated at any time before the acceptance time by Salesforce if:

•	the MuleSoft board of directors has effected a change of recommendation or MuleSoft has materially breached its obligations described under “—No Solicitation of Other Offers by MuleSoft” or “—Change of Recommendation; Match Rights”; or

•

(1) MuleSoft has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of MuleSoft in the merger agreement have become inaccurate, in either case in a manner that would give rise to the right of Salesforce and the

Offeror not to accept for payment and pay for any shares of MuleSoft common stock pursuant to the failure of any of the conditions to the consummation of the offer related to MuleSoft’s compliance with its covenants and agreements or the accuracy of MuleSoft’s representations and warranties; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Salesforce of such breach, failure to perform, violation or inaccuracy; and (3) neither Salesforce nor the Offeror are then in material breach of the merger agreement.

Termination Fee and Expenses

Expenses

Except as otherwise expressly provided in the merger agreement (including the termination fee described below), all costs and expenses incurred in connection with the merger agreement, the offer, the merger and the other transactions contemplated thereby will be paid by the party incurring the cost or expense.

Termination Fee

The merger agreement provides that MuleSoft will pay Salesforce a termination fee of $187 million if:

•	Salesforce terminates the merger agreement because the MuleSoft board of directors has effected a change of recommendation or MuleSoft has willfully and materially breached its obligations described under “—No Solicitation of Other Offers by MuleSoft” or “—Change of Recommendation; Match Rights”;

•	MuleSoft terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal;

•	(a) either Salesforce or MuleSoft terminates the merger agreement as a result of (i) the acceptance time having not occurred on or before the outside date (A) solely due to the failure to satisfy the minimum tender condition or (B) at a time when Salesforce would be permitted to terminate the merger agreement because (x) MuleSoft has breached, failed to perform or violated its covenants or agreements under the merger agreement following the making of the acquisition proposal described in clause (b) below in a manner that would give rise to the failure of the condition to the consummation of the offer related to MuleSoft’s compliance with its covenants and agreements, or (y) MuleSoft has materially breached its obligations described under “—No Solicitation of Other Offers by MuleSoft” or “—Change of Recommendation; Match Rights”, or (ii) the offer having terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any MuleSoft shares pursuant to the offer; (b) after the date of the merger agreement an acquisition proposal has been publicly disclosed and not publicly withdrawn at least three business days prior to such termination; and (c) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into; or

•	(a) after the date of the merger agreement, an acquisition proposal is made to the MuleSoft board of directors or MuleSoft’s management or becomes publicly disclosed and not publicly withdrawn at least three business days prior to termination of the merger agreement; (b) Salesforce terminates the merger agreement because (x) MuleSoft has, following the making of such acquisition proposal, breached, failed to perform or violated its covenants or agreements under the merger agreement in a manner that would give rise to the failure of the condition to the consummation of the offer related to MuleSoft’s compliance with its covenants and agreements, or (y) MuleSoft has materially breached its obligations described under “—No Solicitation of Other Offers by MuleSoft” or “—Change of Recommendation; Match Rights”; and (c) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into.

In no event will MuleSoft be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Salesforce, none of MuleSoft, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for fraud or willful breach of the merger agreement. When determining whether MuleSoft will pay Salesforce a termination fee, the term “acquisition proposal” has the meaning assigned to such term above, except that all references to “15%” and “85%” will be replaced with references to “50%.”

Effect of Termination

In the event of termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become void (except that provisions relating to the effect of termination, payment of the termination fee and certain other miscellaneous provisions, together with the confidentiality agreement between MuleSoft and Salesforce, will survive any such termination), and there will be no liability on the part of any of the parties, provided that no party will be relieved of liability for any fraud or willful breach of the merger agreement prior to such termination.

Amendments, Enforcements and Remedies, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time.

Enforcements and Remedies

Under the merger agreement, the parties have agreed that, prior to the termination of the merger agreement, each party will be entitled to:

•	an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement;

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

•	any further equitable relief.

Extensions and Waivers

Under the merger agreement, at any time prior to the effective time of the merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; and

•	waive compliance by the other parties with any of the agreements or conditions for the benefit of such party.

OTHER TRANSACTION AGREEMENTS

Support Agreements

Concurrently with the execution of the merger agreement, on March 20, 2018, (i) Ross Mason, a co-founder of MuleSoft, (ii) MuleSoft board members Greg Schott, Ann Winblad, Ravi Mhatre and Gary Little and certain of their affiliates, (iii) MuleSoft officers Simon Parmett, Rob Horton and Matthew Langdon and (iv) and NEA 15 Opportunity Fund, L.P., NEA Ventures 2013, L.P., New Enterprises Associates 14, L.P., New Enterprises 15, L.P., Lightspeed Venture Partners Select, L.P. and Lightspeed Venture Partners VII, L.P. ((i)-(iv) collectively the “supporting stockholders”) entered into two substantially similar Tender and Support Agreements, with Salesforce and the Offeror (which we refer to as the “support agreements”). Subject to the terms and conditions of the support agreements, the supporting stockholders agreed, among other things, to:

•	cause all of such supporting stockholder’s MuleSoft shares to be validly and irrevocably tendered into the offer promptly following the delivery by Salesforce or the Offeror of written notice to each supporting stockholder on the expiration date of the offer specifying that all of the conditions to the offer have been satisfied (or are reasonably expected to be satisfied as of the expiration of the offer) or, where permissible, waived by the Offeror, assuming that all MuleSoft shares to be tendered by the supporting stockholders are in fact validly tendered and not validly withdrawn in the offer; and

•	certain restrictions on encumbering or transferring such MuleSoft shares.

Each support agreement terminates automatically upon the earliest to occur of the following: (a) termination of the merger agreement in accordance with its terms, (b) the consummation of the merger, (c) the entry without the prior written consent of such supporting stockholder into any amendment, waiver or modification to the merger agreement, or the terms of, or conditions to, the offer, that is adverse to the MuleSoft stockholders and (d) the date on which such supporting stockholder and Salesforce mutually agree to terminate the support agreement.

On April 16, 2018, the restriction on certain supporting stockholders that any transfer of shares of MuleSoft common stock by such supporting stockholder would require the transferee to agree to be bound by the terms of the support agreement was waived by Salesforce with respect to approximately 2 million shares of MuleSoft common stock in the aggregate transferred to certain charitable organizations. The shares of MuleSoft common stock subject to the support agreements (assuming the transfers of MuleSoft common stock described above are made without the transferee agreeing to be bound by the terms of the support agreement) represent approximately 1% of the shares of MuleSoft Class A common stock, 95% of the shares of MuleSoft Class B common stock and 28% of the shares of MuleSoft common stock outstanding as of March 28, 2018.

Shares of MuleSoft Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into MuleSoft Class A common stock upon the consummation of the offer. If the shares of MuleSoft Class B common stock that are not tendered in the offer represent less than 15% of the aggregate number of shares of MuleSoft Class A common stock and MuleSoft Class B common stock outstanding upon the consummation of the offer (assuming that shares of MuleSoft Class B common stock validly tendered (and not validly withdrawn) in the offer are converted into shares of MuleSoft Class A common stock upon the consummation of the offer), then in accordance with the MuleSoft charter all of such non-tendered shares of MuleSoft Class B common stock will automatically convert, on a one-to-one basis, into shares of MuleSoft Class A common stock at the time specified in the MuleSoft charter. Assuming this conversion (and assuming the transfers of MuleSoft common stock described in the preceding paragraph are made without the transferee agreeing to be bound by the terms of the support agreement), the shares of MuleSoft common stock subject to the support agreements represent approximately 28% of the voting power of all outstanding shares of MuleSoft common stock as of March 28, 2018.

The foregoing summary of the support agreements does not purport to be a complete description of the terms and conditions of the support agreements and is qualified in its entirety by reference to the support agreements, copies of which have been filed as Exhibit 10.27 and Exhibit 10.28 to this document, and incorporated herein by reference.

Confidentiality Agreement

Salesforce and MuleSoft entered into a confidentiality agreement, dated March 2, 2018, in connection with their evaluation of the potential business combination that resulted in the execution of the merger agreement. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Salesforce and MuleSoft agreed to keep confidential all non-public information received from the other party. Salesforce and MuleSoft also agreed that the non-public information furnished by the other party pursuant to the confidentiality agreement would be used solely for the purpose of evaluating, negotiating and consummating the potential business combination.

Pursuant to the confidentiality agreement, Salesforce agreed that, except to the extent authorized by the MuleSoft board of directors, prior to the entry of a definitive agreement between the parties in respect of a possible transaction, neither Salesforce nor any of its subsidiaries or representatives would have any discussions or other communications with, extend any offer to, or enter into any agreement, arrangement or understanding with, any director or executive officer of MuleSoft involved in discussions or negotiations relating to a possible transaction relating to (i) any retention, severance or other compensation, incentives or benefits that would be or would become payable to any directors or executive officers of MuleSoft in connection with a possible transaction, or (ii) any directorship, employment, consulting arrangement or other similar arrangement between any directors or executive officers of MuleSoft with Salesforce or any of its subsidiaries following the consummation of a possible transaction, provided that Salesforce, and its subsidiaries or representatives, would be permitted to make requests seeking the authorization of the MuleSoft board of directions as contemplated above (which authorization would not be unreasonably withheld).

The confidentiality agreement also contains a customary “standstill” provision. Pursuant to this “standstill” provision, Salesforce agreed, among other things, for a period of one year from the date of the confidentiality agreement, that none of Salesforce, any of its subsidiaries or any of its representatives acting on its behalf will, in any manner, directly or indirectly, acting alone or as part of a group: (a) acquire, agree to acquire, or publicly propose or offer to acquire (i) beneficial ownership of any equity securities of MuleSoft or any right to direct the voting or disposition of any equity securities of MuleSoft (other than any acquisitions of securities by or through any employee benefits plan sponsored by or affiliated with Salesforce or its subsidiaries) or (ii) ownership of any businesses, material properties or material assets of MuleSoft; (b) seek or attempt to effect, or publicly propose or offer to effect, (i) any merger, consolidation or other form of business combination transaction in each case with respect to MuleSoft, (ii) any acquisition of stock or material assets in each case with respect to MuleSoft (other than any acquisitions of securities by or through any employee benefits plan sponsored by or affiliated with Salesforce or its subsidiaries), or (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction with respect to MuleSoft; (c) initiate, or knowingly induce or attempt to induce others to initiate any transaction referenced above or any stockholder proposal regarding MuleSoft or the MuleSoft board of directors or policies or any calling, holding or convening of a meeting of MuleSoft’s stockholders for any purpose; (d) seek or attempt to change, control or influence, or knowingly induce or attempt to induce others to change, control or influence the MuleSoft board of directors or any policies of MuleSoft or obtain representation on the MuleSoft board of directors or seek to influence or direct the vote of any holder of MuleSoft securities; (e) publicly disclose or take any action that would be reasonably expected to legally require MuleSoft or its representatives to disclose any plan or arrangement prohibited by the restrictions of the “standstill;” or (f) advise, assist or knowingly encourage any other person (including serving as a financing source for any other person) in connection with any of the matters prohibited by the restrictions of the “standstill.”

However, the “standstill” does not prohibit Salesforce or any other person from confidentially communicating to the MuleSoft board of directors any non-public proposals that do not require MuleSoft, Salesforce or any other person to make a public announcement regarding the confidentiality agreement, such proposal, a possible transaction or any of the matters prohibited by the restrictions of the “standstill.”

The “standstill” will no longer be in effect if at any time, (a) MuleSoft or any of its subsidiaries enters into a definitive agreement with a third party that would result in (i) the sale or other disposition of 50% or more of the consolidated assets of MuleSoft, (ii) an extraordinary transaction that would result in a change of control of MuleSoft (including if resulting in the MuleSoft shareholders immediately prior to completion of such transaction or series of related transactions owning less than 50% of the voting power of (or economic interest in) the surviving or resulting company) or (iii) the issuance, sale or other transfer of securities directly or indirectly constituting more than 50% of the outstanding voting securities of MuleSoft or (b) a tender offer or exchange offer is commenced by a person or group other than Salesforce or its affiliates seeking to acquire more than 50% of the outstanding voting securities of MuleSoft and the MuleSoft board of directors either accepts or recommends in favor of such offer or fails to publicly recommend that its stockholders reject such tender offer or exchange offer within 10 business days from the date of commencement of such offer, or thereafter withdraws or adversely qualifies the recommendation that its stockholders reject such tender offer or exchange offer.

The above summary of the confidentiality agreement does not purport to be a complete description of the terms and conditions of the confidentiality agreement and is qualified in its entirety by reference to the confidentiality agreement, a copy of which has been filed as Exhibit 99.5 to this document, and incorporated herein by reference.

Exclusivity Agreement

Salesforce and MuleSoft entered into an exclusivity agreement, dated March 8, 2018, which set forth certain terms on which Salesforce and MuleSoft would conduct negotiations regarding the potential business combination that resulted in the execution of the merger agreement. The exclusivity agreement provided for an exclusivity period that would terminate at 11:59 p.m. Pacific time on March 20, 2018, unless neither party provided a notice of termination by 5:00 p.m., Pacific time on the then-current expiration date, in which case the exclusivity period would automatically be extended for 24 hours. The exclusivity agreement required that MuleSoft not, and not permit any MuleSoft representative to, solicit or knowingly encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity (other than Salesforce and its representatives) relating to an “Acquisition Transaction” (as defined in the exclusivity agreement), participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any person or entity (other than Salesforce and its representatives) relating to or in connection with a possible Acquisition Transaction, or respond to, consider or accept any proposal or offer from any person or entity (other than Salesforce and its representatives) relating to a possible Acquisition Transaction.

The exclusivity agreement also provided that MuleSoft would immediately terminate any ongoing discussions, communications or negotiations with other parties relating to any possible Acquisition Transaction and provide Salesforce with notice of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction received by a board member or executive officer of MuleSoft or by any of MuleSoft’s financial or legal advisors from any person or entity (other than Salesforce or its representatives).

The above summary of the exclusivity agreement does not purport to be a complete description of the terms and conditions of the exclusivity agreement and is qualified in its entirety by reference to the exclusivity agreement, a copy of which has been filed as Exhibit 99.6 to this document, and incorporated herein by reference.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Salesforce common stock is listed on the NYSE under the symbol “CRM,” and MuleSoft Class A common stock is listed on the NYSE under the symbol “MULE.” The MuleSoft Class B common stock is not publicly traded but converts, on a one-for-one basis, into MuleSoft Class A common stock at the election of the holder. The following table sets forth, for the periods indicated, as reported by the NYSE, the per share high and low sales prices of Salesforce common stock and MuleSoft Class A common stock.

	Salesforce Common Stock			MuleSoft Class A Common Stock
	High	Low	Dividend	High	Low	Dividend
2015
First Calendar Quarter	$70.24	$55.11	$0.00	—	—	—
Second Calendar Quarter	$75.71	$65.81	$0.00	—	—	—
Third Calendar Quarter	$74.04	$65.17	$0.00	—	—	—
Fourth Calendar Quarter	$82.14	$72.91	$0.00	—	—	—
2016
First Calendar Quarter	$77.05	$54.05	$0.00	—	—	—
Second Calendar Quarter	$83.77	$73.81	$0.00	—	—	—
Third Calendar Quarter	$82.55	$70.05	$0.00	—	—	—
Fourth Calendar Quarter	$77.77	$68.41	$0.00	—	—	—
2017
First Calendar Quarter(1)	$83.81	$70.54	$0.00	$24.75	$22.43	—
Second Calendar Quarter	$91.39	$82.31	$0.00	$28.38	$21.69	$0.00
Third Calendar Quarter	$97.71	$86.10	$0.00	$26.70	$19.54	$0.00
Fourth Calendar Quarter	$108.80	$93.94	$0.00	$23.98	$20.03	$0.00
2018
First Calendar Quarter	$127.99	$104.03	$0.00	$44.24	$22.41	$0.00
Second Calendar Quarter (through April 20, 2018)	$124.46	$115.30	—	$44.72	$43.92	—

(1)	MuleSoft completed its initial public offering of MuleSoft Class A common stock on March 17, 2017.

On March 19, 2018, the trading day prior to the release of media reports regarding the transaction, the closing price per share of MuleSoft Class A common stock on the NYSE was $33.03, and the closing price per share of Salesforce common stock on the NYSE was $124.98. On March 20, 2018, the trading day before the public announcement of the execution of the merger agreement, the closing price per share of MuleSoft Class A common stock on the NYSE was $42.00, and the closing price per share of Salesforce common stock on the NYSE was $125.12. On April 20, 2018, the most recent practicable trading date prior to the filing of this document, the closing price per share of MuleSoft Class A common stock on the NYSE was $44.62, and the closing price per share of Salesforce common stock on the NYSE was $122.82. MuleSoft stockholders should obtain current market quotations for shares of MuleSoft Class A common stock and shares of Salesforce common stock before deciding whether to tender their MuleSoft shares in the offer.

Dividends

Salesforce has never paid any cash dividends on its common stock. The Salesforce board of directors currently intends to retain any future earnings to support operations and to finance the growth and development of its business and does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination related to Salesforce’s dividend policy will be made at the discretion of the Salesforce board of directors and if the Salesforce board of directors chooses to declare a cash dividend it will be in compliance with the consolidated leverage ratio covenant associated with Salesforce’s revolving credit facility.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MULESOFT

The following table sets forth certain information with respect to the beneficial ownership of MuleSoft’s capital stock as of March 28, 2018 for:

•	each person known by MuleSoft to be the beneficial owner of more than 5% of the MuleSoft Class A common stock or MuleSoft Class B common stock;

•	each of MuleSoft’s named executive officers;

•	each of MuleSoft’s directors; and

•	all of MuleSoft’s current executive officers and directors as a group.

MuleSoft has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to MuleSoft’s securities. Unless otherwise indicated below, to MuleSoft’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all MuleSoft shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o MuleSoft, Inc., 77 Geary Street, Suite 400, San Francisco, California 94108.

	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power
Name of Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders:
Entities affiliated with New Enterprise Associates(1)	—	*	16,115,887	41.2	33.2
Entities affiliated with Lightspeed Venture Partners(2)	—	*	14,019,523	35.8	28.9
Ross Mason(3)	—	*	6,241,329	13.8	12.8

Named Executive Officers and Directors:
Gregory Schott(4)	1,858	*	3,581,825	8.8	7.1
Robert Horton(5)	18,723	*	387,234	1.0	*
Simon Parmett(6)	—	*	813,033	2.0	1.7
Mark Burton(7)	—	*	282,631	*	*
Michael Capellas(8)	—	*	94,457	*	*
Steven A. Collins(9)	—	*	132,644	*	*
Gary Little(10)	86,698	*	—	*	*
Ryu Marcus	—	*	—	*	*
Ravi Mhatre(11)	176,773	*	14,019,523	35.8	28.9
Yvonne Wassenaar	—	*	—	*	*
Ann Winblad(12)	668,108	*	—	*	*
All current executive officers and directors as a group (13 persons)(13)	953,630	*	20,444,011	52.2	42.3

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
+	The MuleSoft Class B common stock is convertible at any time by the holder into shares of MuleSoft Class A common stock on a share-for-share basis, such that each holder of MuleSoft Class B common stock beneficially owns an equivalent number of MuleSoft Class A common stock.
(1)

As reported on Schedule 13G/A filed with the SEC on January 29, 2018, consists of (i) 12,679,970 shares of MuleSoft Class B common stock held of record by New Enterprise Associates 14, L.P. (“NEA 14”); (ii)

2,576,939 shares of MuleSoft Class B common stock held of record by New Enterprise Associates 15, L.P. (“NEA 15”); and (iii) 858,978 shares of MuleSoft Class B common stock held of record by NEA 15 Opportunity Fund, L.P. (“NEA 15-OF” and, collectively with NEA 14 and NEA 15, the “Funds”). NEA Partners 14, L.P. (“NEA Partners 14”) is the sole general partner of NEA 14; NEA Partners 15, L.P. (“NEA Partners 15”) is the sole general partner of NEA 15; NEA Partners 15-OF, L.P. (“NEA Partners 15-OF” and, collectively with NEA Partners 14 and NEA Partners 15, the “GPLPs”) is the sole general partner of NEA 15-OF; NEA 14 GP, LTD (“NEA 14 GP”) is the sole general partner of NEA Partners 14; and NEA 15 GP, LLC (“NEA 15 GP” and, collectively with the GPLPs and NEA 14 GP, the “Control Entities”) is the sole general partner of NEA Partners 15 and NEA Partners 15-OF. Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., David M. Mott, Scott D. Sandell, Peter W. Sonsini and Ravi Viswanathan (together, the “Dual Managers”) are directors of NEA 14 GP and NEA 15 GP. M. James Barrett and Patrick J. Kerins are directors of NEA 14 GP. Joshua Makower and Jon M. Sakoda are managers of NEA 15 GP. By virtue of their relationship as affiliated entities, whose controlling entities have substantially overlapping individual controlling persons, each of the Funds, the Control Entities and the Dual Managers may be deemed to share the power to direct the disposition and vote of the Firm Shares. The address of the principal business office of the Funds and each Control Entity is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(2)	As reported on Schedule 13G filed with the SEC on February 14, 2018 and updated from MuleSoft’s records, consists of (i) 10,847,715 shares of MuleSoft Class B common stock held of record by Lightspeed Venture Partners VII, L.P. (“Lightspeed VII”) and (ii) 3,171,808 shares of MuleSoft Class B common stock held of record by Lightspeed Venture Partners Select, L.P. (“Select”). Lightspeed Ultimate General Partner VII, Ltd., (“LUGP VII”) serves as the sole general partner of Lightspeed Ultimate General Partner VII, Ltd. (“LGP VII”), the sole general partner of Lightspeed VII. Barry Eggers, Ravi Mhatre, a director of MuleSoft, Peter Y. Nieh and Christopher J. Schaepe are directors of LUGP VII and share voting and dispositive power with respect to the shares of MuleSoft Class B common stock held of record by Lightspeed VII. Lightspeed Ultimate General Partner Select, Ltd. (“LUGP Select”) serves as the sole general partner of Lightspeed General Partner Select, L.P. (“LGP Select”), the sole general partner of Select. Messrs. Eggers, Mhatre, Nieh and Schaepe are directors of LUGP Select and share voting and dispositive power with respect to the shares of MuleSoft Class B common stock held by Select. In addition, 6,359 shares of MuleSoft Class A common stock are held of record by The Barry Eggers Revocable Trust dtd 6/4/2008; 172,037 shares of MuleSoft Class A common stock are held of record by Mr. Nieh; 945 shares of MuleSoft Class A common stock are held of record by Nieh Investments LP Fund 3; 172,415 shares of MuleSoft Class A common stock are held of record by the Schaepe-Chiu Living Trust dated 11/5/97 and 567 shares of MuleSoft Class A common stock are held of record by Schaepe-Chiu Investments I LP Fund 2. The address for the entities affiliated with Lightspeed Venture Partners is 2200 Sand Hill Road, Menlo Park, California 94025.
(3)	Consists of (i) 5,887,315 shares of MuleSoft Class B common stock held of record by Mr. Mason and (ii) 354,014 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.
(4)	Consists of (i) 1,858 shares of MuleSoft Class A common stock held of record by Mr. Schott; (ii) 1,991,333 shares of MuleSoft Class B common stock held of record by Mr. Schott; and (iii) 1,590,492 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.
(5)	Consists of (i) 18,723 shares of MuleSoft Class A common stock held of record by Mr. Horton; (ii) 263,737 shares of MuleSoft Class B common stock held of record by Mr. Horton; and (iii) 123,497 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.
(6)	Consists of (i) 247,461 shares of MuleSoft Class B common stock held of record by Mr. Parmett and (ii) 565,572 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.
(7)	Consists of 282,631 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.

(8)	Consists of 94,457 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.
(9)	Consists of 132,644 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.
(10)	Consists of (i) 65,032 shares of MuleSoft Class A common stock held of record by the Little Family 1995 Trust; (ii) 7,222 shares of MuleSoft Class A common stock held in trust for Mr. Little’s elder daughter; (iii) 7,222 shares of MuleSoft Class A common stock held in trust for Mr. Little’s younger daughter; and (iv) 7,222 shares of MuleSoft Class A common stock held in trust for Mr. Little’s son.
(11)	Consists of (i) 176,773 shares of MuleSoft Class A common stock held of record by Mr. Mhatre; (ii) 945 shares of MuleSoft Class A common stock held of record by Mhatre Investments LP-Fund 4 for which Mr. Mhatre serves as trustee of the general partner; and (iii) the shares disclosed in footnote (2) above which are held by entities affiliated with Lightspeed Venture Partners.
(12)	Consists of (i) 659,338 shares of MuleSoft Class A common stock held of record by Ms. Winblad and (ii) 8,770 shares of MuleSoft Class A common stock held of record by Hummer Winblad Venture Partners V, L.P. as nominee for Hummer Winblad Venture Partners V-A, L.P.
(13)	Consists of (i) 953,630 shares of MuleSoft Class A common stock; (ii) 16,567,302 shares of MuleSoft Class B common stock and (iii) 3,876,709 shares of MuleSoft Class B common stock subject to options exercisable within 60 days of March 28, 2018, all of which are vested as of such date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial statements and related notes present the historical financial statements of Salesforce and MuleSoft (including their respective subsidiaries) as if the completion of the offer and the merger and the related financing transactions had previously occurred on the dates specified below.

On March 20, 2018, Salesforce and MuleSoft entered into the merger agreement, pursuant to which Salesforce agreed to acquire MuleSoft subject to the terms thereof. The transaction has not yet closed. Under the terms of the merger agreement, Salesforce is offering to acquire each outstanding share of share of MuleSoft Class A common stock and MuleSoft Class B common stock in exchange for $36.00 in cash and 0.0711 of a share of Salesforce common stock (together with cash in lieu of any fractional share of Salesforce common stock), in each case, without interest and less any applicable withholding taxes.

Pro Forma Information

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the estimated effects of the offer and the merger and the related financing transactions. The unaudited pro forma combined condensed balance sheet as of January 31, 2018 is based on the individual historical consolidated balance sheets of Salesforce as of January 31, 2018 and MuleSoft as of December 31, 2017, and has been prepared to reflect the offer and the merger and the related financing transactions as if they occurred on January 31, 2018. The unaudited pro forma combined condensed statements of operations for the year ended January 31, 2018 combine the historical consolidated results of operations of Salesforce for the year ended January 31, 2018 and MuleSoft for the year ended December 31, 2017, and have been prepared to reflect the offer and the merger and the related financing transactions as if they occurred on February 1, 2017, the first day of Salesforce’s 2018 fiscal year.

The unaudited pro forma combined condensed financial information has been prepared in conformity with GAAP applicable to Salesforce as of and for the year ended January 31, 2018 and does not reflect adjustments for any accounting pronouncements pending adoption as of January 31, 2018 as referenced in Footnote 1 of Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC on March 9, 2018. See “Where to Obtain More Information.” Specifically, the pro forma combined condensed financial information has been prepared in conformity with the revenue accounting standard and policies in effect as of January 31, 2018 described in Footnote 1 of Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC on March 9, 2018 and does not reflect any adjustments for Salesforce’s anticipated adoption of Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (which we refer to as “ASU 2014-09”) and the accounting for the costs to acquire a contract including commissions under the new standard. Salesforce plans to adopt ASU 2014-09 using the full retrospective method beginning in its first fiscal quarter ending April 30, 2018.

Salesforce will utilize acquisition accounting and update its preliminary estimated valuation and other studies promptly upon completion of the offer and the merger and will finalize this acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following the completion of the offer and the merger. The estimated acquired assets and assumed liabilities of MuleSoft have been measured based on various preliminary estimates using assumptions that Salesforce believes are reasonable and based on information that is currently available. These preliminary estimates and assumptions presented herein are subject to change during the measurement period as Salesforce finalizes its valuations of the tangible assets and liabilities, identifiable intangible assets, assumed equity plans and related income tax impacts in connection with the acquisition of MuleSoft. Differences between these preliminary estimates and the acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary estimates and have been made solely for the purpose of providing unaudited pro forma combined condensed financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The unaudited pro forma combined condensed financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the offer and the merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined condensed financial information does not reflect any operating efficiencies and/or cost savings that Salesforce may achieve with respect to the combined company.

The unaudited pro forma combined condensed financial statements do not include pro forma adjustments for the acquisition of Cloud Craze LLC (which we refer to “Cloud Craze”), for which Salesforce signed a definitive agreement to acquire on March 12, 2018 and which closed on April 6, 2018, as this transaction is not significant to Salesforce and Salesforce believes that it is not material to understanding the acquisition of MuleSoft and not material to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Salesforce included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC on March 9, 2018 and historical consolidated financial statements and accompanying notes of MuleSoft included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018. See “Where to Obtain More Information.”

Transaction Details

Pursuant to the merger agreement, and upon the terms and subject to the conditions thereof, Salesforce will commence the offer to purchase each outstanding share of MuleSoft Class A common stock and MuleSoft Class B common stock for (i) $36.00 in cash and (ii) 0.0711 of a Salesforce share, plus cash in lieu of any fractional Salesforce shares, in each case, without interest and subject to any applicable withholding taxes.

The offer and the merger are currently expected to close in the second quarter of Salesforce’s 2019 fiscal year, ending July 31, 2018, subject to the satisfaction of closing conditions, including among others the minimum tender condition and the expiration or termination of the waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act. Stockholders of MuleSoft owning approximately 28% of the outstanding MuleSoft shares have entered into support agreements with Salesforce, pursuant to which they have agreed, among other things, and subject to the terms and conditions of those agreements, to tender their MuleSoft shares in the exchange offer. For more information regarding the support agreements, see “Other Transaction Agreements—Support Agreements,” and the support agreements, which are filed as Exhibit 10.27 and Exhibit 10.28 to this document.

Salesforce anticipates that the funds needed to complete the transaction will be derived from (i) available cash on hand, (ii) proceeds from the sales of marketable securities on hand and (iii) new third-party debt financing.

On April 11, 2018, Salesforce completed the public offering and issuance of $1.0 billion aggregate principal amount of 3.250% Senior Notes due 2023 and $1.5 billion aggregate principal amount of 3.700% Senior Notes due 2028 in a registered public offering pursuant to an underwriting agreement providing for the issuance and sale of the Senior Notes. Salesforce intends to use the net proceeds from the Notes Offering to partially fund the cash component of the transaction consideration in connection with the acquisition of MuleSoft, and to pay related fees and expenses. If (x) the consummation of the acquisition of MuleSoft by Salesforce or any of its subsidiaries does not occur on or before April 20, 2019 or (y) Salesforce notifies the trustee in respect of the Senior Notes that it will not pursue the consummation of the acquisition of MuleSoft, Salesforce will be required to redeem the Senior Notes due 2023 then outstanding at a redemption price equal to 101% of the principal amount of the Senior Notes due 2023 to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption. The Senior Notes due 2028 are not subject to the Special Mandatory Redemption. In the event that the acquisition of MuleSoft by Salesforce is not consummated, Salesforce expects to use the proceeds of the Senior Notes due 2028 for general corporate purposes and the repayment of debt.

In connection with its entry into the merger agreement, Salesforce has also obtained a commitment from Bank of America, N.A. and certain other financial institutions for a 364-day senior unsecured bridge loan facility. The original commitments in respect of the bridge loan facility were $3.0 billion, but were reduced by the net cash proceeds of the Notes Offering. The availability of the bridge loan facility is conditioned on the consummation of the acquisition of MuleSoft in accordance with the terms of the merger agreement (subject to certain exceptions and qualifications) and certain other conditions. Salesforce expects to replace the remaining commitments in respect of the bridge loan facility prior to the consummation of the offer and the merger with the proceeds of the incurrence of a new unsecured term loan facility (or commitments in respect thereof).

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of January 31, 2018

(in thousands)

	Historical
	Year Ended
	January 31, 2018	December 31, 2017	Pro Forma Adjustments (Note 4)
	Salesforce	MuleSoft			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,543,484	$79,568	$(625,443)	a,d,e,f	$1,997,609
Marketable securities	1,978,221	124,603	(1,156,892)	c,f	945,932
Accounts receivable, net of allowance for doubtful accounts	3,917,401	111,863	0		4,029,264
Deferred commissions	460,887	0	0		460,887
Prepaid expenses and other current assets	390,378	18,987	0		409,365

Total current assets	9,290,371	335,021	(1,782,335)		7,843,057
Investments, noncurrent	0	143,108	(143,108)	c	0
Property and equipment, net	1,946,527	6,791	0		1,953,318
Restricted cash	0	784	0		784
Deferred commissions, noncurrent	413,375	0	0		413,375
Capitalized software, net	146,065	0	0		146,065
Strategic investments	677,283	0	0		677,283
Goodwill	7,314,096	814	4,770,521	a,b	12,085,431
Intangible assets acquired through business combinations, net	826,445	789	1,289,211	a,b	2,116,445
Other assets, net	395,640	5,289	111,757	a,d	512,686

Total assets	$21,009,802	$492,596	$4,246,046		$25,748,444

Liabilities, temporary equity and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$2,010,096	$45,442	$5,000	a	$2,060,538
Deferred revenue	7,094,705	201,976	(105,695)	a	7,190,986
Current portion of debt	1,024,717	0	0		1,024,717

Total current liabilities	10,129,518	247,418	(100,695)		10,276,241
Non-current debt	694,781	0	2,977,155	d	3,671,936
Deferred revenue, noncurrent	0	9,456	0		9,456
Other noncurrent liabilities	793,140	2,775	(13,713)	a,g	782,202

Total liabilities	11,617,439	259,649	2,862,747		14,739,835

Temporary equity:
Convertible 0.25% senior notes due April 2018	3,867	0	0		3,867

Stockholders’ equity:
Preferred stock	0	0	0		0
Common stock	730	3	1,182	a,b	1,915
Additional paid-in capital	9,752,340	552,260	1,008,380	a,b	11,312,980
Accumulated other comprehensive loss	(27,142)	(3,098)	3,098	b	(27,142)
Accumulated deficit	(337,432)	(316,218)	370,639	b,e,f,g	(283,011)

Total stockholders’ equity	9,388,496	232,947	1,383,299		11,004,742

Total liabilities, temporary equity and stockholders’ equity	$21,009,802	$492,596	$4,246,046		$25,748,444

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Year Ended January 31, 2018

(in thousands, except per share data)

	Historical
	Year Ended
	January 31, 2018	December 31, 2017	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Salesforce	MuleSoft
Revenues:
Subscription and support	$9,710,538	$237,980	$(140,823)	a,e	$9,807,695
Professional services and other	769,474	58,476	0		827,950

Total revenues	10,480,012	296,456	(140,823)		10,635,645
Cost of revenues:
Subscription and support	2,033,457	20,001	168,572	b,c,e	2,222,030
Professional services and other	740,065	61,269	18,506	b	819,840

Total cost of revenues	2,773,522	81,270	187,078		3,041,870

Gross profit	7,706,490	215,186	(327,901)		7,593,775
Operating expenses:
Research and development	1,553,073	64,585	37,603	b	1,655,261
Marketing and sales	4,829,291	184,583	144,243	b,c,e	5,158,117
General and administrative	1,088,358	45,813	21,737	b	1,155,908

Total operating expenses	7,470,722	294,981	203,583		7,969,286

Income (loss) from operations	235,768	(79,795)	(531,484)		(375,511)
Investment income	35,848	2,483	(25,800)	f	12,531
Interest expense	(86,943)	0	(129,262)	d	(216,205)
Other income (expense)	17,435	(1,015)	0		16,420

Income (loss) before provision for income taxes	202,108	(78,327)	(686,546)		(562,765)
Provision for income taxes	(74,630)	(1,653)	0	g	(76,283)

Net income (loss)	$127,478	$(79,980)	$(686,546)		$(639,048)

Basic net income (loss) per share	$0.18	$(0.75)			$(0.88)
Diluted net income (loss) per share	$0.17	$(0.75)			$(0.88)
Shares used in computing basic net income (loss) per share	714,919	106,743			724,400
Shares used in computing diluted net income (loss) per share	734,598	106,743			724,400

Amounts include amortization of purchased intangibles from business combinations, as follows:
Cost of revenues	$165,545	$511	$163,489		$329,545
Marketing and sales	121,340	0	76,250		197,590
Other income (expense)	1,433	0	0		1,433
Amounts include stock-based expense, as follows:
Cost of revenues	$129,954	$4,387	$23,587		$157,928
Research and development	259,838	6,994	37,603		304,435
Marketing and sales	468,553	12,646	67,991		549,190
General and administrative	138,668	4,043	21,737		164,448

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The unaudited pro forma combined condensed balance sheet as of January 31, 2018 and the pro forma combined condensed statement of operations for the year ended January 31, 2018 were prepared using the acquisition method of accounting and are based on historical financial statements of Salesforce and MuleSoft.

The historical consolidated financial statements have been adjusted in the unaudited pro forma combined condensed financial statements to give effect to pro forma events that are (1) directly attributable to the offer and the merger, (2) factually supportable and (3) with respect to the pro forma combined condensed statement of operations, expected to have a continuing impact on the combined results following the offer and the merger.

Salesforce accounts for business combinations pursuant to Financial Accounting Standards Board (which we refer to as “FASB”) Accounting Standards Codification (which we refer to as “ASC”) 805, Business Combinations (which we refer to as “ASC 805”). In accordance with ASC 805, Salesforce uses its best estimates and assumptions to accurately assign fair value to tangible assets to be acquired, identifiable intangible assets and liabilities and the related income tax impacts. Goodwill is measured as the excess of purchase consideration over the fair value of tangible and intangible assets and liabilities.

The unaudited pro forma combined condensed financial statements are based on preliminary estimated purchase price allocation, provided for illustrative purposes only and do not purport to represent what the combined company’s results of operations or the financial condition would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein. In addition, the unaudited pro forma combined condensed financial information does not reflect any future planned cost savings initiatives following the completion of the offer and the merger.

As of the date of this filing, Salesforce has not commenced the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of MuleSoft’s assets to be acquired and liabilities to be assumed and the related allocation of purchase price. To prepare the unaudited pro forma combined condensed financial information, Salesforce adjusted MuleSoft’s assets and liabilities to their estimated fair values based on preliminary valuation work. The allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated fair value of MuleSoft’s assets and liabilities and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma combined condensed financial information has been prepared in conformity with GAAP applicable to Salesforce as of and for the year ended January 31, 2018 and does not reflect adjustments for any accounting pronouncements pending adoption as of January 31, 2018 as referenced in Footnote 1 of Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC on March 9, 2018. See “Where to Obtain More Information.” Specifically, the pro forma combined condensed financial information has been prepared in conformity with the current revenue accounting standard as disclosed in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC on March 9, 2018 and does not reflect any adjustments for Salesforce’s anticipated adoption of ASU 2014-09 and the accounting for costs to acquire a contract including commissions under the new standard. Salesforce plans to adopt ASU 2014-09 under the full retrospective method.

The unaudited pro forma combined condensed financial information should be read in conjunction with Salesforce’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and historical consolidated financial statements and accompanying notes of MuleSoft included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018. See “Where to Obtain More Information.”

Accounting Periods Presented

MuleSoft’s historical fiscal year ends on December 31 and for purposes of the pro forma combined condensed financial information, its historical results have been combined with Salesforce’s January 31 fiscal year end as explained below.

The unaudited pro forma combined condensed balance sheet of Salesforce and MuleSoft as of January 31, 2018 is presented as if the acquisition had taken place on January 31, 2018 and for the unaudited pro forma combined condensed statement of operations of Salesforce and MuleSoft for the year ended January 31, 2018 is presented as if the acquisition had taken place on February 1, 2017. Due to different fiscal period ends, the pro forma combined condensed statement of operations for the year ended January 31, 2018 combines the historical results of Salesforce for the year ended January 31, 2018 and the historical results of MuleSoft for the year ended December 31, 2017. The pro forma combined condensed balance sheet combines the historical balance sheet for Salesforce as of January 31, 2018 and the historical balance sheet for Mulesoft as of December 31, 2017.

2. Preliminary Estimated Consideration to be Transferred and the Estimated Fair Value of Net Assets to Be Acquired

The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the preliminary estimate of the fair value of MuleSoft’s tangible assets, identifiable intangible assets to be acquired and liabilities to be assumed. The excess of the preliminary estimated purchase consideration over these fair values is recorded to goodwill. The preliminary estimated unaudited pro forma purchase price allocation was based on data that was available through Salesforce’s due diligence review of MuleSoft’s business in connection with the offer and the merger and discussions with MuleSoft’s management. Upon completion of the merger, additional valuation work will be performed and any increases or decreases in the fair value of assets acquired or liabilities assumed will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. The following table summarizes the preliminary estimate of the purchase consideration to be transferred as a result of the offer and the merger:

(in thousands)	Fair Value
Cash	$4,800,468
Common stock	1,184,926
Fair value of stock options and restricted stock awards assumed	376,900

Total	$6,362,294

The preliminary estimated fair value of the stock options assumed by Salesforce was determined using the Black-Scholes option pricing model. The share conversion ratio applied to convert outstanding MuleSoft equity awards into equity awards for Salesforce shares is calculated as follows: (a) the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MuleSoft common stock subject to such MuleSoft option immediately prior to the effective time of the offer and the merger by an “equity award exchange ratio” (as defined in “Questions and Answers about the Offer and the Merger” herein) and (b) at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of such MuleSoft option by the equity award exchange ratio.

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on January 31, 2018, is as follows:

(in thousands)	Fair Value
Assets acquired	$592,250
Intangible assets	1,290,000
Goodwill	4,771,335
Liabilities assumed	(158,954)
Deferred tax liability	(132,337)

Net assets acquired	$6,362,294

The estimated purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined condensed financial statements. The actual purchase price allocation will be determined when Salesforce has the detailed valuations and necessary calculations. The actual allocation could differ materially from the preliminary estimated allocation used in the pro forma adjustments.

The following table sets forth the components of the identifiable intangible assets to be acquired (in thousands) and their preliminary estimated useful lives as if the acquisition occurred on January 31, 2018:

(in thousands)	Fair Value	Useful Life
Developed technology	$820,000	5 years
Customer relationships	450,000	8 years
Other intangibles	20,000	1 year

Total intangible assets subject to amortization	$1,290,000

These preliminary estimates of fair value and weighted average useful life will likely be different from the amounts included in the acquisition accounting upon the close of the offer and the merger, and the difference could have a material impact on the accompanying unaudited pro forma combined condensed financial statements. Once Salesforce has full access to information about MuleSoft’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and (ii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Salesforce only upon access to additional information and/or by changes in such factors that may occur prior to completion of the offer and the merger. These factors include, but are not limited to, historical information obtained from MuleSoft, discussions with management and product roadmap. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable intangible assets and/or to the estimated weighted average useful lives from what Salesforce has assumed in these unaudited pro forma combined condensed financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Salesforce’s estimate of associated amortization expense.

3. Debt

Salesforce anticipates that the funds needed to complete the transactions will be derived from (i) available cash on hand, (ii) proceeds from the sales of marketable securities on hand and (iii) new third-party debt financing.

On April 11, 2018, Salesforce completed the public offering and issuance of $1.0 billion aggregate principal amount of 3.250% Senior Notes due 2023 and $1.5 billion aggregate principal amount of 3.700% Senior Notes due 2028 in a registered public offering pursuant to an underwriting agreement providing for the issuance and sale of the Senior Notes. Salesforce intends to use the net proceeds from the Notes Offering to partially fund the cash component of the transaction consideration in connection with the acquisition of MuleSoft, and to pay related fees and expenses. If (x) the consummation of the acquisition of MuleSoft by Salesforce or any of its subsidiaries does not occur on or before April 20, 2019 or (y) Salesforce notifies the trustee in respect of the Senior Notes that it will not pursue the consummation of the acquisition of MuleSoft, Salesforce will be required to redeem the Senior Notes due 2023 then outstanding at a redemption price equal to 101% of the principal amount of the Senior Notes due 2023 to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption. The Senior Notes due 2028 are not subject to the Special Mandatory Redemption. In the event that the acquisition of MuleSoft by Salesforce is not consummated, Salesforce expects to use the proceeds of the Senior Notes due 2028 for general corporate purposes and the repayment of debt.

In connection with its entry into the merger agreement, Salesforce has also obtained a commitment from Bank of America, N.A. and certain other financial institutions for a 364-day senior unsecured bridge loan facility. The original commitments in respect of the bridge loan facility were $3.0 billion, but were reduced by the net cash proceeds of the Notes Offering. The availability of the bridge loan facility is conditioned on the consummation of the acquisition of MuleSoft in accordance with the terms of the merger agreement (subject to certain exceptions and qualifications) and certain other conditions. Salesforce expects to replace the remaining commitments in respect of the bridge loan facility prior to the consummation of the offer and the merger with the proceeds of the incurrence of a new unsecured term loan facility (or commitments in respect thereof).

4. Pro Forma Adjustments—Balance Sheet

a. To record the purchase accounting adjustments based on the estimated purchase price allocation as described within Note 2 above.

b. To eliminate certain accounts of MuleSoft’s such as existing goodwill, intangible assets and various equity accounts to arrive to a pro forma combined condensed balance sheet.

c. To reclassify the presentation of MuleSoft’s balance sheet for marketable securities in the amount of $143.1 million in order to conform to Salesforce’s presentation.

d. To record the proceeds from a combination of unsecured term loans and/or the issuance of debt securities in the amount of $3.0 billion and the related transaction costs in the amount of approximately $22.8 million offsetting the debt balance. Further, to record a deferred transaction costs of approximately $10.5 million as it relates to transaction costs for the bridge term loan facility as noted above in Note 3.

e. To record the related transaction costs of approximately $24.6 million and $57.0 million that would have been incurred and paid by Salesforce and MuleSoft, respectively, prior to January 31, 2018 as if the offer and the merger had occurred as of January 31, 2018.

f. To record the expected sale of Salesforce’s marketable securities of approximately $1.3 billion and the potential losses in the amount of approximately $10.0 million of realized losses associated with the sales.

g. To record the estimated income tax effect of the partial release of Salesforce’s valuation allowance as if the offer and the merger had occurred as of January 31, 2018.

5. Pro Forma Adjustments—Statement of Operations

a. To record reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer contract asset. The difference between the preliminary estimated fair values of acquired deferred revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of MuleSoft’s deferred revenues results in a discount to the recorded deferred revenue and is therefore subsequently recognized as a reduction to revenues.

(in thousands)	Fiscal Year Ended January 31, 2018
Subscription and support	$(140,819)
Professional services and other	0

Total reduction to revenue	$(140,819)

b. To record the estimated stock-based expense related to the unvested portion of the MuleSoft stock options and MuleSoft RSUs that will be assumed using straight-line amortization method over the remaining vesting periods.

	Fiscal Year Ended January 31, 2018
	Stock-Based Compensation Expense
(in thousands)	MuleSoft’s Historical Stock-Based Compensation	Based Upon Preliminary Estimated Fair Values	Increase in Stock-Based Compensation Expense
Cost of revenues:
Subscription and support	$945	$6,026	$5,081
Professional services and other	3,442	21,948	18,506
Research and development	6,994	44,597	37,603
Marketing and sales	12,646	80,637	67,991
General and administrative	4,043	25,780	21,737

Total stock-based compensation	$28,070	$178,988	$150,918

c. To record the estimated amortization expense related to the intangible assets to be acquired.

	Fiscal Year Ended January 31, 2018
in thousands	MuleSoft Historical Amortization Expense	Amortization Expense Based Upon Preliminary Fair Values	Increase in Amortization Expense
Cost of revenues:
Subscription and support	$511	$164,000	$163,489
Marketing and sales	0	76,250	76,250

Amortization Expense	$511	$240,250	$239,739

d. To record the estimated interest expense of $115.3 million and the amortization of the debt issuance costs of $14.0 million related to the $3.0 billion combination of unsecured term loans and debt securities and the bridge loan available.

e. To eliminate revenues, corresponding expenses and other operating expenses between Salesforce and MuleSoft.

f. To record the estimated loss on interest income of approximately $25.8 million for the anticipated sale of Salesforce’s marketable securities to partially fund the acquisition.

g. No pro forma income tax adjustment was recorded to the period presented. The estimated income tax effect associated with the offer and the merger was the tax benefit from the partial release of Salesforce’s valuation allowance. As it was a material nonrecurring credit that resulted directly from the acquisition of MuleSoft, this was not reported as an income tax adjustment on the pro forma combined condensed statement of operations.

6. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations are based upon Salesforce’s weighted average number of shares outstanding plus the estimated shares to be issued upon the close of the offer and the merger. The shares to be issued were approximately 9 million and were determined based on the MuleSoft shares outstanding times the conversion ratio provided in the merger agreement. The final shares to be issued will be based on the number of outstanding shares as of the date the offer and the merger. In addition, as the pro forma combined condensed statement of operations reflects a loss, the shares used for both basic and diluted are the same, as outstanding common stock equivalents would be anti-dilutive.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the offer and the merger to holders of MuleSoft common stock that exchange shares of MuleSoft common stock for the transaction consideration pursuant to the offer and/or the merger. This discussion is limited to such holders that hold their MuleSoft common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, judicial opinions and published positions of the Internal Revenue Service (which we refer to as “IRS”), all as in effect as of the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. Salesforce has not sought, and does not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of MuleSoft common stock in light of their particular facts and circumstances and does not apply to holders of MuleSoft common stock that are subject to special rules under U.S. federal income tax law (including, for example, banks and other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, mutual funds, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders (as defined below) having a “functional currency” other than the U.S. dollar, holders that hold shares of MuleSoft common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” holders that exercise dissenters’ rights, holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s MuleSoft common stock pursuant to the offer or the merger, as applicable) 5% or more of MuleSoft’s outstanding common stock, and holders that acquired their shares of MuleSoft common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or foreign tax laws, under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto), or in respect of stock that constitutes “qualified small business stock” within the meaning of Section 1202 of the Code.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of MuleSoft common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of MuleSoft common stock should consult their tax advisors regarding the tax consequences of the offer and the merger to them.

ALL HOLDERS OF MULESOFT COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of MuleSoft common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The term “non-U.S. holder” means a beneficial owner of MuleSoft common stock that is not a U.S. holder or an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

U.S. Holders

The receipt of the transaction consideration by U.S. holders in exchange for shares of MuleSoft common stock pursuant to the offer or the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the transaction consideration in exchange for shares of MuleSoft common stock pursuant to the offer or the merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Salesforce common stock received pursuant to the offer and the merger as of the effective time plus the amount of cash received pursuant to the offer and the merger (including any cash received in lieu of fractional shares) and (ii) the U.S. holder’s adjusted tax basis in its shares of such MuleSoft common stock surrendered in the offer and the merger.

If a U.S. holder’s holding period in the shares of MuleSoft common stock surrendered in the offer or the merger is greater than one year as of the time the offer is consummated or the effective time of the merger, respectively, such U.S. holder’s gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the offer or the merger is subject to limitations. If a U.S. holder acquired different blocks of MuleSoft common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of MuleSoft common stock.

A U.S. holder’s aggregate tax basis in the Salesforce common stock received in the offer or the merger will equal the fair market value of such Salesforce common stock as of the time the offer is consummated or the effective time of the merger, respectively. The holding period of the Salesforce common stock received in the offer or the merger will begin on the day after the time the offer is consummated or the effective time of the merger, respectively.

Non-U.S. Holders

In general, a non-U.S. holder will not be subject to U.S. federal income tax with respect to the exchange of MuleSoft common stock for cash and Salesforce common stock pursuant to the offer or the merger unless:

•	the gain recognized on the exchange is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the consummation of the offer (or, if applicable, in the taxable year of the merger) and certain other conditions are met; or

•	the MuleSoft common stock exchanged constitutes a “United States real property interest” with respect to the non-U.S. holder. MuleSoft does not believe that its stock constitutes a “United States real property interest.”

With respect to the first bullet above, unless an applicable income tax treaty provides otherwise, non-U.S. holders are subject to U.S. federal income tax on effectively connected income on a net income basis at U.S. federal income tax rates applicable to U.S. persons. “Effectively connected” gains that are recognized by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate (or at a lower rate if such non-U.S. holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate).

Gain realized by an individual non-U.S. holder described in the second bullet-point above will be subject to a flat 30% tax (or at a lower rate if such non-U.S. holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate), which gain may be offset by U.S.-source capital losses, provided that a U.S. federal income tax return has been timely filed with respect to such losses.

Information Reporting and Backup Withholding

Payments made in exchange for shares of MuleSoft common stock pursuant to the offer or the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should timely complete and return an IRS Form W-9. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Holders exempt from backup withholding may be required to timely comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding or otherwise avoid backup withholding. A non-U.S. holder generally may establish an exemption from backup withholding by certifying its non-U.S. person status on a properly completed applicable IRS Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the offer and the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of MuleSoft common stock should consult their own tax advisors as to the specific tax consequences of the offer and the merger to them, including tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

DESCRIPTION OF SALESFORCE CAPITAL STOCK

General

Salesforce’s authorized capital stock consists of 1,600,000,000 shares of common stock, $0.001 par value (which we refer to as the “Salesforce common stock”), and 5,000,000 shares of undesignated preferred stock, $0.001 par value (which we refer to as the “Salesforce preferred stock” and together with Salesforce common stock, the “Salesforce capital stock”). The following description of the Salesforce capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Salesforce amended and restated certificate of incorporation (which we refer to as the “Salesforce charter”) and the Salesforce amended and restated bylaws (which we refer to as the “Salesforce bylaws”), which are exhibits to the registration statement of which this document forms a part.

Salesforce Common Stock

As of March 28, 2018, approximately 732,920,068 shares of Salesforce common stock were outstanding.

Each share of Salesforce common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of Salesforce common stock will receive ratably any dividends that the Salesforce board of directors declares out of funds legally available for that purpose. If Salesforce liquidates, dissolves or winds up, the holders of Salesforce common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any Salesforce preferred stock that may at the time be outstanding. Salesforce common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

The Salesforce board of directors has the authority, without further action by stockholders, to issue up to 5,000,000 shares of Salesforce preferred stock in one or more series. The Salesforce board of directors may designate the rights, preferences, privileges and restrictions of the Salesforce preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. The issuance of Salesforce preferred stock could have the effect of restricting dividends on Salesforce common stock, diluting the voting power of Salesforce common stock, impairing the liquidation rights of Salesforce common stock or delaying or preventing a change in control of Salesforce.

Anti-Takeover Effects of Various Provisions of Delaware Law, the Salesforce Charter and the Salesforce Bylaws

Some provisions of Delaware law, the Salesforce charter and the Salesforce bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of Salesforce.

Delaware Law

Salesforce is subject to Section 203 of the DGCL, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits Salesforce from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	the Salesforce board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of Salesforce’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the person became an interested stockholder, the Salesforce board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving Salesforce and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of Salesforce’s assets;

•	in general, any transaction that results in the issuance or transfer by Salesforce of any of the Salesforce capital stock to the interested stockholder;

•	any transaction involving Salesforce that has the effect of increasing the proportionate share of Salesforce capital stock owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Salesforce.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

Salesforce Charter and Salesforce Bylaws

The Salesforce charter and the Salesforce bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with the Salesforce bylaws, and stockholders may not act by written consent;

•	the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to adopt, amend or repeal the Salesforce bylaws or amend or repeal certain provisions of the Salesforce charter;

•	the Salesforce board of directors is expressly authorized to make, alter or repeal any provision of the Salesforce bylaws;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the Salesforce board of directors;

•	the Salesforce board of directors is authorized to issue preferred stock without stockholder approval;

•	any directors, or the entire Salesforce board of directors, may only be removed by the affirmative vote of the holders of two-thirds of the shares entitled to vote at an election of directors; and

•	Salesforce will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to Salesforce, which may include services in connection with takeover defense measures.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer and the merger, holders of shares of MuleSoft common stock will become holders of shares of Salesforce common stock. Both MuleSoft and Salesforce are Delaware corporations and are governed by the DGCL, so many of the differences between the rights of Salesforce stockholders and the current rights of MuleSoft stockholders arise primarily from differences in their respective certificates of incorporation and bylaws.

The following is a summary of the material differences between the current rights of MuleSoft stockholders and the current rights of Salesforce stockholders under Delaware law and their respective certificates of incorporation and bylaws. It is not a complete statement of the provisions affecting, and the differences between, the rights of Salesforce stockholders and MuleSoft stockholders. This summary is qualified in its entirety by reference to Delaware law and Salesforce’s and MuleSoft’s respective certificates of incorporation and bylaws. To see where copies of these documents can be obtained, see “Where to Obtain More Information.”

	MuleSoft	Salesforce
Authorized Capital Stock	The authorized capital stock of MuleSoft currently consists of (1) 1,000,000,000 shares of MuleSoft Class A common stock, (2) 200,000,000 shares of MuleSoft Class B common stock and (3) 100,000,000 shares of undesignated preferred stock, par value $0.000025 per share.	The authorized capital stock of Salesforce currently consists of (1) 1,600,000,000 shares of Salesforce common stock, and (2) 5,000,000 shares of Salesforce preferred stock.

Voting Rights	The MuleSoft amended and restated certificate of incorporation (the “MuleSoft charter”) provides that each holder of MuleSoft Class A common stock is entitled to one vote for each such share and each holder of MuleSoft Class B common stock is entitled to 10 votes for each such share.	The Salesforce bylaws provide that each holder of Salesforce common stock is entitled to one vote for each such share.

Quorum	Under the amended and restated bylaws of MuleSoft (the “MuleSoft bylaws”), holders of a majority of the voting power of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or represented by proxy, will constitute a quorum, unless otherwise provided by law, the MuleSoft charter, the MuleSoft bylaws or the rules of the NYSE.	Under the Salesforce bylaws, holders of a majority of the voting power of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or represented by proxy, will constitute a quorum, unless otherwise provided by law, the Salesforce charter, the Salesforce bylaws or the rules of the NYSE.

Mandatory Conversion	Each share of MuleSoft Class B common stock will convert automatically into one share of MuleSoft Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, subject to certain exceptions set forth in the MuleSoft charter (none of such exceptions being applicable to the consummation of the offer). Each share of MuleSoft Class B common stock will	Not applicable.

	MuleSoft	Salesforce
convert automatically into one share of MuleSoft Class A common stock upon the death or incapacity of certain holders of MuleSoft Class B common stock. All outstanding shares of MuleSoft Class B common stock will automatically convert into an equal number of shares of MuleSoft Class A common stock on the earlier of (i) March 22, 2022 or (ii) when the then-outstanding shares of MuleSoft Class B common stock represent less than 15% of the total outstanding shares of MuleSoft Class A common stock and MuleSoft Class B common stock. All outstanding shares of MuleSoft Class B common stock will automatically convert into an equal number of shares of MuleSoft Class A common stock upon the date, or the happening of an event, specified by affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of MuleSoft Class B common stock, voting as a single class.

Conversion at Option of Holder	Each share of MuleSoft Class B common stock is convertible at any time at the option of the holder into one share of MuleSoft Class A common stock.	Not applicable.

Number of Directors and Size of Board

The MuleSoft charter and the MuleSoft bylaws provide that the number of directors, which must be one or more, will be fixed from time to time by resolution of the MuleSoft board of directors.

The MuleSoft board of directors currently consists of nine directors.

The Salesforce charter and the Salesforce bylaws provide that the number of directors will be fixed from time to time exclusively by the Salesforce board of directors.

The Salesforce board of directors currently consists of 12 directors.

Term of Directors	The MuleSoft board of directors consists of three classes of approximately equal size, with each class serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.	Salesforce’s directors are elected to one- year terms. The Salesforce charter does not provide for staggered terms.

Removal of Directors	The MuleSoft charter and the MuleSoft bylaws provide that MuleSoft’s directors may be removed from office by the stockholders only for cause.

The Salesforce bylaws provide that the entire Salesforce board of directors may be removed from office at any time but only by the affirmative vote of the holders of

66-2/3% of the voting power of all of the

	MuleSoft	Salesforce
outstanding shares of Salesforce capital stock entitled to vote thereon, voting together as a single class.

Vacancies	The MuleSoft bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.	The Salesforce bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Salesforce board of directors may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director. The directors so chosen shall hold office for a term expiring at the first annual meeting of stockholders held following their election and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Special Stockholders’ Meetings	The MuleSoft bylaws provide that special meetings of stockholders may be called at any time by the MuleSoft board of directors, the chairperson of the MuleSoft board of directors, the chief executive officer of MuleSoft or the president of MuleSoft (in the absence of a chief executive officer of MuleSoft), but a special meeting may not be called by any other person or persons.	Special meetings of stockholders may be called at any time by the Salesforce board of directors, the chairman of the Salesforce board of directors or the chief executive officer of Salesforce.

Delivery and Notice Requirements of Stockholder Nominations and Proposals	Under the MuleSoft bylaws, for business to be properly brought before an annual meeting by a stockholder, business must be brought: (a) pursuant to MuleSoft’s proxy materials with respect to such meeting, (b) by or at the direction of the MuleSoft board of directors or (c) by a stockholder of MuleSoft who (1) is a stockholder of record at the time of the giving of the notice required by the MuleSoft bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in the MuleSoft bylaws. Subject to certain exceptions, to be timely, a stockholder’s notice must be received not later than the 45th day and not earlier than the 75th day before the one-year anniversary of the date on which MuleSoft first mailed its proxy materials or a notice of availability	Under the Salesforce bylaws, for business to be properly brought before an annual meeting by a stockholder, business must be brought: (a) pursuant to Salesforce’s proxy materials with respect to such meeting, (b) by or at the direction of the Salesforce board of directors or (c) by a stockholder of Salesforce who (1) is a stockholder of record at the time of the giving of the notice required by the Salesforce bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in the Salesforce bylaws. Subject to certain exceptions, to be timely, a stockholder’s notice must be received not later than the 45th day and not earlier than the 75th day before the one-year anniversary of the date on which Salesforce first mailed its proxy materials or a notice of

	MuleSoft	Salesforce

of proxy materials (whichever is earlier) for the preceding year’s annual meeting.

For director nomination at special meetings, to be timely, the stockholder nomination must be received by MuleSoft’s company secretary not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the MuleSoft board of directors to be elected at such meeting. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the MuleSoft bylaws and applicable law.

availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. For director nomination at special meetings, to be timely, the stockholder nomination must be received by Salesforce’s company secretary not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Salesforce board of directors to be elected at such meeting. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Salesforce bylaws, the Salesforce charter and applicable laws.

Stockholder Action by Written Consent	The MuleSoft charter and the MuleSoft bylaws provide that no action may be taken by the stockholders by written consent.	The Salesforce charter and the Salesforce bylaws provide no action may be taken by the stockholders by written consent.

Amendment of Charter	The affirmative vote of the holders of a majority of the voting power of all of the then- outstanding shares of the capital stock of MuleSoft entitled to vote generally in the election of directors, voting together as a single class, has the power to amend the charter, however, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of MuleSoft entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal specified provisions of the MuleSoft charter.	The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Salesforce entitled to vote generally in the election of directors, voting together as a single class, has the power to amend the charter, however, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of Salesforce entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal specified provisions of the Salesforce charter.

Amendment of Bylaws

The MuleSoft board of directors has the power to adopt, amend or repeal the MuleSoft bylaws, however, a bylaw amendment adopted by stockholders which specifies the votes necessary for the election of directors may not be further amended or repealed by the MuleSoft board of directors.

The MuleSoft bylaws may also be amended by the affirmative vote of the holders of at least 66-2/3% of the total voting power of

The Salesforce board of directors has the power to adopt, amend or repeal the Salesforce bylaws.

The Salesforce bylaws may also be amended by the affirmative vote of the holders of at least 66-2/3% of the total voting power of outstanding capital stock, voting together as a single class.

	MuleSoft	Salesforce
outstanding capital stock, voting together as a single class.

Exculpation of Directors	The MuleSoft charter provides that to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of MuleSoft shall not be personally liable to MuleSoft or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of MuleSoft shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	The Salesforce charter provides that a director of Salesforce shall not be personally liable to Salesforce or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Salesforce or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Salesforce shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers and Employees	Subject to any provision in the MuleSoft bylaws, the MuleSoft charter provides that MuleSoft shall indemnify, to the fullest extent permitted by applicable law, any director or officer of MuleSoft who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of MuleSoft or is or was serving at the request of MuleSoft as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.	Under the Salesforce bylaws, subject to certain qualifications, Salesforce is required to indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of Salesforce or is or was serving at the request of Salesforce as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection with such proceeding.

Exclusive Forum	Unless MuleSoft consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of	None.

MuleSoft	Salesforce
MuleSoft, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of MuleSoft to MuleSoft or MuleSoft’s stockholders, (c) any action asserting a claim against MuleSoft or any director or officer or other employee of MuleSoft arising pursuant to any provision of the DGCL, the MuleSoft charter or the MuleSoft bylaws or (d) any action asserting a claim against MuleSoft or any director, officer, stockholder or employee of MuleSoft governed by the internal affairs doctrine, shall be the Delaware Court of Chancery.

LEGAL MATTERS

The validity of the Salesforce shares offered by this document will be passed upon for Salesforce by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 31, 2018, and the effectiveness of our internal control over financial reporting as of January 31, 2018, as set forth in their reports, which are incorporated by reference in this registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of MuleSoft, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE TO OBTAIN MORE INFORMATION

Salesforce and MuleSoft file annual, quarterly and current reports, proxy statements and other information with the SEC. MuleSoft stockholders may read and copy any reports, statements or other information that Salesforce or MuleSoft file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Salesforce’s and MuleSoft’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

Salesforce has filed a registration statement on Form S-4 with the SEC to register the offer and sale of Salesforce shares to be issued in the offer and the merger. This document is a part of that registration statement. Salesforce may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Salesforce and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”) under the Exchange Act, together with exhibits, to furnish certain information about the offer. Salesforce and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

The SEC allows Salesforce to incorporate information into this document “by reference,” which means that Salesforce and the Offeror may disclose important information to MuleSoft stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Salesforce and MuleSoft have previously filed with the SEC. These documents contain important information about Salesforce and MuleSoft and their financial conditions, businesses, operations and results.

Salesforce Filings:

Salesforce Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended January 31, 2018, as filed with the SEC on March 9, 2018

Current Reports on Form 8-K	Filed with the SEC on:

• April 11, 2018

• March 26, 2018

• March 21, 2018

• February 23, 2018

MuleSoft Filings:

MuleSoft Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2017, as filed with the SEC on February 22, 2018.

The description of MuleSoft common stock set forth in MuleSoft’s Registration Statement on Form S-1, filed with the SEC on February 17, 2017, including all amendments and documents filed with the SEC for the purpose of updating such description.

MuleSoft Information Incorporated by Reference	Period Covered or Date of Filing

Current Reports on Form 8-K	Filed with the SEC on:

• March 21, 2018

• March 20, 2018

Salesforce also hereby incorporates by reference any additional documents that either it or MuleSoft may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Salesforce will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this document and incorporated by reference herein. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC (including information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and the exhibits related thereto filed under Item 9.01 of Form 8-K) or the contents of Salesforce’s and MuleSoft’s websites.

MuleSoft stockholders may obtain any of these documents without charge upon request to the information agent, Morrow Sodali LLC, toll free at (800) 662-5200 or via e-mail at tenderinfo@morrowsodali.com, or from the SEC at the SEC’s website at www.sec.gov.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SALESFORCE.COM, INC.,

MALBEC ACQUISITION CORP.

and

MULESOFT, INC.

dated as of

March 20, 2018

A-i

A-ii

Annex A	Certain Definitions

Annex B-1 and B-2	Forms of Tender and Support Agreements

Annex C	Conditions to the Offer

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 20, 2018, is by and among salesforce.com, inc., a Delaware corporation (“Parent”), Malbec Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Purchaser”), and MuleSoft, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of Class A common stock, $0.000025 par value per share, of the Company (“Class A Common Stock”) and Class B common stock, $0.000025 par value per share, of the Company (“Class B Common Stock,” and together with Class A Common Stock, the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, the Parties wish to effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain Persons are entering into Tender and Support Agreements with Parent and Purchaser, the forms of which are attached as Annex B-1 and Annex B-2 hereto (the “Tender and Support Agreements”);

WHEREAS, in connection with the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Converted Shares, Dissenting Shares or shares of Company Common Stock validly tendered and not validly withdrawn in accordance with the terms of the Offer) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger and the issuance of shares of Parent Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Purchaser, and the sole stockholder of Purchaser, have approved this Agreement and determined that this Agreement and the Transactions, including the Offer and the Merger and the issuance of Parent Common Stock in the Offer and the Merger, are advisable and fair to, and in the best interests of, Parent and Purchaser and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE OFFER

Section 1.1. The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Article IX and that the Company shall have complied with its obligations under Section 1.2, as promptly as practicable after the date hereof (but in no event more than twenty (20) business days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer; provided that, without limiting the foregoing, Parent shall (and Parent shall cause Purchaser to) use reasonable best efforts to commence the Offer on or prior to April 9, 2018. In the Offer, each share of Company Common Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive (i) $36.00 in cash, without interest (the “Cash Consideration”), and (ii) 0.0711 of a share of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), without interest (the “Stock Consideration” and, together with the Cash Consideration, the “Offer Consideration”), subject to the other provisions of this Article I. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Company Common Stock pursuant to the Exchange Act and contains the terms and conditions set forth in this Agreement (including Annex C). Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Annex C). The obligation of Purchaser to accept for exchange (and the obligation of Parent to cause Purchaser to accept for exchange) shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:

(i) the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, upon the consummation of the Offer (for the avoidance of doubt, assuming that shares of Class B Common Stock validly tendered (and not validly withdrawn) will convert into shares of Class A Common Stock upon the consummation of the Offer), together with the shares of Company Common Stock then owned by Parent and Purchaser (if any) (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), would represent at least a majority of the aggregate voting power of the shares of Company Common Stock outstanding immediately after the consummation of the Offer (the “Minimum Condition”); and

(ii) the other conditions set forth in Annex C.

(b) Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company (which may be granted or withheld in its sole discretion), Purchaser may not (and Parent shall not permit Purchaser to) (i) amend, modify or waive the Minimum Condition, or waive any of the conditions set forth in clauses (B), (C), (D) or (E) of Annex C or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration or changes the cash-stock mix to be paid in the Offer, (B) decreases the consideration in the Offer or the number of shares of Company Common Stock sought in the Offer, (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 1.1(e), (D) imposes conditions to the Offer other than those set forth in Annex C, (E) amends or modifies (for the avoidance of doubts, waivers shall be governed by clause (i) above) any of the conditions set forth in Annex C or (F) amends or modifies any other term of or condition to the Offer in any manner that is adverse to the holders of Company Common Stock.

(c) Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock validly tendered in the Offer (and not validly withdrawn) by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

(d) Adjustments to Offer Consideration. The Offer Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Acceptance Time. Nothing in this Section 1.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, eastern standard time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g) (3) and Rule 14e-1(a) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement, unless Parent receives the prior written consent of the Company (which may be granted or withheld in its sole discretion):

(A) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

(B) in the event that any of the conditions to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) business days each (or for such longer period as may be agreed by Parent and the Company) in order to permit the satisfaction or valid waiver of the conditions to the Offer (other than the Minimum Condition); provided that if any then-scheduled expiration of the Offer occurs on or before May 5, 2018, then Parent and Purchaser shall not extend the Offer beyond 11:59 p.m. New York City time on May 8, 2018 (for clarity, without limiting Parent’s and Purchaser’s rights or obligations to further extend, if applicable); and

(C) if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (if such conditions would be satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser may, and, at the request in writing of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive extension periods of up to ten (10) business days each (with the length of each such period being determined in good faith by Parent) (or for such longer period as may be agreed by Parent and the Company); provided that in no event shall Purchaser or Parent be required to extend the expiration of the Offer for more than twenty (20) business days in the aggregate; provided, further, that if any then-scheduled expiration of the Offer occurs on or before May 5, 2018, then Parent and Purchaser shall not extend the Offer beyond 11:59 p.m. New York City time on May 8, 2018 (for clarity, without limiting Parent’s and Purchaser’s rights or obligations to further extend, if applicable);

provided, however, that, notwithstanding anything to the contrary in this Agreement, (x) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX; and (y) if the Offer would otherwise expire pursuant to this Section 1.1(e) at any time after 11:59 p.m. New York City Time on May 8, 2018 and on or prior to May 24, 2018, Parent and Purchaser may extend the Offer to expire at 11:59 p.m. New York City time on May 24, 2018.

(iii) Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of Section 1.1(e)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

(f) Payment for Company Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any shares of Company Common Stock if, as a result, Purchaser would acquire less than the shares of Company Common Stock necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid promptly following the Acceptance Time net to the holder thereof in cash or shares of Parent Common Stock, as applicable, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.

(g) Schedule TO; Offer Documents; Form S-4.

(i) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

(A) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(B) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D) subject to the Company’s compliance with Section 1.2, cause the Offer Documents to be disseminated to holders of Company Common Stock as and to the extent required by the Exchange Act.

(ii) Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) The Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board of Directors set forth in Section 1.2(a) that relate to the Offer, unless the Company Board of Directors has effected a Change of Recommendation in accordance with Section 6.3. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries that is required by applicable Law to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Law. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents or the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law, or by the SEC or its staff or the NYSE. Parent shall cause the Form S-4 to comply as to form in all material respects with requirements of applicable Law. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications (and shall provide a summary of all substantive oral comments or material communications) that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any substantive discussions with the SEC or its staff regarding any such comments. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.2. Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors has unanimously, upon the terms and subject to the conditions set forth herein (including the ability of the Company Board of Directors to effect a Change of Recommendation in accordance with the terms of Section 6.3):

(i) determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders;

(ii) determined that it is in the best interests of the Company and the Company Stockholders to enter into, and declared advisable, this Agreement;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions, upon the terms, and subject to the conditions, contained herein; and

(iv) resolved to make the Company Board Recommendation.

The Company hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents and the Form S-4, unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer, which shall contain and constitute notice to holders of shares of Company Common Stock informing such holders of their rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Common Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply in all material respects with requirements of applicable Law. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock (to the extent required by applicable Law) together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications (and shall provide a summary of all substantive oral comments or material communications) that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any substantive discussions with the SEC or its staff regarding any such comments. Unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3, the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22 and the notice and other information required by Section 262(d) of the DGCL.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including lists of Company Stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their Representatives may reasonably request in order to communicate the Offer to the holders of Company Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Transactions; and

(iii) if this Agreement is terminated in accordance with Article IX, Parent and Purchaser shall as promptly as reasonably practicable return to the Company or destroy all copies of such information then in their possession or control.

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

Section 2.2. The Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Standard Time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable following the Acceptance Time, and in any case no later than the first (1st) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable, without a meeting of the Company Stockholders, in accordance with Section  251(h) of the DGCL.

Section 2.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4. Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Purchaser shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section  7.4); provided that the name of the Surviving Company shall be “MuleSoft, Inc.”

Section 2.5. Officers and Directors of the Surviving Company. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Company. The directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Company.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1. Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to Section 1.1(a) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, any Converted Shares and any Dissenting Shares) shall be automatically converted into the right to receive the Offer Consideration (the “Merger Consideration”), subject to the provisions of this Article III. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, including the right to receive, pursuant to Section 3.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(f).

(b) Certain Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Purchaser) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) equal to the product of (i) (x) the number of shares of Company Common Stock held by such Subsidiary immediately prior to the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Surviving Company Stock outstanding immediately after the consummation of the Merger.

(c) Treatment of Purchaser Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2. Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable pursuant to Section 3.1(a) in book-entry form equal to the aggregate Parent Common Stock portion of the Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, including the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock; provided that no such deposits shall be required to be made with respect to any Dissenting Shares. In the event the Exchange Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate cash portion of the Merger Consideration, including the Fractional Share Consideration in accordance with Section 3.6 and any dividends or other distributions under Section 3.2(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 3.6, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time the applicable Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, except as otherwise provided in Section 3.3. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Company, Purchaser, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).

(f) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.3. Dissenter’s Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not tendered in the Offer and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Shares, as the case may be.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.4. Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Option (whether vested or unvested) held by any former employee or former service provider (other than a former non-employee director) of the Company shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive within five (5) business days, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess (if any) of the Per Share Cash Equivalent Consideration over the per share exercise price applicable to the Company Option.

(b) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (other than a Company Option covered by Section 3.4(a) or Section 3.4(c)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, by (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (i) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(c) At the Effective Time, each Company Equity Award that is outstanding immediately prior to the Effective Time and that is held by a current or former non-employee director of the Company will vest as of the

Effective Time and shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Equity Award becoming entitled to receive within five (5) business days (or such later date required by Section 409A of the Code), in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company Equity Award immediately prior to the Effective Time, with the Cash Consideration portion of the Merger Consideration payable with respect to any Company Option reduced by the aggregate per share exercise price applicable to such Company Option.

(d) At the Effective Time, each Company RSU (other than any Company RSU covered by Section 3.4(c)) and each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit or performance share unit, as applicable, with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU or Company PSU, as applicable, immediately prior to the Effective Time by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded up to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU or Company PSU, as applicable, under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(e) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date as specified by the Company Board of Directors or its designated committee in accordance with Section 19 of the Company ESPP.

(f) Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.4.

(g) Parent shall file with the SEC, no later than five (5) business days after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding.

Section 3.5. Withholding. Each of the Company, Parent, Purchaser, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.6. Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K on February 22, 2018 or any other Company SEC Documents filed or furnished by the Company with the SEC on or after February 22, 2018 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent as set forth below.

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, (1) has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. The

Company has made available to Parent complete and accurate copies the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock and 100,000,000 shares of preferred stock, par value $0.000025 per share (“Company Preferred Stock”). As of March 16, 2018 (the “Company Capitalization Date”), (i) (A) 92,690,735 shares of Class A Common Stock were issued and outstanding and 40,655,580 shares of Class B Common Stock were issued and outstanding, (B) no shares of Class A Common Stock and no shares of Class B Common Stock were held in the Company’s treasury, (C) no shares of Class A Common Stock and no shares of Class B Common Stock were held by the Company Subsidiaries, (D) Company Options covering 898,906 shares of Class A Common Stock were outstanding, with a weighted average exercise price per share of $21.86, (E) Company Options covering 16,214,771 shares of Class B Common Stock were outstanding, with a weighted average exercise price per share of $4.95 (with respect to non-qualified Company Options) and $5.18 (with respect to incentive Company Options), (F) Company RSUs covering 3,229,420 shares of Class A Common Stock were outstanding, (G) Company RSUs covering 42,312 shares of Class B Common Stock were outstanding, (H) Company PSUs covering 31,080 shares of Class A Common Stock were outstanding and (I) Company PSUs covering no shares of Class B Common Stock were outstanding; (ii) 26,149,808 shares of Class A Common Stock and 16,257,087 shares of Class B Common Stock were reserved for issuance pursuant to the Company Equity Plans; (iii) 5,166,201 shares of Class A Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c) As of the date hereof, except as set forth in Section 4.2(a) and Section 4.2(b) and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which the Company or any Company Subsidiary is a party obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

Section 4.3. Corporate Authority.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the execution and delivery of this Agreement and the Tender and Support Agreements and the consummation of the Transactions and the transactions contemplated by the Tender and Support Agreements have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Tender and Support Agreements, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer and (v) approved the execution and delivery of the Tender and Support Agreements by the Company Stockholders party thereto. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b) Assuming the satisfaction of the Minimum Condition and the accuracy of Parent’s representations and warranties in Section 5.14, no vote of the holders of Company Common Stock or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger under applicable Law and the Company Governing Documents.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract, or to the Company’s Knowledge, any other Contract, binding upon the Company or any Company Subsidiary or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 4.5. SEC Reports and Financial Statements.

(a) Since March 17, 2017, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). From the time of the initial filing of the Company’s registration statement on Form S-1 with the SEC, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 17, 2017, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since March 17, 2017 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2015, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2017 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since December 31, 2017 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.8. Absence of Certain Changes or Events.

(a) From December 31, 2017 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2017 through the date hereof, (i) except as for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 6.1(a) (other than clause (v), (vi), (xi) or (xxv) (to the extent clause (xxv) relates to the foregoing clause (v), (vi) or (xi))).

Section 4.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since January 1, 2015 in compliance with and are not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are and since January 1, 2015 have been in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2013, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Since January 1, 2013, neither the Company nor any Company Subsidiary have been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, solely with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2013, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which the Company and Company Subsidiaries conduct business. Since January 1, 2013, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2013, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws, (ii) the Company and the Company Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since January 1, 2013 and (iii) except pursuant to valid licenses, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(g) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and

Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2013, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except, solely with respect to any such actions arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since January 1, 2013, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since January 1, 2013, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except, solely with respect to any such notices received or voluntary disclosures made after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. As of the date hereof, there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, except, with respect to clause (iv) of the definition of Controlled Group Liability only, as would not result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f) (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(j) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. As of the date hereof, neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since January 1, 2015 in compliance with all applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect a reserve in accordance with GAAP for all Taxes accrued but not yet paid by the Company or any Company Subsidiary as of the date thereof;

(c) The Company and the Company Subsidiaries have timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Tax authority) and have otherwise complied in all material respects with applicable Law relating to the payment, withholding or collection of Taxes (including information reporting requirements);

(d) There is no claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary, except, solely with respect to any such claim, litigation, audit, examination, investigation or other proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the collection or assessment of any material Taxes;

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(g) None of the Company or any Company Subsidiary is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law;

(h) There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(i) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed income or franchise Tax Returns that it is or may be subject to material income or franchise Tax by, or required to file income or franchise Tax Returns with respect to material Taxes in, such jurisdiction;

(j) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes; and

(k) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 4.13. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14. Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all of the following, other than those that have expired, lapsed, or been abandoned: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations and (iv) copyright registrations and applications for copyright registration, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property” ).

(b) The Company solely owns, or is the exclusive licensee of, each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and each material item of Company Intellectual Property is, to the Company’s Knowledge, valid and enforceable, subject to Enforceability Limitations. To the Company’s Knowledge, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(c) Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or permitted (or is obligated to permit) any Person to retain an ownership interest, including any joint ownership interest, or any exclusive rights in any Intellectual Property Rights that are or were Company Intellectual Property and is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to be material to the conduct of the business of the Company and Company Subsidiaries, taken as a whole, the Company or the Company Subsidiaries, as applicable, possess the right to use the Technology material to the conduct of the business of the Company and Company Subsidiaries in materially the same manner that the Company and the Company Subsidiaries use such Technology as of the date hereof. The foregoing is not a representation or warranty regarding non-infringement, misappropriation, dilution, or other violation of Intellectual Property Rights of any Person, which is addressed solely in Section 4.14(e).

(e) No Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, except, solely with respect to any such Proceedings arising or threatened after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (i) each Company Product (when used by or as authorized by the Company) and the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Person or constitute unfair competition or unfair trade practices (and as conducted since January 1, 2015, has not infringed, violated, constituted, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices), (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights and (iii) since November 18, 2016, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.

(f) In each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any material Intellectual Property Rights that the Company intended to be Company Intellectual Property Rights, the Company or such Company Subsidiary has obtained an assignment or transfer of all such Intellectual Property Rights to the Company or such Company Subsidiary, except where the absence of that assignment or transfer would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all Company Technology that derives independent economic value, actual or potential, from not being known to other Persons, and all such Company Technology has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance except for such Company Technology that the Company, in its reasonable business judgement, determined that it no longer wanted to maintain as confidential, except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. There has been no unauthorized disclosure of such Company Technology, or unauthorized disclosure by the Company or any Company Subsidiary of any third party Technology, except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and take reasonable steps to enforce, a policy requiring employees, consultants and independent contractors that have access to any such Intellectual Property to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to have and take reasonable steps to enforce such policy would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(g) Except as would not reasonably be expected to materially and adversely impact conduct of the business of the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any

Company Subsidiary has distributed any Software or database under an Open Source License in a manner that would require any Company Technology (other than Company Technology that the Company has determined, in its reasonable business judgment that the confidential and proprietary nature of which is not material to the Company or its Subsidiaries, taken as a whole) (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for purposes of preparing derivative works or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance with all Open Source Licenses to which they are subject except where a failure to comply would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(h) Other than Non-Scheduled Licenses, the Company has made available to Parent prior to the date hereof true and in every material respect complete copies of all material Contracts in effect as of the date hereof pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any patent rights or other material Company Intellectual Property Rights, or (ii) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property Rights that, in each case of clauses (i) and (ii) above, is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing, together with the Non-Scheduled Licenses, the “IP Contracts”).

(i) The Company has made available to Parent prior to the date hereof a true and complete list of all material Company Products.

(j) Except as would not reasonably be expected to materially and adversely impact the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, the consummation of the transactions contemplated hereby will not result in (i) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, a material breach, violation, modification, cancellation, termination, or suspension of any IP Contract (other than any IP Contract that is a Non-Scheduled License), (ii) the release of any Source Code that is Company Technology or other material proprietary or confidential Company Technology pursuant to any Contract to which the Company or a Company Subsidiary is a party (other than pursuant to any Open Source License or Contract under which Company has intentionally contributed Software to an open source project), or (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Company Intellectual Property Rights (except for any such grants that may be contained in a Non-Scheduled License) to any Person. Except as would not reasonably be expected to materially and adversely impact the business of Parent and its Subsidiaries, the consummation of the transactions contemplated hereby will not result, as a result of any Material Contract, (1) in the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any material Intellectual Property Rights of Parent to any Person or (2) Parent being subject to any material non-compete or other restriction on the operation or scope of its business. Except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as set forth in Section 4.4(b) of the Company Disclosure Schedule, and with respect to Non-Scheduled Licenses, (1) all IP Contracts shall remain in full force and effect following the Closing in accordance with their terms (other than terminations or expirations occurring in the ordinary course of business), and, (2) as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts and to the Company Intellectual Property to the same extent as prior to the Closing.

(k) Except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice since November 18, 2016 with respect to any material warranty or material indemnity claim relating to any Company Products or with respect to the material breach of any IP Contract under which such Company Products have been made available, in each case, which remains unresolved, except, solely with respect to any such Proceedings, claims or notices arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15. Privacy and Data Protection.

(a) Since January 1, 2015, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Protected Information and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, has complied in all material respects with (i) any Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to Protected Information, including the Privacy Statements and (iv) all consents and authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. The Company and each Company Subsidiary have taken measures reasonably designed to allow the Company and each Company Subsidiary to achieve compliance in all material respects with the General Data Protection Regulation (Regulation (EU) 2016/679) as of May 25, 2018. The Company and each Company Subsidiary have executed Business Associate Agreements (as such agreements are defined in HIPAA) with any Business Associate (as defined in HIPAA), to the extent required under HIPAA. The Company and each Company Subsidiary have all material rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business. The Company and each Company Subsidiary have posted, in accordance with Information Privacy and Security Laws, as applicable, privacy policies governing their use of Protected Information on their websites made available by the Company and each Company Subsidiary, and since January 1, 2015, the Company and each Company Subsidiary have complied in all material respects with such current and former published privacy policies.

(b) There has been no material data security breach of any Company Products, any material Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information or other incidents involving the unauthorized access, acquisition, use or disclosure of any Protected Information, owned, used, maintained or controlled by or on behalf of the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s material vendors, suppliers and subcontractors, or the Company or the Company Subsidiaries, have (i) suffered any material breach that resulted in any unauthorized access to use of or other loss of any Protected Information, (ii) materially breached any obligations relating to Protected Information in Contracts with the Company or any Company Subsidiary or (iii) violated any Information Privacy and Security Laws.

(c) Since January 1, 2015, the Company has implemented and maintained an appropriate written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of any proprietary or confidential information in their possession, including Protected Information, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to control these risks and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws that require notification to any Person in the case of any breach of security compromising data containing Protected Information. In each of 2016 and 2017, the Company has performed a security risk assessment covering the Company and each Company Subsidiary, as applicable, as required under PCI DSS and used reasonable efforts to address and remediate all critical or high risk threats and deficiencies identified in those security risk assessments.

(d) Since January 1, 2015, no Person has (i) provided an audit request to the Company or a Company Subsidiary, (ii) made any written claim against the Company or a Company Subsidiary or (iii) to the Company’s

Knowledge, commenced any investigation, litigation or proceeding by or before any Governmental Entity against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company, any Company Subsidiary or any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the collection, maintenance, storage, use, processing, disclosure, transfer or disposal of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. As of the date hereof, to the Company’s Knowledge, since January 1, 2015, no Person has provided a complaint (written or otherwise) to the Company or a Company Subsidiary, nor, to the Company’s Knowledge, to any third party, regarding the improper disclosure of Protected Health Information (as defined in HIPAA) by the Company or a Company Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery, and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Information Privacy and Security Laws or any contractual obligation of the Company and/or the Company Subsidiaries relating to Protected Information.

(e) The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that in all material respects satisfy applicable Law and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith in all material respects.

(f) To the Company’s Knowledge, no Software included in any Company Product that was developed by the Company, any Company Subsidiary or any Person, containing any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines has resulted in (i) any Person accessing without authorization or disabling or erasing the Company Product, (ii) a significant adverse effect on the functionality of the Company Products or (iii) unauthorized acquisition of or access to confidential or proprietary information created, received, maintained or transmitted through those Company Products, except as would not reasonably be expected to be material to the conduct of the business of the Company and Company Subsidiaries, taken as a whole.

Section 4.16. Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 4.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) (“Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens and (iii) the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17. Material Contracts.

(a) Except for this Agreement, Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, in each case as of the date hereof, other than Company Benefit Plans listed on Section 4.10(a) of the Company Disclosure Letter or Non-Scheduled Licenses (all Contracts of the type described in this Section 4.17(a), together with the IP Contracts (except for Non-Scheduled Licenses), whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i) each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii) any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;

(iv) other than in the ordinary course of business consistent with past practice, any Contract to provide Source Code that is Company Technology to any third party for any Company Product, including any Contract to put such Source Code in escrow with a third party on behalf of a licensee or contracting party;

(v) except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement agreement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(vi) each Contract not otherwise described in any other subsection of this Section 4.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $1,000,000 in the twelve (12)-month period following the date hereof;

(vii) any Contract not otherwise described in any other subsection of this Section 4.17(a) that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(viii) each Contract, excluding any purchase orders that do not contain material terms that have not been superseded by the Contract to which such purchase order relates, that is (1) a Material Customer Agreement, (2) a Material Supplier Agreement, or (3) a Material Reseller Agreement;

(ix) except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that, other than with respect to non-exclusive licenses or other non-exclusive grants of rights to its products and services in, to or under Company Intellectual Property, limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(x) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xi) each Company Government Contract with a Material Customer;

(xii) each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1,000,000;

(xiii) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $1,000,000 or with a notional value in excess of $1,000,000;

(xiv) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;

(xv) each Company Lease involving annual lease payments in excess of $1,000,000 or aggregate lease payments over the remaining life of the lease in excess of $2,000,000; and

(xvi) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and in every material respect complete copies of each Material Contract in effect as of the date hereof has been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Government Contract was legally awarded, and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Government Contract or proposal for the award of a Company Government Contract is currently the subject of bid or award protest proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect, since January 1, 2015, no costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been deemed finally disallowed in writing by a Governmental Entity or, to the Company’s Knowledge, proposed for disallowance, and no payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor, to the Company’s Knowledge, has any claim been made to withhold or set off any such payment.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, (i) none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any of their respective other Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any written request to show cause, (iii) none of the Company or any Company Subsidiary has been declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Contract with a Governmental Entity (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors or officers, nor to the Company’s Knowledge, any other employees or any owner is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any material irregularity, misstatement or omission arising thereunder or relating thereto alleged in writing and (vi) neither the Company nor any Company Subsidiary has made any (A) voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) mandatory disclosure, pursuant to Federal Acquisition Regulation 52.203-13, to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 4.18. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 4.19. Customers; Suppliers; Resellers.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a list of the customers of the Company and the Company Subsidiaries that have a subscription or support Contract with the Company or a Company Subsidiarity with an ACV for the fiscal year ended December 31, 2017 in excess of $1,000,000 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). “ACV” means the annual contract value associated with a particular Contract based on the contractual recurring commitment to the Company and the Company Subsidiaries from the counterparty on an annualized basis. ACV for each Contract is determined by the Company in accordance with the Company’s ACV calculation policy as provided to Parent (including, for multi-year subscription and support contracts, by dividing the total contract value of such Contracts by the number of years in the subscription period). As of the date hereof, neither the Company nor any

Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially modify existing Contracts with the Company or the Company Subsidiaries, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Section 4.19(b) of the Company Disclosure Schedule sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $1,000,000 during the fiscal year ended December 31, 2017 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier to the Company or that such Material Supplier intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Section 4.19(c) of the Company Disclosure Schedule sets forth a list of each systems integrator and value-added reseller that is classified by the Company as a “Focus Partner” or a “Tier 1 Partner” as of the date hereof (each, a “Material Reseller” and each systems integrator or value-added reseller Contract with each Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a systems integrator or value-added reseller, as applicable, to the Company or that such Material Reseller intends to terminate or materially modify existing Contracts with the Company or the Company Subsidiaries, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) Section 4.19(d) of the Company Disclosure Schedule sets forth a list (and the associated revenue for the fiscal year ended December 31, 2017) of each (i) Governmental Entity of any jurisdiction in the United States (or any prime contractor or higher-tier subcontractor of any Governmental Entity of any jurisdiction in the United States in its capacity as such) from which the Company and the Company Subsidiaries received revenues in excess of $1,000,000 during the fiscal year ended December 31, 2017 and (ii) Governmental Entity of any jurisdiction outside the United States (or any prime contractor or higher-tier subcontractor of any Governmental Entity of any jurisdiction outside the United States in its capacity as such) from which the Company or any Company Subsidiary has received revenues in excess of $1,000,000 during the fiscal year ended December 31, 2017.

Section 4.20. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, material insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents, the Form S-4 and the Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company.

Section 4.22. Opinion of Financial Advisor. The Company Board of Directors has received an opinion of Goldman, Sachs & Co. LLC (“Goldman Sachs”) to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Offer Consideration to be paid to the holders of Company Common Stock (other than holders of Cancelled Shares and Converted Shares) in the aggregate, pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided to Parent promptly following receipt by the Company for informational purposes only.

Section 4.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24. Related Party Transactions. Except as set forth in the Company SEC Documents, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business and set forth on Section 4.10(a) of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 4.25. Finders and Brokers. Other than Goldman Sachs, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer and the Merger. A true and complete copy of the engagement letter with Goldman Sachs has been made available to Parent prior to the date hereof.

Section 4.26. No Other Representations. In connection with the due diligence investigation of Parent and Purchaser by the Company, the Company has received and may continue to receive from Parent or Purchaser certain forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, the Parent Subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such forward-looking information, with which the Company is familiar, that, without limiting in any respect any of the representations and warranties in Article V, the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such forward-looking information, as well as such business plans and cost-related plans, so furnished to it. Accordingly, except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Purchaser or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Purchaser or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as disclosed in (x) Parent’s Annual Report filed on Form 10-K on March 9, 2018 or any other Parent SEC Documents filed or furnished by Parent with the SEC on or after March 9, 2018 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser represent and warrant to the Company as set forth below.

Section 5.1. Qualification, Organization, etc. Each of Parent and Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Parent Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, (1) has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. Each of Parent, Purchaser and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of March 16,

2018 (the “Parent Capitalization Date”): (i) (A) 732,382,693 shares of Parent Common Stock were issued and outstanding (including 2,835,514 restricted shares of Parent Common Stock), (B) 86,506 shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 20,598,738 shares of Parent Common Stock were outstanding with a weighted average exercise price per share of $66.6726, and (D) restricted stock unit awards granted under Parent Equity Plans covering 17,272,030 shares of Parent Common Stock (assuming any applicable performance goals are deemed satisfied at target) were outstanding; (ii) 50,017,096 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans; (iii) 7,518,906 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2004 Employee Stock Purchase Plan; (iv) such number of shares of Parent Common Stock that may from time to time be issuable upon conversion of the Convertible Senior Notes were reserved for issuance; (v) such number of shares of Parent Common Stock that may from time to time be issuable upon exercise of the Warrants were reserved for issuance; and (vi) no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 5.2(a), as of the Parent Capitalization Date: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 5.2(a) and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which Parent or any Parent Subsidiary is a party obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Except for the Convertible Senior Notes, neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

Section 5.3. Corporate Authority.

(a) Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the Tender and Support Agreements and the consummation of the Transactions and the transactions contemplated by the Tender and Support Agreements have been duly and validly authorized by all necessary corporate action of Parent and Purchaser and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Tender and Support Agreements, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

(b) The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any Parent Subsidiary or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 5.5. SEC Reports and Financial Statements.

(a) Since February 1, 2017, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 1, 2017, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

Section 5.6. Internal Controls and Procedures. Parent has established and maintains, and at all times since January 31, 2015 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2015, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 31, 2015, neither Parent nor any Parent Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 5.7. No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of January 31, 2018 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since January 31, 2018 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.8. Absence of Certain Changes or Events. From January 31, 2018 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9. Compliance with Law.

(a) Parent and each Parent Subsidiary are and have been since January 1, 2015 in compliance with and are not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and the Parent Subsidiaries are and since February 17, 2017 have been in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 5.10. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity, that would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 5.11. Information Supplied. The information relating to Parent and the Parent Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents, the Schedule 14D-9 and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Purchaser.

Section 5.12. Sufficient Funds; Valid Issuance. Assuming the accuracy in all material respects of the Company’s representations and warranties set forth in Section 4.2(a), Section 4.2(c) and Section 4.2(d), Parent has, or will have at the Effective Time, access to all of the funds that are necessary for it to consummate the Merger and the other Transactions, and to perform its obligations under this Agreement. The Parent Common Stock to be issued to the Company Stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company Stockholder) will be free of restrictions on transfer.

Section 5.13. Finders and Brokers. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer and the Merger.

Section 5.14. Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent

Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent or any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.15. No Purchaser Activity. Since its date of formation, Purchaser has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.16. No Other Representation. In connection with the due diligence investigation of the Company by Parent and Purchaser, Parent and Purchaser have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Purchaser are familiar, that, without limiting in any respect any of the representations and warranties in Article IV, Parent and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article IV, each of Parent and Purchaser acknowledge that neither the Company nor any Representative of the Company makes, and each of Parent and Purchaser acknowledge that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i) amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration of its capital stock or other equity interests or securities;

(iii) take any action within the Company’s control to cause, or that would result in, the conversion of all of the Class B Common Stock into Class A Common Stock;

(iv) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries;

(v) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options or the vesting or settlement of Company Equity Awards, in all cases in accordance with their respective terms, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Periods, (C) the grant of Company Equity Awards to employees below the level of vice president in the amounts and with terms consistent with past practice and consistent with the Company’s equity grant guidelines in effect as of the date hereof subject to the limitations set forth in Section 6.1(b)(v) of the Company Disclosure Letter; provided that awards granted pursuant to this clause (C) shall not include terms providing for accelerated vesting upon a change in control or upon a termination of employment or service or (D) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(vi) except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees; (B) grant to any of its directors, executive officers or employees any increase in severance or termination pay, except for the payment of severance pursuant to the Company Severance Policy in effect as of the date of this Agreement to employees terminated as permitted by this Section 6.1(b)(vi); (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, except as permitted under the provisions of Section 6.1(b)(v)(C) or as permitted by Section 6.1(b)(vi)(C) of the Company Disclosure Letter; (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, except for (1) any amendments to a Company Benefit Plan in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this Section 6.1(b)(vi) or materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan or the benefits provided thereunder, except as permitted in this Section 6.1(b)(vi) or (2) entering into offer letters that provide for no severance except for severance benefits as may be required by applicable Law for employees and service providers providing services outside of the United States; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment of any employee at the level of vice president or above, other than for cause; (G) hire any new employees at the level of vice president or above; or (H) provide any funding for any rabbi trust or similar arrangement;

(vii) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(viii) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(x) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property or Company Products entered in the ordinary course of business consistent with past practice with customers of the Company or the Company Subsidiaries and (C) for transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xi) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clauses (i), (ii), (iv), (v), (ix), (x), (xiv) or (xv) of Section 4.17(a) or (B) (1) materially modify, materially amend, extend or terminate any Material Contract or (2) waive, release or assign any material rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice;

(xii) except in the ordinary course of business consistent with past practice, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiii) commence (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that are not brought by Governmental Entities and that: (A) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $2,000,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the Effective Time the Company and the Company Subsidiaries) and (C) does not provide for the license of any material Company Intellectual Property;

(xiv) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xv) amend or modify any Privacy Statement of the Company or any Company Subsidiary;

(xvi) make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any Company Subsidiary, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or, except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xvii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) guarantees by the Company of Indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary, which Indebtedness is incurred in compliance with this clause (xvii), and (C) Indebtedness in aggregate principal amount outstanding, and any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) entered into in order to hedge bona fide currency or interest rate risks, for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is not reasonably expected to be in excess of an aggregate amount equal to $1,000,000;

(xviii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xix) cancel the Company’s insurance policies or fail to pay the premiums on the Company’s insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xx) (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business consistent with past practice;

(xxi) convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxii) terminate or modify or waive in any material respect any right under any Company Permit;

(xxiii) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxiv) subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to prevent the consummation of the Transactions on or before the Outside Date; or

(xxv) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2. Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the

Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(a) amend the Parent Governing Documents in a manner that would be material and disproportionately adverse to the holders of Company Common Stock relative to the treatment of existing holders of Parent Common Stock;

(b) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (A) dividends and distributions paid or made in the ordinary course of business by the Parent Subsidiaries and (B) for transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(c) split, combine, subdivide, reduce or reclassify any of its capital stock, except for (i) any for any such transaction involving only wholly owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(d) adopt a plan of complete or partial liquidation or dissolution with respect to Parent;

(e) subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to prevent the consummation of the Transactions on or before the Outside Date; or

(f) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.3. Solicitation by the Company.

(a) From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it shall not, and shall cause the Company’s controlled affiliates not to, and shall cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or commit or agree to take any such action, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) business days prior to the then-scheduled expiration of the Offer, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) business day period being replaced with three (3) business days), (vi) fail to include the Company Board Recommendation in the Schedule 14D-9, (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company

Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”). The Company shall, and shall cause the Company’s controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) business days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such person. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 6.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by any of the Company’s controlled affiliates or any of their respective Representatives shall be a breach of this Section 6.3 by the Company. Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation.

(b) Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3, which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any non-public information furnished to such other person that was not previously furnished to Parent, (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal (and its Representatives), and (z) if and limited solely to the extent required in order to comply with the Company’s obligations under an applicable Antitrust Law (with respect to which the failure to comply would reasonably be expected to be material to the Company), make filings under such Antitrust Law required to be made by the Company in response to such Acquisition Proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s controlled affiliates or its or their respective Representatives of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or could reasonably be expected to make any Acquisition Proposal (or of becoming aware of any of its or their other affiliates having received any such Acquisition Proposal, proposal, inquiry or request). Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) business day) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any person other than Parent or Purchaser from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(d) Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)(iv) or Section 6.3(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a breach of this Section 6.3), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Class A Common Stock, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period.

(e) Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.3(e)(ii) with references to the applicable four (4) business day period being replaced by two (2) business days.

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel available to the Company or any Company Subsidiary or prepared by the Company or any Company Subsidiary in the normal course of its business as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege). Parent will use its commercially reasonable efforts to minimize to the extent reasonably practicable any unnecessary disruption to the businesses the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, (ii) of any legal proceeding commenced or, to such Party’s knowledge, threatened against such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary or Parent Subsidiary, respectively, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty hereunder or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Offer and the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Offer and the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (y) make all other necessary filings as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws. Notwithstanding anything to the contrary in this Agreement, none of Parent, Purchaser or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Antitrust Counsel Only Material.”

(c) In connection with and without limiting the foregoing, each of the Parties shall give any notices to third parties required under Contracts, and each of the Parties shall use, and cause each of their respective Subsidiaries to use, its reasonable best efforts to obtain any Contractual third party consents that are necessary, proper or advisable to consummate the Transactions, including the Offer and the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified for by Parent or (b) subject to the occurrence of the Acceptance Time).

Section 7.3. Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (a) neither Party shall be required by this Section 7.3 to provide any such review or comment to the other in connection with the Company’s receipt (and the existence of) an Acquisition Proposal or a Change of Recommendation and matters directly related thereto and (b) the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party to the extent such release, announcement or disclosure relates to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.

Section 7.4. D&O Insurance and Indemnification.

(a) For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than two hundred and fifty percent (250%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section  7.4, each of whom may enforce the provisions thereof.

Section 7.5. Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements).

Section 7.6. Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7. Employee Matters.

(a) Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (including cash bonus opportunities, retirement, health and welfare benefits, but excluding equity incentive compensation) that are, in the aggregate, in Parent’s discretion, either (A) no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing or (B) no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) business days prior to the day on which the Effective Time occurs; provided that prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) plan is terminated pursuant to this Section 7.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of

Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Purchaser or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8. Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9. Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Offer, the Merger and any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10. Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Class A Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 7.11. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 7.13. 14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Common Stock and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Equity Awards, as applicable, in accordance with the terms set forth in this Agreement and (iii) the terms of Section 7.4 and Section 7.7 and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 7.14. Financing Cooperation. Prior to the Effective Time, the Company and the Company Subsidiaries shall, and shall use their reasonable best efforts to cause their Representatives to, provide all customary cooperation and all customary financial information, in each case that is reasonably requested by Parent or Purchaser in connection with any financing (the “Financing”) obtained by Parent or Purchaser for the purpose of financing the transactions contemplated hereby or any transaction undertaken in connection therewith (it being understood that the receipt of any such financing is not a condition to the Merger); provided, however, that (a) no such cooperation shall be required to the extent it would (i) unreasonably disrupt the conduct of the Company’s business, (ii) require the Company or the Company Subsidiaries to incur any fees, expenses or other liability prior to the Acceptance Time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of the Company or any Company Subsidiary to incur any material personal liability, (iv) require the Company to waive or amend any terms of this Agreement or (v) require the Company to provide any information that is prohibited or restricted by applicable Law or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not result in a loss of such legal privilege); and (b) the Company and the Company Subsidiaries shall not be required to execute any credit or security documentation or any other definitive agreement or provide any indemnity prior to the Acceptance Time.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment all of the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Purchaser shall have breached, failed to perform or violated in any material respect their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Purchaser set forth in this Agreement shall have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date, and in each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Purchaser, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c) by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the right of Parent and Purchaser not to accept for payment and pay for any shares of Company Common Stock pursuant to clause (F)(1) or (F)(2) of Annex C (assuming the expiration of the Offer as of such time) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d) by either Parent or the Company (A) if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)) without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(A) shall not be available to Parent if Parent or Purchaser shall have failed to comply in any material respect with its obligations under Section 1.1(e)(ii) or (B) if the Acceptance Time has not occurred on or before the date that is six (6) months after the date hereof (the “Outside Date”); provided that (x) if, on the Outside Date, all of the conditions to the Offer, other than the conditions set forth in clauses (B) and (C) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) of Annex C and those conditions to the Offer that by their nature are to be satisfied at the expiration of the Offer (if such conditions (other than the Minimum Condition) would be satisfied or validly waived were the expiration of the Offer to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of two (2) months and (y) the right to terminate this Agreement pursuant to this Section 9.1(d)(B) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure to close contemplated hereby and such action or failure to act constitutes a material breach of this Agreement;

(e) by Parent, if, prior to the Acceptance Time, (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company has materially breached Section 6.3;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(g) by the Company in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 6.3(e)(ii) and the last sentence of Section 6.3(e) and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv).

Section 9.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of this Agreement.

(b) Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to (I) Section 9.1(d)(B) (1) solely due to the failure to satisfy the Minimum Condition prior to such termination or (2) at a time when Parent would be permitted to terminate this Agreement pursuant to (x) Section 9.1(c)(ii)(A) due to a breach, failure to perform or violation described in such Section that occurred following the making of such Acquisition Proposal or (y) Section 9.1(e)(ii) or (II) Section 9.1(d)(A), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) business days prior to such termination, and (C) within twelve (12) months of such termination, an Acquisition Proposal is subsequently consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent a fee of $187,000,000 in cash (the “Termination Fee”).

(ii) If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) business days prior to such termination, (B) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement such that Parent has a right to terminate this Agreement pursuant to (I) Section 9.1(c)(ii)(A) due to such breach, failure to perform or violation (provided that such breach, failure to perform or violation occurred following the making of such Acquisition Proposal) or (II) Section 9.1(e)(ii), (C) Parent terminates this Agreement pursuant to Section 9.1(c)(ii)(A) or Section 9.1(e)(ii) and (D) within twelve (12) months of such termination, an Acquisition Proposal is subsequently consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii) If Parent terminates this Agreement pursuant to (A) Section 9.1(e)(i) or (B) Section 9.1(e)(ii) (in the case of this clause (B) if the Company has materially and willfully breached Section 6.3), within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.

(iv) If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(v) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi) Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty-five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(c) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(c)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or willful breach (as defined in Section 9.2(a)).

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Purchaser, to:

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Email: legal@salesforce.com

Facsimile: (415) 901-7054

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email: ajnussbaum@wlrk.com

            ejlee@wlrk.com

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum

                  Edward J. Lee

if to the Company, to:

MuleSoft, Inc.

77 Geary Street, Suite 400

San Francisco, California 94108

Email: rob.horton@mulesoft.com

Attention: General Counsel

with copies to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Email: mringler@wsgr.com

            dkwon@wsgr.com

Facsimile: (415) 947-2099

Attention: Michael Ringler

                 Denny Kwon

and with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, California 94304

Email: rpavri@wsgr.com

Facsimile: (650) 493-6811

Attention: Rezwan Pavri

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6. Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7. Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.9. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Purchaser and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the “Financing Parties” without the prior written consent of the Financing Entities.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SALESFORCE.COM, INC.

By	/s/ John Somorjai
	Name:	John Somorjai
	Title:	Executive Vice President, Corporate Development and Salesforce Ventures

MALBEC ACQUISITION CORP.

By	/s/ Amy Weaver
	Name:	Amy Weaver
	Title:	President

MULESOFT, INC.

By	/s/ Greg Schott
	Name:	Greg Schott
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the amended and restated bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Options, Company PSUs and Company RSUs.

“Company Equity Plans” means (i) the Company’s 2017 Equity Incentive Plan, (ii) the Company’s 2016 Equity Incentive Plan and (iii) the Company’s 2006 Stock Plan.

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“Company ESPP” means the Company’s 2017 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract between the Company or a Company Subsidiary and any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such Contract.

“Company Intellectual Property” means all Company Intellectual Property Rights and Company Technology.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or the interpretation thereof, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

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“Company Products” means any and all products and services, including Software as a service, that currently are or were during the two (2) years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary. For avoidance of doubt, Software contributed by the Company or any Company Subsidiary to a third party open source project and that the Company or the Company Subsidiary intended to be made generally available under an Open Source License shall not be considered a Company Product.

“Company PSU” means each performance share unit award granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company RSU” means each restricted stock unit award granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Technology” means all Technology owned by (or claimed to be owned by) or exclusively licensed to the Company or any Company Subsidiary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 2, 2018, between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Convertible Senior Notes” means the 0.25% convertible senior notes issued by Parent due April 1, 2018.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Cash Equivalent Consideration by (ii) the Parent Trading Price, rounded to four (4) decimal places.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of

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ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Financing Entities” shall have the meaning set forth in the definition of “Financing Parties.”

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HIPAA” shall have the meaning set forth in the definition of “Information Privacy and Security Laws.”

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), and (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Information Privacy and Security Laws” means any applicable Law issued by a Governmental Entity, all binding guidance issued by any Governmental Entity thereunder and any applicable self-regulatory guidelines

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(including PCI DSS) that the Company or a Company Subsidiary is obligated to comply with under any Law or Contract, in each case governing: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, processing, transfer, sharing and destruction of Protected Information or (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following, in each case as applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 and Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 as amended (and any European Union member states’ laws and regulations implementing them), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000 as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate their respective businesses.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means all intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) rights in inventions, discoveries, patents and patent applications, (b) rights in trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other brand, product, or service identifiers and indicia of origin, and all applications and registrations in connection therewith, (c) rights in all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings, (d) intellectual property rights in Software and any associated documentation, (e) rights in mask works and industrial designs, and all applications and registrations in connection therewith, (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data) and (g) rights of attribution and integrity and other moral rights of an author.

“Knowledge” means, as the case may be, the actual knowledge of (a) Marc Benioff, Mark Hawkins and Amy Weaver with respect to Parent or Purchaser or (b) Greg Schott, Simon Parmett, Matt Langdon, Uri Sarid, Mark Dao, Rob Horton and L. David Kingsley with respect to the Company.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or

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other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Non-Scheduled Licenses” means: (a) Contracts with customers and potential customers for the evaluation, sale, license, support or service of Company Products in the ordinary course of business consistent with past practice (other than Material Customer Agreements, Material Supplier Agreements or Material Reseller Agreements), where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the customer’s use of the Company Products, (b) standard form Contracts granting the Company or a Company Subsidiary non-exclusive rights to use off-the-shelf Technology made generally available on commercially reasonable terms (including Technology offered on a SaaS, PaaS, or IaaS or similar basis and Software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware purchased by the Company or any Company Subsidiary), (c) Open Source Licenses, (d) confidentiality agreements substantially in a form made available to Parent or entered into in the ordinary course of business consistent with past practice, (e) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the counterparty’s provision of products or services to the Company or its Subsidiaries and that are customary for the product or service provided, (f) Contracts with Parent or a Parent Subsidiary as a counterparty, (g) intellectual property assignment and confidentiality agreements with employees substantially in the form of the Company’s or its Subsidiaries’ then-current form of agreement made available to Parent and (h) agreements with suppliers other than Material Supplier Agreements and agreements with systems integrators or value-added resellers other than Material Reseller Agreements, in each case of this clause (h) that (i) are not material to the conduct of the business of the Company or any Company Subsidiary and (ii) to the Company’s Knowledge would not require disclosure under the applicable representation or warranty.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software or database licensed thereunder, that other Software or database incorporated into, derived from or distributed with, such Software or database (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which Parent and the Parent Subsidiaries operate, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or the interpretation thereof, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by Parent to meet any internal

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or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of the Company, departures of officers or employees, changes in relationships with suppliers or customers or other business relations in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Per Share Cash Equivalent Consideration” means the sum of (a) the Cash Consideration plus (b) the product obtained by multiplying (i) the Stock Consideration by (ii) the Parent Trading Price.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof, (iv) which, individually or in the aggregate together with all other Liens under this clause (iv), is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, in either case as currently conducted, or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (vi) which is imposed on the underlying fee interest in real property subject to a real property lease and (vii) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property to use products and services.

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“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws, and (c) any information that is covered by the PCI DSS.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form.

“Source Code” means computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software, in each case, which may be printed out or displayed in human readable form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

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“Superior Proposal” means a bona fide, written Acquisition Proposal (with references to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

“Takeover Statutes” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means all (a) published and unpublished works of authorship, including audiovisual works, collective works, designs, Software, compilations, databases, derivative works, literary works, logos, marks, maskworks, and sound recordings; (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (whether or not patentable); (c) information and materials that are not generally known, whether tangible or intangible, including algorithms, application program interfaces, business or technical information, concepts, customer lists, data collections, diagrams, formulae, ideas, know-how, metadata, methods, network configurations and architectures, processes, programs, protocols, prototypes, schematics, specifications, systems, techniques, trade secrets; and (d) all other forms of technology and technical and other information, and tangible and electronic embodiments thereof, regardless of form.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Warrants” means certain warrants to purchase shares of Parent Common Stock issued by Parent in March 2013 with a strike price of $90.40 per share of Parent Common Stock.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 7.7(c)
Acceptance Time	Section 1.1(f)
ACV	Section 4.19(a)
Adjusted Option	Section 3.4(b)
Adjusted RSU	Section 3.3(d)
Agreement	Annex C, Preamble
Antitrust Counsel Only Material	Section 7.2(b)
Arrangements	Section 7.13

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Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Cash Consideration	Section 1.1(a)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(a)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Company	Annex C, Preamble
Company Acquisition Agreement	Section 6.3(a)
Company Benefit Plan	Section 4.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 7.13
Company Disclosure Letter	Article IV
Company Leases	Section 4.16
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Registered Intellectual Property	Section 4.14(a)
Company SEC Documents	Section 4.5(a)
Company Stockholders	Recitals
Continuing Employees	Section 7.7(a)
Converted Shares	Section 3.1(b)
Current ESPP Offering Periods	Section 3.3(e)
DGCL	Recitals
Dissenting Shares	Section 3.3(a)
DOJ	Section 7.2(b)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(c)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Financing	Section 7.14
Financing Entities	Annex A-5
Focus Partner	Section 4.19(c)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.22
HIPAA	Annex A-6
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(d)
IP Contracts	Section 4.14(h)
Material Contract	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Reseller	Section 4.19(c)

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Material Reseller Agreement	Section 4.19(c)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Minimum Condition	Section 1.1(a)(i)
New Plans	Section 7.7(b)
OFAC	Section 4.9(e)
Offer	Recitals
Offer Consideration	Section 1.1(a)
Offer Documents	Section 1.1(g)(i)(A)
Offer to Purchase	Section 1.1(a)
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Parent	Annex C, Preamble
Parent Capitalization Date	Section 5.2(a)
Parent Common Stock	Section 1.1(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parent Permits	Section 5.9(b)
Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble
Party	Preamble
Purchaser	Annex C, Preamble
Purchaser Shares	Section 3.1(c)
Restricted Parties	Section 4.9(g)
Sarbanes-Oxley Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(g)(i)(A)
Stock Consideration	Section 1.1(a)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Tender and Support Agreements	Recitals
Termination Fee	Section 9.2(b)(i)
Tier 1 Partner	Section 4.19(c)
Transactions	Recitals
willful breach	Section 9.2(a)

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Annex B-1

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 20, 2018, is entered into by and among salesforce.com, inc., a Delaware corporation (“Parent”), Malbec Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of the number of (i) shares of Class A Common Stock and shares of Class B Common Stock (collectively “Company Common Stock”), (ii) Company Options and (iii) Company RSUs, in each case set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock, Company Options and Company RSUs set forth on Schedule A next to such Stockholder’s name, together with any shares of Company Common Stock that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by such Stockholder prior to the termination of this Agreement, including for the avoidance of doubt any shares of Company Common Stock acquired or otherwise beneficially owned by such Stockholder upon the exercise of Company Options or vesting of Company RSUs after the date hereof (collectively “After-Acquired Shares”), but excluding for the avoidance of doubt any shares of Company Common Stock upon a Permitted Transfer (as defined below) of such shares, being referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and MuleSoft, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Purchaser to commence the Offer and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving entity of the merger (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to such Stockholder’s Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1. Agreement to Tender. Subject to the terms of this Agreement, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2, each Stockholder agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares (other than (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest during the term of this Agreement) pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, promptly after the Tender Notice (as defined below), but in no event later

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than the last time at which the depositary can accept tenders prior to the expiration of the Offer, each Stockholder shall validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares free and clear of all Encumbrances except for Permitted Encumbrances, including by delivering pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) a certificate representing all such Subject Shares that are certificated or, in the case of a book-entry share of any uncertificated Subject Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and (c) all other documents or instruments reasonably required to be delivered by other Company stockholders pursuant to the terms of the Offer (it being understood that this sentence shall not apply to (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest during the term of this Agreement). Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. In the event this Agreement has been validly terminated in accordance with Section 5.2, Purchaser shall, and Parent shall cause Purchaser to, promptly return to the Stockholder all Subject Shares such Stockholder tendered in the Offer. At all times commencing with the date hereof and continuing until the valid termination of this Agreement in accordance with its terms, each Stockholder shall not tender any of such Stockholder’s Subject Shares into any tender or exchange offer commenced by a Person other than Parent, Purchaser or any other Subsidiary of Parent. For purposes hereof, a “Tender Notice” means a written notice, delivered by Parent or Purchaser to each Stockholder on the date of the expiration of the Offer (as soon as practicable following 1:00 p.m. New York City time on such expiration date but in no event later than one hour prior to the last time at which the depositary can accept tenders prior to the expiration), specifying that (i) all of the conditions to the Offer have been satisfied (or are reasonably expected to be satisfied as of the expiration of the Offer) or waived by Purchaser (to the extent permitted by the Merger Agreement) (it being understood that such written notice can only be validly delivered by Parent or Purchaser to the extent that all of the conditions to the Offer have, in fact, been satisfied (or are reasonably expected to be satisfied as of the expiration of the Offer) or otherwise waived by Purchaser (to the extent permitted by the Merger Agreement)); provided that, for purposes of the Tender Notice only, the satisfaction of the Minimum Condition shall be tested assuming that all shares of Company Common Stock to be tendered pursuant to Section 1.1 of this Agreement are tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of the Tender Notice. For the avoidance of doubt, nothing in this Section 1.1 shall obligate Parent or Purchaser to deliver a Tender Notice.

1.2. Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, for so long as this Agreement has not been validly terminated in accordance with its terms, if Parent provides at least three (3) business days written notice to such Stockholder that it has terminated, or elects not to use, the proxy granted in Section 1.3, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (B) result in any of the conditions set forth in Article VIII or Annex C of the Merger Agreement not being satisfied on or before the Outside Date; (ii) against any change in the Company Board of Directors that is not recommended by the Company Board of Directors; and (iii) against any Acquisition Proposal. Subject to the proxy granted under Section 1.3 below, each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt,

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the foregoing commitments in Sections 1.1 and 1.2 apply to any Subject Shares held by any trust, limited partnership or other entity directly or indirectly holding Subject Shares over which the applicable Stockholder exercises direct or indirect voting control.

1.3. Irrevocable Proxy. Solely with respect to the matters described in Section 1.2, for so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to all such Stockholders’ Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all such Stockholders’ Subject Shares solely on the matters described in Section 1.2, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time in its sole discretion by written notice provided to such Stockholder.

1.4. No Obligation to Exercise. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate any Stockholder to exercise any option or any other right to acquire any shares of Company Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to Parent and Purchaser, as to such Stockholder with respect to his, her or its own account and with respect to its Subject Shares, on a several basis, that:

2.1. Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations. If such Stockholder is married, and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

2.2. Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for

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compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or any of such Stockholder’s Subject Shares may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Stockholder (or if applicable, such Stockholder’s spouse) (other than one created by Parent or Purchaser) or (e) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which any of such Stockholder’s Subject Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.3. Ownership of Subject Shares; Total Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of all of such Stockholder’s Subject Shares and has good and marketable title to all of such Stockholder’s Subject Shares free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law, (iii) the Company Governing Documents, (iv) that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 13, 2015 and (v) any applicable Company Equity Plan or agreements evidencing grants thereunder ((i) through (v), collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock, Company Options and Company RSUs and any other securities of the Company beneficially owned by such Stockholder as of the date hereof.

2.4. Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares (to the extent such Subject Shares have voting rights), and full power of disposition with respect to such Subject Shares to the extent they consist of vested shares of Company Common Stock, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Encumbrance with respect to the voting of such Subject Shares, except as expressly provided herein (including the Permitted Encumbrances).

2.5. Reliance. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6. Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.7. Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent, Purchaser or the

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Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to each Stockholder that:

3.1. Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

3.2. Authority for this Agreement. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1. No Transfer; No Inconsistent Arrangements.

(a) Each Stockholder hereby agrees that, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.

(b) Except as provided hereunder (which, for clarity, includes the tendering of such Stockholder’s Subject Shares into the Offer in accordance with the terms of this Agreement and the Merger Agreement), from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer other than the Offer and, including, for the avoidance of doubt, any “Transfer” (for this purpose, as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) or other action that would cause or result in the conversion of a share of Class B Common Stock into a share of Class A Common Stock pursuant to Section IV.D.3(a), (b) or (d) or (e) of the Charter), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any legal or beneficial interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject

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Shares or (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer such Stockholder’s Subject Shares to a Permitted Transferee (as defined in the Charter), but solely if and to the extent that such Transfer would not result in the conversion under the Charter of such Subject Shares that are shares of Class B Common Stock into Class A Common Stock (any such Transfer and any Transfer as Parent may agree pursuant to Section 4.1(d) below, a “Permitted Transfer”), provided, that a Transfer described in this sentence shall be a Permitted Transfer only if (x) all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct upon such Transfer and (y) the transferee of such Subject Shares, prior to the date of such Transfer, agrees in a signed writing satisfactory to Parent (acting reasonably) to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement as a “Stockholder” for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

(c) Unless and until this Agreement shall have been validly terminated in accordance with Section 5.2, such Stockholder agrees that it shall not, and shall cause each of its controlled affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

(d) Notwithstanding Section 4.1(b), such Stockholder may make Transfers of such Stockholder’s Subject Shares as Parent may agree in writing in its sole discretion.

4.2. No Exercise of Appraisal Rights. Such Stockholder forever and irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.

4.3. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure). Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.4. Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.

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4.5. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the closing of the Merger) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.6. No Solicitation. Unless and until this Agreement shall have been validly terminated in accordance with Section 5.2 , each Stockholder shall not, and shall cause its controlled affiliates not to, and shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitute or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information regarding the Company or its Subsidiaries in connection with an actual or potential Acquisition Proposal, (iii) encourage or recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer, (v) adopt, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating an Acquisition Proposal or (vi) agree to do any of the foregoing. Each Stockholder shall, and shall cause its controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Person or groups (other than Parent, its Subsidiaries, and their respective Representatives acting on their behalf) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Section 4.6, Acquisition Proposal shall have the meaning ascribed to such term in the Merger Agreement, but shall also include any Transfer of any of such Stockholder’s Subject Shares (other than a Permitted Transfer (disregarding Section 4.1(d) for this purpose)).

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) if to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 10.4 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2. Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement or the terms of, or conditions to, the Offer, that results in (i) a change to the form of consideration or a change in the cash-stock mix to be paid in the Offer (provided that if Parent or Purchaser increases the amount of the consideration in the Offer, then the incremental amount by which the consideration is increased may be in the form of cash or stock or both at Parent or Purchaser’s election without triggering the termination of this Agreement), (ii) a decrease to the consideration in the Offer or the number of shares of Company Common Stock sought in the Offer, (iii) an extension of the Offer, other than in the manner required or permitted by the provisions of Section 1.1(e) of the Merger

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Agreement, (iv) the imposition of conditions to the Offer other than those set forth in Annex C to the Merger Agreement, or (v) an amendment or modification to any other term of or condition to the Offer (including any of the conditions set forth in Annex C of the Merger Agreement), in the case of any of clauses (i), (iii), (iv) or (v) in any manner that is adverse to the holders of Company Common Stock or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party from liability for fraud or any willful breach (as defined in the Merger Agreement) of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger are consummated.

5.5. Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Purchaser, in the case of an assignment by a Stockholder and (b) the Stockholders, in the case of an assignment by Parent or Purchaser; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7. Jurisdiction; Waiver of Jury Trial.

(a) Each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Stockholder hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and

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effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each Stockholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Stockholder irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.7(a) in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent or Purchaser to serve process in any other manner permitted by applicable Law.

(b) EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(b).

5.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

5.9. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

5.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

5.13. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement

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to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

5.14. Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform its obligations under this Agreement.

5.15. Capacity as Stockholder. Each Stockholder signs this Agreement in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

5.16. Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.17. No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.

[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

SALESFORCE.COM, INC.

By:
Name: John Somorjai
Title: Executive Vice President,
Corporate Development & Salesforce Ventures

MALBEC ACQUISITION CORP.

By:
Name: Amy Weaver
Title: President

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

LIGHTSPEED VENTURE PARTNERS SELECT, L.P.

By: Lightspeed General Partner Select, L.P.
Its: General Partner

By: Lightspeed Ultimate General Partner Select, Ltd.
Its: General Partner

By:
Name: Ravi Mhatre
Title: Director
Email: [PRIVATE EMAIL]
Address: 2200 Sand Hill Road,
Menlo Park, CA 94025

STOCKHOLDER

LIGHTSPEED VENTURE PARTNERS VII, L.P.

By: Lightspeed General Partner VII, L.P.
Its: General Partner

By: Lightspeed Ultimate General Partner VII, Ltd.
Its: General Partner

By:
Name: Ravi Mhatre
Title: Managing Director
Email: [PRIVATE EMAIL]
Address: 2200 Sand Hill Road,
Menlo Park, CA 94025

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

NEW ENTERPRISE ASSOCIATES 15, L.P.

By: NEA Partners 15, L.P.
Its: Sole General Partner

By: NEA 15 GP, LLC
Its: Sole General Partner

By:
Name: Louis Citron
Title: Chief Legal Officer
Email: [PRIVATE EMAIL]
Address: 1954 Greenspring Drive, Suite 600
Timonium, MD 21093

STOCKHOLDER

NEW ENTERPRISE ASSOCIATES 14, L.P.

By: NEA Partners 14, L.P.
Its: Sole General Partner

By: NEA 14 GP, LTD
Its: Sole General Partner

By:
Name: Louis Citron
Title: Chief Legal Officer
Email: [PRIVATE EMAIL]
Address: 1954 Greenspring Drive, Suite 600
Timonium, MD 21093

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDERS

NEA 15 OPPORTUNITY FUND, L.P.

By: NEA Partners 15-OF, L.P.
Its: Sole General Partner

By: NEA 15 GP, LLC
Its: Sole General Partner

By:
Name: Louis Citron
Title: Chief Legal Officer
Email: [PRIVATE EMAIL]
Address: 1954 Greenspring Drive, Suite 600
Timonium, MD 21093

STOCKHOLDER

NEA VENTURES 2013, L.P.

By:
Name: Louis Citron
Title: Vice-President
Email: [PRIVATE EMAIL]
Address: 1954 Greenspring Drive, Suite 600
Timonium, MD 21093

[Signature Page to Tender and Support Agreement]

Schedule A

[Schedule A to Tender and Support Agreement]

Annex B-2

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 20, 2018, is entered into by and among salesforce.com, inc., a Delaware corporation (“Parent”), Malbec Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of the number of (i) shares of Class A Common Stock and shares of Class B Common Stock (collectively “Company Common Stock”), (ii) Company Options and (iii) Company RSUs, in each case set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock, Company Options and Company RSUs set forth on Schedule A next to such Stockholder’s name, together with any shares of Company Common Stock that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by such Stockholder prior to the termination of this Agreement, including for the avoidance of doubt any shares of Company Common Stock acquired or otherwise beneficially owned by such Stockholder upon the exercise of Company Options or vesting of Company RSUs after the date hereof (collectively “After-Acquired Shares”), but excluding for the avoidance of doubt any shares of Company Common Stock upon a Permitted Transfer (as defined below) of such shares, being referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and MuleSoft, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Purchaser to commence the Offer and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving entity of the merger (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to such Stockholder’s Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1. Agreement to Tender. Subject to the terms of this Agreement, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2, each Stockholder agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares (other than (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest during the term of this Agreement) pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, promptly after the Tender Notice (as defined below), but in no event later

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than the last time at which the depositary can accept tenders prior to the expiration of the Offer, each Stockholder shall validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares free and clear of all Encumbrances except for Permitted Encumbrances, including by delivering pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) a certificate representing all such Subject Shares that are certificated or, in the case of a book-entry share of any uncertificated Subject Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and (c) all other documents or instruments reasonably required to be delivered by other Company stockholders pursuant to the terms of the Offer (it being understood that this sentence shall not apply to (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest during the term of this Agreement). Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. In the event this Agreement has been validly terminated in accordance with Section 5.2, Purchaser shall, and Parent shall cause Purchaser to, promptly return to the Stockholder all Subject Shares such Stockholder tendered in the Offer. At all times commencing with the date hereof and continuing until the valid termination of this Agreement in accordance with its terms, each Stockholder shall not tender any of such Stockholder’s Subject Shares into any tender or exchange offer commenced by a Person other than Parent, Purchaser or any other Subsidiary of Parent. For purposes hereof, a “Tender Notice” means a written notice, delivered by Parent or Purchaser to each Stockholder on the date of the expiration of the Offer (as soon as practicable following 1:00 p.m. New York City time on such expiration date but in no event later than one hour prior to the last time at which the depositary can accept tenders prior to the expiration), specifying that (i) all of the conditions to the Offer have been satisfied (or are reasonably expected to be satisfied as of the expiration of the Offer) or waived by Purchaser (to the extent permitted by the Merger Agreement) (it being understood that such written notice can only be validly delivered by Parent or Purchaser to the extent that all of the conditions to the Offer have, in fact, been satisfied (or are reasonably expected to be satisfied as of the expiration of the Offer) or otherwise waived by Purchaser (to the extent permitted by the Merger Agreement)); provided that, for purposes of the Tender Notice only, the satisfaction of the Minimum Condition shall be tested assuming that all shares of Company Common Stock to be tendered pursuant to Section 1.1 of this Agreement are tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of the Tender Notice. For the avoidance of doubt, nothing in this Section 1.1 shall obligate Parent or Purchaser to deliver a Tender Notice.

1.2. Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, for so long as this Agreement has not been validly terminated in accordance with its terms, if Parent provides at least three (3) business days written notice to such Stockholder that it has terminated, or elects not to use, the proxy granted in Section 1.3, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (B) result in any of the conditions set forth in Article VIII or Annex C of the Merger Agreement not being satisfied on or before the Outside Date; (ii) against any change in the Company Board of Directors that is not recommended by the Company Board of Directors; and (iii) against any Acquisition Proposal. Subject to the proxy granted under Section 1.3 below, each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt,

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the foregoing commitments in Sections 1.1 and 1.2 apply to any Subject Shares held by any trust, limited partnership or other entity directly or indirectly holding Subject Shares over which the applicable Stockholder exercises direct or indirect voting control.

1.3. Irrevocable Proxy. Solely with respect to the matters described in Section 1.2, for so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to all such Stockholders’ Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all such Stockholders’ Subject Shares solely on the matters described in Section 1.2, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time in its sole discretion by written notice provided to such Stockholder.

1.4. No Obligation to Exercise. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate any Stockholder to exercise any option or any other right to acquire any shares of Company Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to Parent and Purchaser, as to such Stockholder with respect to his, her or its own account and with respect to its Subject Shares, on a several basis, that:

2.1. Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations. If such Stockholder is married, and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

2.2. Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for

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compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or any of such Stockholder’s Subject Shares may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Stockholder (or if applicable, such Stockholder’s spouse) (other than one created by Parent or Purchaser) or (e) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which any of such Stockholder’s Subject Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.3. Ownership of Subject Shares; Total Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of all of such Stockholder’s Subject Shares and has good and marketable title to all of such Stockholder’s Subject Shares free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law, (iii) the Company Governing Documents, (iv) that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 13, 2015 and (v) any applicable Company Equity Plan or agreements evidencing grants thereunder ((i) through (v), collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock, Company Options and Company RSUs and any other securities of the Company beneficially owned by such Stockholder as of the date hereof.

2.4. Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares (to the extent such Subject Shares have voting rights), and full power of disposition with respect to such Subject Shares to the extent they consist of vested shares of Company Common Stock, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Encumbrance with respect to the voting of such Subject Shares, except as expressly provided herein (including the Permitted Encumbrances).

2.5. Reliance. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6. Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.7. Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent, Purchaser or the

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Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to each Stockholder that:

3.1. Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

3.2. Authority for this Agreement. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1. No Transfer; No Inconsistent Arrangements.

(a) Each Stockholder hereby agrees that, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.

(b) Except as provided hereunder (which, for clarity, includes the tendering of such Stockholder’s Subject Shares into the Offer in accordance with the terms of this Agreement and the Merger Agreement), from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer other than the Offer and, including, for the avoidance of doubt, any “Transfer” (for this purpose, as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) or other action that would cause or result in the conversion of a share of Class B Common Stock into a share of Class A Common Stock pursuant to Section IV.D.3(a), (b) or (d) or (e) of the Charter), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any legal or beneficial interest therein, (iv) grant or permit the grant of any

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proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares or (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. Notwithstanding the foregoing, (A) any Stockholder may Transfer such Stockholder’s Subject Shares to a Permitted Transferee (as defined in the Charter), but solely if and to the extent that such Transfer would not result in the conversion under the Charter of such Subject Shares that are shares of Class B Common Stock into Class A Common Stock, and (B) any Stockholder may Transfer not more than 750,000 of such Stockholder’s Subject Shares in one or more charitable contributions, but solely if and to the extent that such Transfer occurs not more than 10 business days prior to the initial expiration of the Offer (any such Transfer described in clauses (A) or (B) above and any Transfer as Parent may agree pursuant to Section 4.1(d) below, a “Permitted Transfer”), provided, that a Transfer described in this sentence shall be a Permitted Transfer only if (x) all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct upon such Transfer and (y) the transferee of such Subject Shares, prior to the date of such Transfer, agrees in a signed writing satisfactory to Parent (acting reasonably) to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement as a “Stockholder” for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

(c) Unless and until this Agreement shall have been validly terminated in accordance with Section 5.2, such Stockholder agrees that it shall not, and shall cause each of its controlled affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

(d) Notwithstanding Section 4.1(b), such Stockholder may make Transfers of such Stockholder’s Subject Shares as Parent may agree in writing in its sole discretion.

4.2. No Exercise of Appraisal Rights. Such Stockholder forever and irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.

4.3. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure). Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

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4.4. Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.5. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the closing of the Merger) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.6. No Solicitation. Unless and until this Agreement shall have been validly terminated in accordance with Section 5.2 , each Stockholder shall not, and shall cause its controlled affiliates not to, and shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitute or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information regarding the Company or its Subsidiaries in connection with an actual or potential Acquisition Proposal, (iii) encourage or recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer, (v) adopt, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating an Acquisition Proposal or (vi) agree to do any of the foregoing. Each Stockholder shall, and shall cause its controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Person or groups (other than Parent, its Subsidiaries, and their respective Representatives acting on their behalf) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Section 4.6, Acquisition Proposal shall have the meaning ascribed to such term in the Merger Agreement, but shall also include any Transfer of any of such Stockholder’s Subject Shares (other than a Permitted Transfer (disregarding Section 4.1(d) for this purpose)).

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) if to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 10.4 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2. Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement or the terms of, or conditions to, the Offer, that results in (i) a change to the form of consideration or a change in the cash-stock mix to be paid in the Offer (provided that if Parent or Purchaser increases the amount of the consideration in the Offer, then the

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incremental amount by which the consideration is increased may be in the form of cash or stock or both at Parent or Purchaser’s election without triggering the termination of this Agreement), (ii) a decrease to the consideration in the Offer or the number of shares of Company Common Stock sought in the Offer, (iii) an extension of the Offer, other than in the manner required or permitted by the provisions of Section 1.1(e) of the Merger Agreement, (iv) the imposition of conditions to the Offer other than those set forth in Annex C to the Merger Agreement, or (v) an amendment or modification to any other term of or condition to the Offer (including any of the conditions set forth in Annex C of the Merger Agreement), in the case of any of clauses (i), (iii), (iv) or (v) in any manner that is adverse to the holders of Company Common Stock or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party from liability for fraud or any willful breach (as defined in the Merger Agreement) of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger are consummated.

5.5. Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Purchaser, in the case of an assignment by a Stockholder and (b) the Stockholders, in the case of an assignment by Parent or Purchaser; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7. Jurisdiction; Waiver of Jury Trial.

(a) Each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Stockholder hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of

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America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each Stockholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Stockholder irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.7(a) in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent or Purchaser to serve process in any other manner permitted by applicable Law.

(b) EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(b).

5.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

5.9. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

5.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

5.13. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

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The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

5.14. Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform its obligations under this Agreement.

5.15. Capacity as Stockholder. Each Stockholder signs this Agreement in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

5.16. Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.17. No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.

[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

SALESFORCE.COM, INC.

By:
Name: John Somorjai
Title: Executive Vice President, Corporate Development & Salesforce Ventures

MALBEC ACQUISITION CORP.

By:
Name: Amy Weaver
Title: President

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

SIMON PARMETT

By:
	Name:	Simon Parmett
	Email:	[PRIVATE EMAIL]
	Address:	[PRIVATE ADDRESS]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

GREGORY SCHOTT

By:
Name: Gregory Schott
Email: [PRIVATE EMAIL]
Address: [PRIVATE ADDRESS]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

ROBERT HORTON

By:
Name: Robert Horton
Email: [PRIVATE EMAIL]
Address: [PRIVATE ADDRESS]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

MATTHEW LANGDON

By:
Name: Matthew Langdon
Email: [PRIVATE EMAIL]
Address: [PRIVATE ADDRESS]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

ROSS MASON

By:
Name: Ross Mason
Email: [PRIVATE EMAIL]
Address: [PRIVATE ADDRESS]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

ANN WINBLAD

By:
Name: Ann Winblad
Email: [PRIVATE EMAIL]
Address: [PRIVATE ADDRESS]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

LITTLE FAMILY 1995 TR

By:
Name: Gary Little
Title: Trustee
Email: [PRIVATE EMAIL]
Address: [PRIVATE ADDRESS]

By:
Name: Leslie Little
Title: Trustee
Email: [PRIVATE EMAIL]
Address: [PRIVATE ADDRESS]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

RAVI MHATRE

By:
Name: Ravi Mhatre
Email: [PRIVATE EMAIL]
Address: C/O Lightspeed Venture Partners
2200 Sand Hill Road
Menlo Park, CA 94025

STOCKHOLDER MHATRE INVESTMENTS LP-FUND 4

By:
Name: Ravi Mhatre
Email: [PRIVATE EMAIL]
	Address:	2200 Sand Hill Road
Menlo Park, CA 94025

[Signature Page to Tender and Support Agreement]

Schedule A

[Schedule A to Tender and Support Agreement]

Annex C

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger, dated as of March 20, 2018 (the “Agreement”) by and among salesforce.com, inc., a Delaware corporation (“Parent”), Malbec Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Purchaser”), and MuleSoft, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex C shall have the respective meanings ascribed thereto in the Agreement), and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(A) the Minimum Condition shall not have been satisfied;

(B) any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall not have expired or been terminated;

(C) any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(D) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order;

(E) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 7.12); or

(F) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) (A) the representations and warranties of the Company set forth in Section 4.1(a) (other than the second sentence thereof), the first sentence of Section 4.1(c), Section 4.3, Section 4.22, Section 4.23 or Section 4.25 shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(c), Section 4.2(d) or Section 4.2(e) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 4.8(a) shall not be true and correct in all respects; or (D) the other representations and warranties of the Company set forth in this Agreement (without

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giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(2) the Company shall not have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer;

(3) a Company Material Adverse Effect shall have occurred since the date of the Agreement and be continuing;

(4) Parent and Purchaser shall have failed to receive from the Company a certificate, dated the date of the expiration of the Offer and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred; or

(5) the Agreement shall have been terminated in accordance with its terms.

Except as expressly set forth in the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

[Letterhead of Goldman Sachs & Co. LLC]

PERSONAL AND CONFIDENTIAL

March 20, 2018

Board of Directors

MuleSoft, Inc.

77 Geary Street, Suite 400

San Francisco, CA 94108

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Salesforce.com, Inc. (“Buyer”) and its affiliates) of all of the outstanding shares of Class A common stock, $0.000025 par value per share (the “Class A Shares”), and Class B common stock, $0.000025 par value per share (the “Class B Shares”, and together with the Class A Shares, the “Shares”), of MuleSoft, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of March 20, 2018, by and among the Company, Malbec Acquisition Corp., a wholly owned subsidiary of Buyer (“Acquisition Sub”), and Buyer (the “Agreement”). The Agreement provides for an exchange offer for all of the Shares (the “Exchange Offer”) pursuant to which Acquisition Sub will exchange $36.00 in cash (the “Cash Consideration”) and 0.0711 of a share of common stock, par value $0.001 per share (the “Buyer Common Stock) of Buyer (the “Stock Consideration”; together with the Cash Consideration, the (“Consideration”)) for each Share accepted. The Agreement further provides that, following completion of the Exchange Offer, Acquisition Sub will merge with and into the Company (the “Merger”) and each outstanding Share (other than Shares already owned by Buyer or Acquisition Sub, owned or held in treasury by the Company or held by a holder who has not tendered in the Exchange Offer and has properly exercised appraisal rights in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware) will be converted into the Consideration.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Buyer, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as an underwriter on the Company’s initial public offering in March 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Buyer, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Buyer for the three fiscal years ended December 31, 2017 and five fiscal years ended January 31, 2018, respectively; the Company’s Registration

Statement on Form S-1, including the Company’s prospectus contained therein, dated March 16, 2017; certain

Board of Directors

MuleSoft, Inc.

March 20, 2018

Page Two

other communications from the Company and Buyer to their respective stockholders; certain publicly available research analyst reports for the Company and Buyer; certain internal financial analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for Buyer prepared by its management, in each case as approved for our use by the Company (the “Forecasts”); and certain analyses prepared by the management of the Company related to the expected utilization of certain net operating loss carryforwards, as approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior managements of the Company and Buyer regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Buyer; reviewed the reported price and trading activity for the Class A Shares and shares of Buyer Common Stock; compared certain financial and stock market information for the Company and Buyer with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Buyer or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Buyer or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Buyer and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the allocation of the consideration payable pursuant to the Agreement, including among the holders of Class A Shares and Class B Shares, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Buyer and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Buyer Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of

Board of Directors

MuleSoft, Inc.

March 20, 2018

Page Three

the Company or Buyer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Exchange Offer. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Buyer and its affiliates) of Shares taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C

DIRECTORS AND EXECUTIVE OFFICERS OF SALESFORCE AND THE OFFEROR

Directors and Executive Officers of Salesforce

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Salesforce and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and executive officer is c/o salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, CA 94105. Unless otherwise indicated below, the current business telephone number of each director and executive officer is (415) 901-7000.

During the past five years, none of the directors and executive officers of Salesforce or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each such person listed below is a citizen of the United States, except that Alexandre Dayon is also a citizen of France.

Directors and Executive Officers of Salesforce:

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Marc Benioff (53)	Chief Executive Officer and Chairman of the Board of Directors	Marc Benioff is Chairman, Chief Executive Officer and co-founder of Salesforce and a pioneer of cloud computing. Under Mr. Benioff’s leadership, Salesforce has become the fastest-growing top-five enterprise software company and the #1 CRM provider globally. Mr. Benioff was named Innovator of the Decade by Forbes, ranked #3 on Fortune’s 2017 “Best Businessperson of the Year” list, and recognized as one of the World’s 50 Greatest Leaders by Fortune and 20 Best- Performing CEOs by Harvard Business Review. A member of the World Economic Forum (“WEF”) Board of Trustees, Mr. Benioff serves as the inaugural Chair of WEF’s Forum Center for the Fourth Industrial Revolution in San Francisco. Mr. Benioff also serves as Chair of Salesforce.org. Mr. Benioff served as a director of Cisco Systems, Inc. from 2012 to 2014. Mr. Benioff received a B.S. in Business Administration from the University of Southern California, where he is on its Board of Trustees.

Parker Harris (51)	Co-Founder and Chief Technology Officer	Parker Harris has served as Salesforce’s Co-Founder and Chief Technology Officer since September 2016. Mr. Harris co-founded Salesforce in February 1999 and has served in senior technical positions since inception. From December 2004 to February 2013, Mr. Harris served as Salesforce’s Executive Vice President, Technology. Prior to Salesforce, Mr. Harris was a Vice President at Left Coast Software, a Java consulting firm

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
he co-founded, from October 1996 to February 1999. Mr. Harris received a B.A. from Middlebury College.

Keith Block (57)	Vice Chairman, President and Chief Operating Officer	Keith Block has served as Salesforce’s Vice Chairman, President and as a member of the Salesforce board of directors since joining Salesforce in June 2013, and has additionally served as Salesforce’s Chief Operating Officer since February 2016. Prior to that, Mr. Block was employed at Oracle Corporation from 1986 to June 2012 where he held a number of positions, most recently Executive Vice President, North America. Mr. Block currently serves on the World Economic Forum’s Information Technology Community as a Governor, the Board of Trustees for Carnegie-Mellon University, the President’s Advisory Council at Carnegie-Mellon University Heinz Graduate School and the Board of Trustees at the Concord Museum. Mr. Block received both a B.S. in Information Systems and an M.S. in Management & Policy Analysis from Carnegie-Mellon University.

Alexandre Dayon (50)	President and Chief Strategy Officer	Alexandre Dayon has served as Salesforce’s President and Chief Strategy Officer since November 2017. Prior to that, he served as Salesforce’s President and Chief Product Officer since February 2016, President, Products from March 2014 to February 2016, President, Applications and Platform from December 2012 to March 2014, Executive Vice President, Applications from September 2011 to December 2012, Executive Vice President, Product Management from February 2010 to December 2012, and Senior Vice President, Product Management from September 2008 to January 2010. Mr. Dayon joined Salesforce through the acquisition of InStranet, a leading knowledge- based company, where he was a founder and served as CEO. Prior to InStranet, Mr. Dayon was a founding member of Business Objects SA where he led the product group for more than 10 years. Mr. Dayon, who holds several patents, is focused on creating business value out of technology disruption. Mr. Dayon holds a master’s degree in electrical engineering from Ecole Supérieure d’Electricité (SUPELEC) in France.

Mark Hawkins (58)	President and Chief Financial Officer	Mark Hawkins has served as Salesforce’s President and Chief Financial Officer and Principal Financial Officer since August 2017. Prior to that, he served as Salesforce’s Chief Financial Officer, Principal Financial Officer and Executive Vice President since August 2014. Prior to Salesforce, Mr. Hawkins served as Executive Vice President and Chief Financial Officer and principal financial officer for Autodesk, Inc., a design software and services company, from April 2009 to July 2014. From

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
April 2006 to April 2009, Mr. Hawkins served as Senior Vice President, Finance and Information Technology, and Chief Financial Officer of Logitech International S.A. Previously, Mr. Hawkins held various finance and business-management roles with Dell Inc. and Hewlett-Packard Company. Mr. Hawkins currently serves as a director of Plex Systems, Inc., where he is the Chairman of the Audit Committee, and SecureWorks, Inc., where he is also a member of the Compensation Committee and the Chairman of the Audit Committee. Mr. Hawkins also served on the Board of Directors of BMC Software, Inc. from May 2010 through September 2013, at which time BMC was taken private. Mr. Hawkins holds a B.A. in Operations Management from Michigan State University and an M.B.A. in Finance from the University of Colorado. He also completed the Advanced Management Program at Harvard Business School.

Maria Martinez (60)	President, Global Customer Success and Latin America	Maria Martinez served as Salesforce’s President, Global Customer Success and Latin America from March 2017 until April 6, 2018. Prior to that, she served as Salesforce’s President, Customer Success and Latin America since March 2016, President, Sales and Customer Success from February 2013 to March 2016, Executive Vice President, Chief Growth Officer from February 2012 to February 2013 and Executive Vice President, Customers for Life from February 2010 to February 2012. Prior to Salesforce, Ms. Martinez was at Microsoft Corporation and served as its Corporate Vice President of Worldwide Services. In addition to Microsoft, she was president and CEO of Embrace Networks, and also held senior leadership roles at Motorola, Inc. and AT&T Inc. / Bell Laboratories. Ms. Martinez currently serves as a director of Plantronics, Inc., where she is also a member of the Nominating and Corporate Governance Committee and the Strategy Committee. Ms. Martinez received a B.S. in Electrical Engineering from the University of Puerto Rico and an M.S. in Computer Engineering from Ohio State University.

Cindy Robbins (45)	President and Chief People Officer	Cindy Robbins has served as Salesforce’s President, Chief People Officer since August 2017. Prior to that, she served as Salesforce’s Executive Vice President, Global Employee Success since July 2015, Senior Vice President, Global Employee Success from October 2014 to June 2015 and Vice President, Global Employee Success from November 2013 to September 2014. Prior to that, Ms. Robbins held various other positions in Executive Recruiting, Sales and Marketing at Salesforce since 2006. Ms. Robbins holds a B.S. in Political Science from Santa Clara University.

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Bret Taylor (37)	President and Chief Product Officer	Bret Taylor has served as Salesforce’s President and Chief Product Officer since November 2017. Prior to that, he served as Salesforce’s President, Quip since August 2016. Mr. Taylor joined Salesforce through the acquisition of Quip, Inc., where he was a co-founder and served as CEO since September 2012. Previously, Mr. Taylor served as Chief Technology Officer of Facebook, Inc. from August 2009 to July 2012 and Chief Executive Officer of FriendFeed, Inc., a social network, from October 2007 to August 2009. From June 2007 to September 2007, Mr. Taylor served as an entrepreneur-in-residence at Benchmark, a venture capital firm. Prior to June 2007, Mr. Taylor served as Group Product Manager at Google Inc. Mr. Taylor currently serves as a director of Twitter, Inc., where he is also a member of the Compensation Committee. He has also served on the Board of Directors of TASER International, Inc., a protection technologies company, since June 2014. Mr. Taylor holds a B.S. and an M.S. in Computer Science from Stanford University.

Amy E. Weaver (51)	President, Legal and General Counsel	Amy E. Weaver has served as Salesforce’s President, Legal and General Counsel since February 2017. Prior to that, she served as Salesforce’s Executive Vice President and General Counsel since July 2015 and Salesforce’s Senior Vice President and General Counsel from October 2013 to July 2015. Prior to Salesforce, Ms. Weaver served as Executive Vice President and General Counsel at Univar Inc. from December 2010 to June 2013. Previously, Ms. Weaver was Senior Vice President and Deputy General Counsel at Expedia, Inc. and before that she practiced law at Cravath, Swaine & Moore LLP and Perkins Coie LLP. Ms. Weaver also served as a clerk on the U.S. Court of Appeals, Ninth Circuit and as a legislative assistant to a member of the Hong Kong Legislative Council. Ms. Weaver holds a B.A. in Political Science from Wellesley College and a J.D. from Harvard Law School.

Craig Conway, (63)	Director	Craig Conway has served as a director of Salesforce since October 2005. Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from 1996 to 1999 and TGV Software from 1993 to 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies, including Executive Vice President at Oracle Corporation. Mr. Conway currently serves as a director of Guidewire Software, Inc. and Nutanix, Inc. During the past five

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
years, Mr. Conway also served as a director of Advanced Micro Devices, Inc. Mr. Conway received a B.S. in computer science and mathematics from the State University of New York at Brockport.

Alan Hassenfeld (69)	Director	Alan Hassenfeld has served as a director of Salesforce since December 2003. Mr. Hassenfeld has been a director of Hasbro, Inc., a provider of children’s and family entertainment products, since 1978. He served as its Chairman from 1989 to 2008, and also served as its Chairman and Chief Executive Officer from 1989 to 2003. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. During the past five years, Mr. Hassenfeld also served as a director of Global Cornerstone Holdings Limited. He also serves as a director of Salesforce.org, a non-profit public benefit corporation. Mr. Hassenfeld received a B.A. from the University of Pennsylvania.

Neelie Kroes (76)	Director	Neelie Kroes has served as a director of Salesforce since May 2016. Ms. Kroes is the former Vice President of the European Commission, European Commissioner for Competition and European Commission for Digital Agenda. Ms. Kroes served as Commissioner for Competition from 2004 to 2010 and as Vice President and Commissioner for Digital Economy and Society from 2010 to 2014. Prior to joining the European Commission, Ms. Kroes served in the Dutch House of Representatives and as State Secretary and Cabinet Minister. She is currently a member of the Global Policy Advisory Board of Uber Technologies Inc. She is also a member of the Advisory Board of Bank of America Merrill Lynch and a member of the Finance Committee of Rijksmuseum Fonds (Amsterdam). Ms. Kroes previously served on the boards of Lucent Netherlands, AB Volvo and McDonald’s Netherlands and was chairperson of Nyenrode University. Ms. Kroes received her M.S. in Economics from Erasmus University.

General Colin Powell (80)	Director	General Colin Powell has served as a director of Salesforce since March 2014. General Powell is a retired four-star general and served for 35 years in the United States Army. He has served as U.S. National Security Advisor, Commander of the U.S. Army Forces Command, Chairman of the Joint Chiefs of Staff and was the 65th Secretary of State of the United States. General Powell is a member of the Board of Directors of the Council on Foreign Relations, the Chair of the Board of Visitors of the Colin Powell School for Civic and Global Leadership at the City College of New York and the Founder and Chairman Emeritus of the America’s Promise Alliance. Since 2005, General Powell has served

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
as a strategic limited partner at Kleiner Perkins Caufield & Byers, a venture capital firm. General Powell received a B.S. from the City College of New York and an M.B.A. from The George Washington University.

Sanford Robertson (86)	Lead Independent Director	Sanford Robertson has served as a director of Salesforce since October 2003. Mr. Robertson has been an active technology investor and advisor to several technology companies. He is a principal of Francisco Partners, a technology buyout fund. Prior to founding Francisco Partners in 1999, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson currently serves as a director of Pain Therapeutics, Inc. and RPX Corporation, and in the past five years, served as a director of Dolby Laboratories, Inc. Mr. Robertson received a B.B.A. and an M.B.A. from the University of Michigan.

John V. Roos (63)	Director	John V. Roos has served as a director of Salesforce since September 2013. He served as the U.S. Ambassador to Japan from 2009 to 2013. Ambassador Roos currently serves as Founder and General Partner of Geodesic Capital, a mid-late stage venture capital firm. Since April 2014, Ambassador Roos has also served as Senior Advisor to Centerview Partners, an international investment banking advisory firm, and since October 2013, he has served on the global advisory board of Mitsubishi UFJ Financial Group, a Japanese banking and financial network. Since January 2016, Ambassador Roos has served as Chairman of the Toyota Research Institute Advisory Board. From 1985 to 2009, Ambassador Roos practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, P.C., where he most recently served as Chief Executive Officer. Ambassador Roos also serves on the Board of Sony Corporation and the Board of the Maureen and Mike Mansfield Foundation. Ambassador Roos received an A.B. in Political Science and a J.D. from Stanford University.

Robin L. Washington (55)	Director	Robin Washington has served as a director of Salesforce since September 2013. Ms. Washington has served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., a biopharmaceutical company, since February 2014. She joined Gilead as Senior Vice President and Chief Financial Officer in 2008. From 2006 to 2007, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company. Prior to Hyperion, Ms. Washington served in a

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
number of executive positions with PeopleSoft, Inc., a provider of enterprise application software. Ms. Washington currently serves as a director of Honeywell International, Inc. During the past five years, Ms. Washington has served as a director of MIPS Technology, Inc. Ms. Washington is a certified public accountant and received a B.A. in Business Administration from the University of Michigan and an M.B.A. from Pepperdine University.

Bernard J. Tyson (59)	Director	Bernard J. Tyson has served as a director of Salesforce since October 2017. Mr. Tyson serves as Chairman (since 2014) and Chief Executive Officer (since 2013) of Kaiser Foundation Health Plan, Inc. and Hospitals, also known as Kaiser Permanente, a leading integrated health care provider and not-for-profit health plan. In his 33 years with Kaiser Permanente, Mr. Tyson has served in roles ranging from hospital administrator to division president to President and Chief Operating Officer. Mr. Tyson also serves as Vice Chair of America’s Health Insurance Plans, Deputy Chairman of the International Federation of Health Plans and Steward of the World Economic Forum’s Global Challenge on the Future of Health. He also serves on the board of the American Heart Association and is Chair of the Bay Area Council. Mr. Tyson received a B.S. in Health Service Management and an M.B.A. in Health Service Administration from Golden Gate University.

Maynard Webb (62)	Director	Maynard Webb has served as a director of Salesforce since September 2006. Mr. Webb is the founder of Webb Investment Network, an early stage venture capital firm he started in 2010. From 2006 to 2011, Mr. Webb served as Chief Executive Officer of LiveOps, Inc., a provider of on-demand call center solutions. From 2002 to 2006, Mr. Webb served as Chief Operating Officer of eBay Inc., an online global marketplace. From 1999 to 2002, Mr. Webb served as President of eBay Technologies. Prior to that, Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb currently serves as a director of Visa Inc. During the past five years, Mr. Webb also served as a director of Yahoo! Inc., where he previously served as Chairman of the board. Mr. Webb received a B.A.A. from Florida Atlantic University.

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Susan Wojcicki, (49)	Director	Susan Wojcicki has served as a director of Salesforce since December 2014. Ms. Wojcicki has served as Chief Executive Officer of YouTube, a digital video platform and subsidiary of Alphabet Inc. (previously Google Inc.), since February 2014. She joined Google as its marketing manager in 1999, and after serving in various positions in marketing, from April 2011 to January 2014, Ms. Wojcicki served as Google’s Senior Vice President of Advertising & Commerce. Prior to joining Google, she worked at Intel and served as a management consultant at both Bain & Company and R.B. Webber & Company. Ms. Wojcicki received an A.B. in History and Literature from Harvard University, an M.S. in Economics from the University of California, Santa Cruz and an M.B.A. from the University of California, Los Angeles.

Directors and Executive Officers of the Offeror:

Name	Title	Present Principal Occupation and Employment for Past Five Years
Amy E. Weaver (51)	Director and President	Amy E. Weaver serves as the President and Director of Malbec Acquisition Corp. and has served as Salesforce’s President, Legal and General Counsel since February 2017. Prior to that, she served as Salesforce’s Executive Vice President and General Counsel since July 2015 and Salesforce’s Senior Vice President and General Counsel from October 2013 to July 2015. Prior to Salesforce, Ms. Weaver served as Executive Vice President and General Counsel at Univar Inc. from December 2010 to June 2013. Previously, Ms. Weaver was Senior Vice President and Deputy General Counsel at Expedia, Inc. and before that she practiced law at Cravath, Swaine & Moore LLP and Perkins Coie LLP. Ms. Weaver also served as a clerk on the U.S. Court of Appeals, Ninth Circuit and as a legislative assistant to a member of the Hong Kong Legislative Council. Ms. Weaver holds a B.A. in Political Science from Wellesley College and a J.D. from Harvard Law School.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Salesforce is incorporated in the State of Delaware. Section 102(b)(7) of the DGCL authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.

As permitted by the statute, Salesforce has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to Salesforce and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of certain other entities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that with respect to proceedings by or in the right of a corporation to procure a judgment in its favor, (a) a corporation may only indemnify such a person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery, or such other court, shall deem proper. The Salesforce bylaws provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law.

Salesforce’s bylaws also empower Salesforce to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Salesforce has entered into agreements with its directors and its executive officers that require Salesforce to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Salesforce or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. Salesforce intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Provided Herewith	Form	Incorporated by Reference
				SEC File No.	Exhibit	Filing Date

1.1	Underwriting Agreement, dated April 5, 2018, among salesforce.com inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (acting as Representatives of the several Underwriters named in Schedule A thereto)		8-K	001-32224	1.1	4/11/2018

2.1	Agreement and Plan of Merger, dated as of March 20, 2018, by and among salesforce.com, inc., Malbec Acquisition Corp. and MuleSoft, Inc.		8-K	001-32224	2.1	3/21/2018

3.1	Amended and Restated Certificate of Incorporation of salesforce.com, inc.		8-K	001-32224	3.1	6/3/2016

3.2	Amended and Restated Bylaws of salesforce.com, inc.		8-K	001-32224	3.2	3/21/2016

4.1	Specimen Common Stock Certificate		S-1/A	333-111289	4.2	4/20/2004

4.2	Indenture dated March 18, 2013 between salesforce.com, inc. and U.S. Bank National Association including the form of 0.25% Convertible Senior Notes due 2018 therein		8-K	001-32224	4.1	3/18/2013

4.3	Indenture, dated as of April 11, 2018, by and between salesforce.com, inc. and U.S. Bank National Association, as trustee		8-K	001-32224	4.1	4/11/2018

4.4	First Supplemental Indenture, dated as of April 11, 2018, to the Indenture dated as of April 11, 2018, by and between salesforce.com, inc. and U.S. Bank National Association, as trustee (including forms of notes)		8-K	001-32224	4.2	4/11/2018

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered		S-4	333-224067	5.1	4/2/2018

10.1	Form of Indemnification Agreement between salesforce.com, inc. and its officers and directors		S-1/A	333-111289	10.1	4/20/2004

10.2	Amended and Restated 2013 Equity Incentive Plan		8-K	001-32224	10.1	6/7/2017

10.3	Amended and Restated 2004 Employee Stock Purchase Plan		8-K	001-32224	10.2	6/7/2017

Exhibit No.	Exhibit Description	Provided Herewith	Form	Incorporated by Reference
				SEC File No.	Exhibit	Filing Date

10.4	MetaMind, Inc. 2014 Stock Incentive Plan		S-8	333-211510	4.1	5/20/2016

10.5	2014 Inducement Equity Incentive Plan, as amended		S-8	333-213685	4.3	9/16/2016

10.6	Related forms of equity agreements under the Amended and Restated 2014 Inducement Equity Incentive Plan		10-Q	001-32224	10.4	8/25/2017

10.7	Related forms of equity agreements under the Amended and Restated 2013 Equity Incentive Plan		10-Q	001-32224	10.5	8/25/2017

10.8	Related forms of equity agreements under the Amended and Restated 2004 Employee Stock Purchase Plan		10-Q	001-32224	10.6	8/25/2017

10.9	Kokua Bonus Plan, as amended and restated December 5, 2014, effective February 1, 2015		10-K	001-32224	10.7	3/6/2015

10.10	Resource Sharing Agreement, dated August 1, 2015, by and between salesforce.com, inc., the salesforce.com foundation, and Salesforce.org		10-Q	001-32224	10.5	8/25/2015

10.11	Reseller Agreement, dated August 1, 2015, between salesforce.com, inc. and Salesforce.org		10-Q	001-32224	10.4	8/25/2015

10.12	Amendment to Reseller Agreement, dated October 13, 2015, between salesforce.com, inc. and Salesforce.org		10-Q	001-32224	10.1	11/20/2015

10.13	Amendment to Reseller Agreement, dated May 1, 2017, between salesforce.com, inc. and Salesforce.org		10-Q	001-32224	10.1	8/25/2017

10.14	Form of Sub-Reseller Agreement to Reseller Agreement between salesforce.com, inc. and Salesforce.org		10-Q	001-32224	10.1	11/22/2017

10.15	Form of Offer Letter for Executive Officers and schedule of omitted details thereto		10-K	001-32224	10.11	3/9/2012

10.16	Employment Offer Letter, dated May 2, 2013 between salesforce.com, inc. and Keith Block		8-K	001-32224	10.1	6/11/2013

10.17	Employment Offer Letter, dated June 11, 2014, between salesforce.com, inc. and Mark Hawkins		8-K	001-32224	10.1	6/30/2014

10.18	Form of Change of Control and Retention Agreement as entered into with Marc Benioff		10-K	001-32224	10.13	3/9/2009

10.19	Form of Change of Control and Retention Agreement as entered into with non-CEO Executive Officers		10-K	001-32224	10.14	3/9/2009

Exhibit No.	Exhibit Description	Provided Herewith	Form	Incorporated by Reference
				SEC File No.	Exhibit	Filing Date

10.20	Form of Performance-Based Restricted Stock Unit Agreement for Executive Officers		10-K	001-32224	10.17	3/6/2017

10.21	Form of Convertible Bond Hedge Confirmation		8-K	001-32224	10.2	3/18/2013

10.22	Form of Warrant Confirmation		8-K	001-32224	10.3	3/18/2013

10.23	Office Lease dated as of April 10, 2014 by and between salesforce.com, inc. and Transbay Tower LLC		10-Q	001-32224	10.2	5/30/2014

10.24	Purchase and Sale Agreement, dated November 10, 2014, between salesforce.com, inc. and 50 Fremont Tower, LLC		10-Q	001-32224	10.2	11/26/2014

10.25	Credit Agreement, dated as of July 7, 2016, by and among salesforce.com, inc., the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent		8-K	001-32224	10.1	7/11/2016

10.26	Amended and Restated Credit Agreement, dated as of July 7, 2016, by and among salesforce.com, inc., the subsidiaries of the Company party thereto as guarantors, the lenders from time to time thereto and Wells Fargo Bank, N.A., as Administrative Agent		8-K	001-32224	10.2	7/11/2016

10.27	Tender and Support Agreement, dated as of March 20, 2018, by and among salesforce.com, inc., Malbec Acquisition Corp. and Lightspeed Venture Partners Select, L.P., Lightspeed Venture Partners VII, L.P., New Enterprise Associates 15, L.P., New Enterprise Associates 14, L.P., NEA 15 Opportunities Fund, L.P. and NEA Ventures 2013, L.P.		8-K	001-32224	10.1	3/21/2018

10.28	Tender and Support Agreement, dated as of March 20, 2018, by and among salesforce.com, inc., Malbec Acquisition Corp. and Matthew Langdon, Ann Winbald, Gregory Schott, Little Family 1995 TR, Ravi Mhatre, Mhatre Investments LP-Fund 4, Simon Parmett, Robert Horton and Ross Mason.		8-K	001-32224	10.2	3/21/2018

12.1	Computation of Ratio of Earnings to Fixed Charges		10-K	001-32224	12.1	3/9/2018

21.1	List of Subsidiaries		10-K	001-32224	21.1	3/9/2018

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of KPMG LLP	X

Exhibit No.	Exhibit Description	Provided Herewith	Form	Incorporated by Reference
				SEC File No.	Exhibit	Filing Date

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)		S-4	333-224067	23.3	4/2/2018

99.1	Consent of Goldman Sachs & Co. LLC	X

99.2	Form of Letter of Transmittal		S-4	333-224067	99.2	4/2/2018

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees		S-4	333-224067	99.3	4/2/2018

99.4	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees		S-4	333-224067	99.4	4/2/2018

99.5	Confidentiality Agreement, dated March 2, 2018, by and between salesforce.com, inc. and MuleSoft, Inc.		S-4	333-224067	99.5	4/2/2018

99.6	Exclusivity Agreement, dated March 8, 2018, by and between salesforce.com, inc. and MuleSoft, Inc.		S-4	333-224067	99.6	4/2/2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 23, 2018.

SALESFORCE.COM, INC.

By:	/s/ Mark J. Hawkins
Name:	Mark J. Hawkins
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on April 23, 2018.

Signature	Title

* Marc Benioff	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

* Mark J. Hawkins	President and Chief Financial Officer (Principal Financial Officer)

* Joe Allanson	Executive Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)

* Keith Block	Vice Chairman, President and Chief Operating Officer, Director

* Craig Conway	Director

* Alan Hassenfeld	Director

* Neelie Kroes	Director

Signature	Title

* Colin Powell	Director

* Sanford R. Robertson	Director

* John V. Roos	Director

* Bernard J. Tyson	Director

* Robin L. Washington	Director

* Maynard Webb	Director

* Susan Wojcicki	Director

/s/ Mark J. Hawkins Mark J. Hawkins, Attorney-in-fact